UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under Rule 14a-12

EXCELLIGENCE LEARNING CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, par value $0.01, of Excelligence Learning Corporation

(2)	Aggregate number of securities to which transaction applies:

9,055,935 shares of common stock

719,697 options to purchase shares of common stock with an exercise price of less than $13.00

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee is determined based upon the sum of (a) $13.00 per share of Excelligence common stock; and (b) $13.00 minus the weighted average exercise price of $2.53 per share of outstanding options to purchase Excelligence common stock.

(4)	Proposed maximum aggregate value of transaction:

$125.27 million

(5)	Total fee paid:

$13,404

☒	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Dear Stockholder:

You are cordially invited to attend a special meeting of the stockholders of Excelligence Learning Corporation, which will be held at Embassy Suites Hotel, 1441 Canyon Del Rey Boulevard, Seaside, California 93955 on November 29, 2006 beginning at 9:00 a.m., local time.

On July 19, 2006, Excelligence and affiliates of Thoma Cressey Equity Partners Inc. entered into a merger agreement pursuant to which Excelligence agreed to be acquired by an affiliate of Thoma Cressey for an aggregate purchase price of approximately $125.0 million. Certain other transactions have been entered into in connection with the merger agreement through which, among other things, I will retain a continuing ownership interest in the surviving company. Under the terms of the agreement, holders of Excelligence common stock will be entitled to receive $13.00 per share in cash upon closing of the merger. Shares owned by Excelligence or affiliates of Thoma Cressey, including shares that I will contribute to ELC Holdings Corporation, an affiliate of Thoma Cressey, prior to the merger, will be cancelled without any payment in the merger. A copy of the merger agreement is attached as Annex A to this proxy statement, and you are encouraged to read it in its entirety. At the special meeting, we will ask you to consider and vote on a proposal to adopt the merger agreement. If the merger is completed, we will no longer be a publicly traded company. In addition, our common stock will be deregistered under the Securities Exchange Act, and we will no longer be required to file periodic reports with the Securities and Exchange Commission, or SEC, on account of our common stock.

Stockholders should be aware that Thoma Cressey is considered to be an affiliate of Excelligence for purposes of the proposed merger under Rule 13e-3 of the Securities Exchange Act of 1934. I am considered to be an affiliate of Excelligence as a result of my ownership of Excelligence stock, including options, and my position as a Director and Chief Executive Officer of Excelligence. I am also considered to be an affiliate of ELC Holdings Corporation, which is controlled by Thoma Cressey, because I will contribute shares of Excelligence common stock to ELC Holdings Corporation prior to the merger pursuant to my voting and rollover agreement with ELC Holdings Corporation entered into in connection with the merger agreement. Thoma Cressey is considered to be an affiliate of Excelligence because of my common affiliate status with Excelligence and ELC Holdings Corporation.

A special committee of disinterested members of our board of directors, referred to throughout this proxy statement as the special committee, unanimously recommended that our board of directors approve the merger agreement and the transactions contemplated by the merger agreement and has determined that the adoption of the merger agreement is advisable and the merger is fair to, and in the best interests of, our unaffiliated stockholders. The special committee consists entirely of directors who are not officers or employees of Excelligence and who will not have an economic interest in Excelligence following the merger.

After careful consideration, and based upon the unanimous recommendation of the special committee, the board of directors has unanimously determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders, including all of our unaffiliated stockholders. The board of directors unanimously recommends that you vote “FOR” the adoption of the merger agreement. In addition, in the course of reaching its decision to recommend that the stockholders vote for the adoption of the merger agreement, the board of directors determined that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders.

This proxy statement provides you with information about the proposed merger and the special meeting. We urge you to read these materials carefully. You may also obtain additional information about Excelligence from documents filed with the SEC.

Your vote is very important. The merger cannot be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Excelligence common stock. If you fail to vote on the merger agreement, the effect will be the same as a vote against the adoption of the merger agreement.

Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. Granting a proxy by mail will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

Thank you for your cooperation and your continued support.

Sincerely,

Ron Elliott

Chief Executive Officer

Neither the SEC nor any state securities commission has approved or disapproved of the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

This proxy statement is dated October 26, 2006 and is first being mailed to stockholders on or about October 30, 2006.

EXCELLIGENCE LEARNING CORPORATION

2 Lower Ragsdale Drive

Monterey, California 93940

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To be held on November 29, 2006

To the Stockholders of Excelligence Learning Corporation:

We will hold a special meeting of the stockholders of Excelligence Learning Corporation at Embassy Suites Hotel, 1441 Canyon Del Rey Boulevard, Seaside, California 93955, on November 29, 2006 at 9:00 a.m., local time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 19, 2006, by and among ELC Holdings Corporation, ELC Acquisition Corporation and Excelligence Learning Corporation;

2. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement; and

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Stockholders of record of our common stock as of the close of business on October 26, 2006 are entitled to vote at the special meeting and any adjournment of the special meeting. A list of these stockholders will be available to any stockholder, for any purpose germane to the meeting, at our headquarters located at 2 Lower Ragsdale Drive, Suite 200, Monterey, California 93940, for the ten-day period prior to the meeting.

Your vote is important, regardless of the number of shares you own. The adoption of the merger agreement requires the approval of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the matter. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock present or represented by proxy and entitled to vote at the meeting. Even if you plan to attend the meeting in person, we request that you complete, sign, date and return the enclosed proxy to ensure that your shares will be represented at the meeting if you are unable to attend. If you sign, date and return your proxy card without indicating how you wish to vote, your vote will be counted as a vote in favor of the adoption of the merger agreement; in favor of the proposal to adjourn the meeting, if necessary, to solicit additional proxies; and in accordance with the recommendation of the board of directors on any other matters properly brought before the special meeting for a vote.

If you fail to vote by proxy or in person, it will have the same effect as a vote against the adoption of the merger agreement, but will not affect the outcome of the vote regarding the adjournment of the meeting, if necessary, to solicit additional proxies. If you are a stockholder of record and do attend the meeting and wish to vote in person, you may withdraw your proxy and vote in person.

Holders of our common stock are entitled to appraisal rights under the Delaware General Corporation Law in connection with the merger. See “Appraisal Rights” on page 79.

By Order of the Board of Directors,

Vikas Arora
Secretary

Monterey, California

October 26, 2006

YOUR VOTE IS IMPORTANT.

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED REPLY ENVELOPE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON.

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SUMMARY TERM SHEET

The following summary term sheet briefly describes the most material terms of the proposed merger and does not contain all of the information that is important to you. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, unless the context requires otherwise, the terms “Excelligence,” the “company,” “we,” “our,” “ours” and “us” refer to Excelligence Learning Corporation and its subsidiaries; the term the “merger agreement” refers to the Agreement and Plan of Merger, dated as of July 19, 2006, by and among ELC Holdings Corporation, ELC Acquisition Corporation and Excelligence Learning Corporation; the term “ELC Holdings” refers to ELC Holdings Corporation; the term “ELC Acquisition” refers to ELC Acquisition Corporation; the term “Thoma Cressey” refers to Thoma Cressey Equity Partners Inc., Thoma Cressey Fund VIII, L.P. ,TC Partners VIII, L.P. and Carl D. Thoma and the term “Simon Fund” refers to William E. Simon & Sons Private Equity Partners, L.P.

•	The Companies

Excelligence Learning Corporation

2 Lower Ragsdale Drive, Suite 200

Monterey, California 93940-5743

(831) 333-2000

Excelligence, a corporation organized under the laws of the State of Delaware and headquartered in Monterey, California, is a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. The company serves early childhood professionals, educators, and parents by providing quality educational products and programs for children from infancy to 12 years of age. The company is composed of two business segments, Early Childhood and Elementary School. Through its Early Childhood segment, the company develops, markets and sells educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through its Elementary School segment, the company sells school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. Excelligence is not currently listed on an exchange but is publicly traded over the counter on pink sheets under the symbol “LRNS.pk.” Please see the section below titled “Important Information About Excelligence” beginning on page 82 for additional information about us.

ELC Holdings Corporation

c/o Thoma Cressey Equity Partners Inc.

9200 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606-6331

(312) 777-4444

ELC Holdings, a corporation organized under the laws of the State of Delaware, was formed on July 14, 2006 for the sole purpose of completing the merger with Excelligence and arranging the related financing transactions. ELC Holdings’ sole stockholder is Thoma Cressey Fund VIII, L.P. ELC Holdings has not engaged in any business except in anticipation of the merger. ELC Holdings may assign its rights and obligations under the merger agreement to an affiliate but would remain liable for its obligations under the merger agreement if the affiliate were to not perform its obligations. Please see the section below titled “Important Information About

Thoma Cressey, ELC Holdings and ELC Acquisition” beginning on page 93 for additional information about ELC Holdings.

ELC Acquisition Corporation

c/o Thoma Cressey Equity Partners Inc.

9200 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606-6331

(312) 777-4444

ELC Acquisition, a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of ELC Holdings. ELC Acquisition was formed on July 14, 2006 for the sole purpose of effecting the merger. This is the only business of ELC Acquisition. ELC Acquisition may assign its rights and obligations under the merger agreement to an affiliate but would remain liable for its obligations under the merger agreement if the affiliate were to not perform its obligations. Please see the section below titled “Important Information About Thoma Cressey, ELC Holdings and ELC Acquisition” beginning on page 93 for additional information about ELC Acquisition.

Thoma Cressey Equity Partners Inc.

9200 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606-6331

(312) 777-4444

Thoma Cressey Equity Partners Inc., a Delaware corporation, is a leading private equity investment firm with more than 25 years of experience in building successful companies. The firm has invested in many industry sectors and currently specializes in the software, healthcare, business services, education and consumer products and services industries. Recognized nationally for pioneering the ‘industry consolidation’ or ‘buy and build’ strategy, Thoma Cressey identifies high-potential industry sectors to partner with successful companies and build industry leaders through organic growth, operational improvements and strategic acquisitions. Thoma Cressey currently manages about $2 billion in a series of private equity funds. References to “Thoma Cressey” in this proxy statement include, as the context requires, affiliates of Thoma Cressey. Please see the section below titled “Important Information About Thoma Cressey, ELC Holdings and ELC Acquisition” beginning on page 93 for additional information about Thoma Cressey.

TC Partners VIII, L.P.

9200 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606-6331

(312) 777-4444

TC Partners VIII, L.P., a Delaware limited partnership, is the general partner of Thoma Cressey Fund VIII, L.P. This is the only business of TC Partners VIII, L.P. Please see the section below titled “Important Information About Thoma Cressey, ELC Holdings and ELC Acquisition” beginning on page 93 for additional information about TC Partners VIII, L.P.

Thoma Cressey Fund VIII, L.P.

9200 Sears Tower

233 South Wacker Drive

Chicago, Illinois 60606-6331

(312) 777-4444

Thoma Cressey Fund VIII, L.P., a Delaware limited partnership, is a private investment fund engaging in the purchase and sale of investments for its own account. Please see the section below titled “Important Information About Thoma Cressey, ELC Holdings and ELC Acquisition” beginning on page 93 for additional information about Thoma Cressey Fund VIII, L.P.

•	The Proposed Merger (page 63)

We are proposing to merge with ELC Acquisition, which is a wholly owned subsidiary of ELC Holdings. In the proposed merger, ELC Acquisition will merge with and into us and we will be the surviving corporation. As a result of the merger, we will become a wholly owned subsidiary of ELC Holdings and will cease to be a publicly traded company. Our stockholders will be entitled to receive the following consideration in the proposed merger:

•	Each holder of shares of our common stock will be entitled to receive $13.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger;

•	Each company stock option will be accelerated and canceled in exchange for the right of the holder of that stock option to receive a single lump-sum cash payment, without interest and less any applicable withholding taxes, equal to the product of (a) the number of common shares subject to the company stock option, and (b) the excess, if any, of the merger consideration over the exercise price per share of the option;

•	Shares owned by us as treasury stock will be canceled without any payment in the merger;

•	Shares of our common stock contributed by Ron Elliott to ELC Holdings Corporation prior to the merger pursuant to his voting and rollover agreement with ELC Holdings Corporation will be exchanged for shares of capital stock of ELC Holdings; and

•	Shares held by each stockholder who has made a proper demand for appraisal of those shares in accordance with Delaware law and who has not voted in favor of adoption of the merger agreement will not be entitled to the merger consideration unless the stockholder withdraws the demand, fails to perfect or otherwise loses the stockholder’s appraisal rights under Delaware law.

We have entered into a merger agreement with ELC Holdings and ELC Acquisition that governs the proposed merger, including the conditions to the proposed merger and the circumstances in which we or ELC Holdings may be entitled to terminate the merger agreement. The merger agreement is attached as Annex A to this proxy statement. Please read it carefully. In addition, please see the section below entitled “The Merger Agreement and the Merger (Proposal 1)” beginning on page 63 for a more detailed discussion of the merger agreement and the proposed merger.

•	Conditions to the Merger (page 71)

We will complete the merger only if the conditions set forth in the merger agreement are satisfied or waived. These conditions include, among others, (a) the adoption of the merger agreement by the required vote of our stockholders, (b) the absence of any law, order or injunction prohibiting the consummation of the merger, and (c) expiration or termination of the waiting period required under U.S. antitrust laws (the Hart-Scott-Rodino Act) and certain other regulatory approvals. In addition, the obligations of Excelligence, on the one hand, and ELC Holdings and ELC Acquisition, on the other, to consummate the merger are subject to the material accuracy of the representations and warranties of the other party and material compliance of the other party with its covenants and agreements. The foregoing is described more fully under “The Merger Agreement—Conditions to the Merger” beginning on page 71.

•	Solicitation of Proposals from Other Parties (page 72)

The merger agreement restricts our ability to, among other things, solicit or engage in discussions or negotiations with a third party regarding specified transactions involving us. However, under specified circumstances, including but not limited to, (i) the prior or concurrent payment of a termination fee to ELC Holdings, (ii) proper notice being provided to ELC Holdings in accordance with the merger agreement and (iii) the reasonable determination by our board in good faith that it is required to take such actions to comply with its fiduciary duties, our board may terminate the merger agreement if, prior to the occurrence of a stockholder vote approving the merger, Excelligence desires to accept an unsolicited superior proposal, as defined in the merger agreement. A superior proposal means any bona fide acquisition proposal to acquire 75% or more of our stock or assets on terms that our board determines, after consultation with its advisors, in its good faith judgment, to be more favorable to our stockholders than the merger and the transactions contemplated by the merger agreement, in each case taking into account, among other things, all legal, financial, regulatory and other aspects of the merger agreement and the proposal, including the likelihood that the transaction will be consummated and any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition, and taking into account any revisions made in writing by ELC Holdings or ELC Acquisition prior to the time of determination. See “The Merger Agreement—Solicitation of Proposals form Other Parties” beginning on page 72 and “The Merger Agreement—Termination of the Merger Agreement” beginning on page 75.

•	Termination Fee; Expenses (page 76)

The merger agreement contains certain termination rights for both ELC Holdings and Excelligence and provides that, upon termination of the merger agreement under specified circumstances, we may be required to pay ELC Holdings a termination fee of $3.6 million and reimburse ELC Holdings for its reasonable and accountable out-of-pocket costs and expenses up to a maximum reimbursement of $1.4 million. The foregoing is described more fully under “The Merger Agreement—Termination Fee; Expenses” beginning on page 76.

•	Special Committee (page 24)

Our board of directors formed a special committee consisting entirely of disinterested directors who are not officers or employees of ours and who will not have an economic interest in the surviving entity following the merger. The special committee was charged with representing the interests of our unaffiliated stockholders and was actively involved in extended and numerous deliberations and negotiations regarding the merger on behalf of the unaffiliated stockholders. In this capacity, the special committee retained and received advice from Piper Jaffray, as financial advisor, and Latham & Watkins LLP, as legal advisor. The members of the special committee acted solely on behalf of the unaffiliated stockholders and did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the going-private transaction or to prepare a report concerning the fairness of the transaction. See “Special Factors—Background of the Merger” beginning on page 12 and “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” beginning on page 24.

•	Recommendation of the Special Committee and Board of Directors (page 24)

Acting upon the unanimous recommendation of the special committee, our board of directors has unanimously determined that the adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders, including all of our unaffiliated stockholders, and, therefore, unanimously recommends that you vote “FOR” the adoption of the merger agreement. This recommendation satisfies applicable requirements of Delaware law. In addition, in the course of reaching its decision to recommend that the stockholders vote for the adoption of the merger agreement, our board of directors consulted with its legal and financial advisors, and reviewed a significant amount of information and considered a number of factors and procedural safeguards described below in “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” beginning on page 24. Based upon the foregoing, and consistent with its general recommendation to stockholders, our board of directors also believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders.

•	Opinion of Piper Jaffray & Co. (page 30)

The special committee received an opinion on July 19, 2006 from Piper Jaffray & Co., referred to in this proxy statement as Piper Jaffray, the financial advisor to the special committee, to the effect that, as of that date and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $13.00 per share consideration to be received by holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to the holders of our common stock other than Ron Elliott, who is exchanging a portion of the common stock he owns for capital stock of ELC Holdings immediately prior to the merger. We have agreed to pay Piper Jaffray a fee for its services of $2,013,000, approximately $1,713,000 of which is contingent upon the consummation of the merger, subject to adjustment for changes in indebtedness. See “Special Factors—Opinion of Piper Jaffray & Co.” beginning on page 30. A copy of Piper Jaffray’s opinion is attached as Annex C to this proxy statement.

•	Applicability of Rules Related to “Going Private” Transactions; Position as to Fairness (page 38)

The requirements of Rule 13e-3 under the Exchange Act apply to the merger because Ron Elliott will contribute shares of our common stock to ELC Holdings prior to the merger pursuant to his voting and rollover agreement with ELC Holdings and thus is deemed to be an affiliate of ELC Holdings as a result. Consequently, Thoma Cressey, ELC Holdings and ELC Acquisition are also deemed to be affiliates of ours. To comply with the requirements of Rule 13e-3, our board of directors, Mr. Elliott, Thoma Cressey, ELC Holdings and ELC Acquisition make certain statements as to the fairness of the merger to our unaffiliated stockholders included in this proxy statement under the sections entitled “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Board of Directors—Position of the Special Committee and Board of Directors as to Fairness,” “—Position of Ron Elliott as to Fairness,” and “—Position of Thoma Cressey, ELC Holdings and ELC Acquisition as to Fairness.”

•	Position of Ron Elliott as to Fairness (page 38)

Mr. Elliott did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, based upon the analyses and conclusions of the special committee and our board of directors and his knowledge of us, together with the other factors described under “Special Factors—Position of Ron Elliott as to Fairness” beginning on page 38, Mr. Elliott believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders.

•	Position of Thoma Cressey, ELC Holdings and ELC Acquisition as to Fairness (page 39)

Thoma Cressey, ELC Holdings and ELC Acquisition did not participate in the deliberations of the special committee or our board of directors, or receive advice from our legal or financial advisors, as to the substantive or procedural fairness of the merger. However, for the reasons described under “Special Factors—Position of Thoma Cressey, ELC Holdings and ELC Acquisition as to Fairness” beginning on page 39, Thoma Cressey, ELC Holdings and ELC Acquisition believe that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders.

•	Interests of Certain Persons in the Merger (page 47)

In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our largest stockholders may be viewed to have, interests in the merger that are different from, or in addition to, those of our stockholders generally. As of October 26, 2006, our directors and executive officers held, in the aggregate, 1,458,983 shares of our common stock, representing approximately 16.1% of the common stock beneficially owned, and held options to purchase 504,522 shares of our common stock. At the effective time of the merger, Mr. Elliott will continue to serve on the board of directors and will remain Chief Executive Officer of the surviving corporation. Also, it is presently contemplated that all of our executive officers will continue to hold the same positions with respect to the surviving corporation and the directors and executive officers of the company will be indemnified by ELC Holdings and the surviving corporation against losses arising out of acts or omissions occurring at or prior to the effective time of the merger. The company’s employment agreements with Mr. Elliott and Ms. McGuinn will be assumed by the surviving corporation. Accordingly, if they are terminated or resign under certain circumstances, they may be entitled to certain payments and benefits, see “Special Factors—Interests of Certain Persons in the Merger.” In addition, certain employees will receive retention bonuses as a result of the change in control, the aggregate of such payments not to exceed $230,000. In addition, Mr. Elliott has interests in the merger resulting from the voting and rollover agreement with ELC Holdings.

These interests may create potential conflicts of interest. The special committee was aware of these potential conflicts of interest in rendering its decision to recommend that our board of directors approve the merger agreement, similarly, the board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to establish the special committee, approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement. We note that Mr. Elliott did not participate in any special committee meetings, except for the limited purpose of answering inquiries by the special committee regarding whether or not there were any agreements or arrangements entered into between him and Thoma Cressey pursuant to which he would receive any benefits. Other than Mr. Elliott, no directors and executive officers of the company will hold an ongoing equity interest in ELC Holdings or the surviving corporation. For a detailed description of these interests, please see “Special Factors—Interests of Certain Persons in the Merger” beginning on page 47.

•	The Guaranty (page 47; Annex C)

Thoma Cressey Fund VIII, L.P., an affiliate of Thoma Cressey, has guaranteed the prompt and complete performance of ELC Holdings’ and ELC Acquisition’s obligations under the merger agreement, up to a maximum aggregate liability under the guaranty of $15.0 million.

•	The Voting and Rollover Agreement (page 53)

Ron Elliott, the company’s Chief Executive Officer and Director, has entered into a voting and rollover agreement with ELC Holdings pursuant to which he has agreed (a) to vote his 1,328,301 Excelligence common shares in favor of the adoption of the merger agreement and the approval of the merger, which as of October 26, 2006, represented approximately 14.7% of the outstanding voting power of shares entitled to vote at the special meeting and (b) after the stockholder vote on the merger agreement but before any consummation of the merger, to exchange 929,811 of his Excelligence common shares for equity interests in ELC Holdings in lieu of receiving $13.00 per share for each of those shares.

•	The Voting Agreement (page 54)

The Simon Fund has entered into a voting agreement pursuant to which it has agreed, among other things, to vote a total of 1,478,700 shares of common stock in favor of the adoption of the merger agreement and the approval of the merger, which as of October 26, 2006 represented approximately 16.3% of the outstanding voting power of our shares entitled to vote at the special meeting.

•	Material U.S. Federal Income Tax Consequences (page 61)

The receipt of cash in exchange for shares of our common stock in the merger will be a taxable transaction for United States federal income tax purposes. In general, a United States Holder (as defined on page 61 of this proxy statement) who receives cash in exchange for shares of our common stock in the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged therefor. See “Material U.S. Federal Income Tax Consequences” beginning on page 61.

•	Appraisal Rights (page 79)

Under Delaware law, you are entitled to appraisal rights in connection with the merger.

You will have the right under Delaware law to have the fair value of your shares determined by the Delaware Chancery Court. This right to appraisal is subject to a number of restrictions and technical requirements. Generally, in order to exercise your appraisal rights you must:

•	send a written demand to us for appraisal in compliance with Delaware law before the vote on the adoption of the merger agreement;

•	not vote in favor of the adoption of the merger agreement; and

•	continuously hold your shares from the date you make the demand for appraisal through the effective time of the merger.

Merely voting against the adoption of the merger agreement will not preserve your appraisal rights, which require you to take all the steps provided under Delaware law. Requirements under Delaware law for exercising appraisal rights are described in further detail under “Appraisal Rights” beginning on page 79. The relevant section of the Delaware General Corporation Law, or DGCL, regarding appraisal rights is reproduced and attached as Annex D to this proxy statement.

If you vote for the adoption of the merger agreement, you will waive your rights to seek appraisal of your shares of Excelligence common stock under Delaware law.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the merger and the special meeting. You should carefully read this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement.

The Special Meeting

Q.	Why am I receiving these materials?

A.	Our board of directors is sending these proxy materials to provide our stockholders with information about the merger so that they may determine how to vote their shares in connection with the special meeting.

Q.	When and where is the special meeting?

A.	The special meeting will take place on November 29, 2006, at 9:00 a.m. local time. The location of the special meeting is Embassy Suites Hotel, 1441 Canyon Del Rey Boulevard, Seaside, California 93955.

Q.	Who is soliciting my proxy?

A.	This proxy is being solicited by our board of directors.

Q.	What matters will be voted on at the special meeting?

A.	You will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact any other business that may properly come before the special meeting.

Q.	How does Excelligence’s board of directors recommend that I vote on the proposals?

A.	The board of directors recommends that you vote:

•	“FOR” the proposal to adopt the merger agreement; and

•	“FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

Q.	What vote is required for Excelligence’s stockholders to adopt the merger agreement?

A.	To adopt the merger agreement, holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the matter must vote “FOR” adoption of the merger agreement.

Approximately 31% of the outstanding voting power of shares entitled to vote at the special meeting will be voted in favor of the transaction pursuant to two voting agreements entered into on July 19, 2006 by the Simon Fund and Ron Elliott.

Q.	What vote is required for Excelligence’s stockholders to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy and entitled to vote at the meeting.

Q.	Who is entitled to vote at the special meeting?

A.	If you owned shares of our common stock at the close of business on October 26, 2006, the record date for the special meeting, you are entitled to vote at the special meeting. You have one vote for each share of our common stock that you owned on the record date.

Q.	What should I do now?

A.	After carefully reading and considering the information contained in this proxy statement, please vote your shares by completing, signing, dating and returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your stock certificate(s) with your proxy.

Q.	If my shares are held in “street name” by my broker or other nominee, will my broker or other nominee vote my shares for me?

A.	Your broker or other nominee will only be permitted to vote your shares if you instruct your broker or other nominee how to vote. You should follow the procedures provided by your broker or other nominee regarding the voting of your shares. If you do not instruct your broker or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote against the adoption of the merger agreement.

Q.	How are votes counted?

A.	For the proposal to adopt the merger agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions will not be counted as votes on the proposal to adopt the merger agreement, but will count for the purpose of determining whether a quorum is present. If you abstain, it will have the same effect as if you had voted against the adoption of the merger agreement. In addition, if your shares are held in the name of a broker or other nominee, your broker or other nominee will not be entitled to vote your shares in the absence of specific instructions. These non-voted shares, or “broker non-votes,” will be counted for purposes of determining a quorum, but will have the effect of a vote against the adoption of the merger agreement.

For the proposal to adjourn the meeting, if necessary, to solicit additional proxies, you may vote FOR, AGAINST or ABSTAIN. Approval of the proposal to adjourn the meeting requires a vote of holders of a majority in voting power of the common stock present or represented and entitled to vote at the meeting. Abstentions and broker non-votes will count for the purpose of determining whether a quorum is present, but will count as votes against the proposal to adjourn the meeting.

If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the merger agreement; “FOR” adjournment of the meeting, if necessary, to solicit additional proxies; and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Q.	When should I send in my proxy card?

A.	You should mail in your proxy card as soon as possible to ensure that your shares will be voted at the special meeting.

Q.	May I change my vote after I have mailed my signed proxy card?

A.	Yes. You may change your vote at any time before your proxy is voted at the special meeting in one of three ways. First, you can send a written, dated notice to the Secretary of Excelligence stating that you would like to revoke your proxy. Second, you can complete and submit a new, later-dated proxy card by mail. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker or other nominee to vote your shares, the procedures for changing your vote described above will not apply, and you must instead follow the directions received from your broker to change those instructions.

Q.	May I vote in person?

A.	Yes. You may attend the special meeting and vote your shares in person. If you hold shares in “street name” through a broker or other nominee, you must provide a legal proxy executed by your broker or other nominee in order to vote your shares at the meeting.

Q.	What happens if I do not mail in a proxy card or otherwise vote in person at the special meeting?

A.	If you do not mail in a proxy card or otherwise vote in person at the special meeting, it will have the same effect as a vote against adoption of the merger agreement and will not have any effect on the proposal to adjourn the meeting.

Q.	What does it mean if I receive more than one set of materials?

A.	This means you own shares of our common stock that are registered under different names. For example, a stockholder may own some shares directly as a stockholder of record and other shares through a broker or other nominee or through more than one broker or other nominee. In these situations, you will receive multiple sets of proxy materials. You must vote, sign and return all of the proxy cards in order to vote all of their shares. Each proxy card you receive comes with its own prepaid return envelope. When returning multiple proxy cards by mail, each proxy card should be returned in the return envelope that accompanies that proxy card.

The Merger

Q.	What is the proposed transaction?

A.	The proposed transaction is the acquisition of Excelligence by ELC Holdings pursuant to a merger agreement entered into among us, ELC Holdings and ELC Acquisition, which is a wholly owned subsidiary of ELC Holdings. Pursuant to the merger agreement, ELC Acquisition will merge with and into Excelligence, with Excelligence being the surviving corporation. In connection with the merger, the outstanding shares of our common stock will be converted into the right to receive cash merger consideration of $13.00 per share, without interest and less withholding. If the merger is completed, we will be a wholly owned subsidiary of ELC Holdings and will cease to be a publicly traded company.

Q.	If the merger is completed, what will I be entitled to receive for my shares and when will I receive it?

A.	Holders of our common stock will be entitled to receive $13.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares owned by us as treasury stock, shares owned by ELC Holdings, ELC Acquisition or any wholly owned subsidiary of ELC Holdings or ELC Acquisition, including shares that will be contributed to ELC Holdings by Mr. Elliott prior to the merger, and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has made a proper demand for appraisal of such shares in accordance with Delaware law and who has not voted in favor of adoption of the merger agreement will not be entitled to the cash merger consideration until such time as the stockholder withdraws the demand, or otherwise loses such stockholder’s appraisal rights under Delaware law.

After the merger is completed, we will arrange for a letter of transmittal to be sent to each of our stockholders. The merger consideration will be paid to each stockholder once that stockholder submits the letter of transmittal, properly endorsed stock certificates and any other required documentation.

Q.	Why is the Excelligence board recommending the merger?

A.

The board of directors, acting upon the unanimous recommendation of the special committee, has unanimously approved the merger agreement and determined that adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders, including all of our unaffiliated stockholders. Accordingly, our board of directors recommends that you vote “FOR” the adoption of the merger agreement. This recommendation satisfies the applicable requirements of Delaware law. In addition, in the course of reaching its decision to recommend to the board of directors that they recommend stockholders vote for the adoption of the merger agreement, the special committee consulted with its legal and financial advisors, and reviewed a significant amount of information and considered a number of factors and procedural safeguards, all of which is described in “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” beginning on page 24.

Additionally, the board considered the risks that the merger agreement posed, including but not limited to, the costs to us if the merger does not close, the restrictions that the merger agreement would have on the conduct of our business, and the restrictions the merger agreement would have on our ability to actively solicit competing bids. For a more complete discussion of the risks considered see “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” on pages 24 through 30. Based upon the foregoing, and consistent with its general recommendation to stockholders, the special committee and board of directors also believe that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders. To review their reasons for recommending the merger, see the section entitled “Special Factors — Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” on pages 24 through 30 of this proxy statement.

Q.	Why did the board of directors form the special committee?

A.	Because Mr. Elliott, a Director and our Chief Executive Officer, will have an interest in Excelligence after the merger, our board of directors formed the special committee to represent the interests of our unaffiliated stockholders. The special committee consists entirely of non-management directors who will not have an economic interest in Excelligence following the merger. No limitations were placed on the authority of the special committee to act on behalf of our unaffiliated stockholders, and no compensation arrangements were entered into with the members of the special committee in connection with their service on the committee.

Q.	When is the merger expected to be completed?

A.	We are working to complete the merger as quickly as possible. We currently expect to complete the merger promptly after the special meeting and after all the conditions to the merger are satisfied or waived, including adoption of the merger agreement by our stockholders and expiration or termination of the waiting period under U.S. antitrust law. We and ELC Holdings filed pre-merger notifications with the U.S. antitrust authorities, pursuant to the HSR Act, on July 31, 2006 and were granted early termination of the waiting period under the HSR Act on August 14, 2006.

Q.	Who will bear the cost of this solicitation?

A.	We will pay the cost of this solicitation, which will be made primarily by mail. Proxies also may be solicited in person, or by telephone, facsimile, Internet or similar means, by our directors, officers or employees without additional compensation. We will reimburse banks, brokers, nominees, custodians and fiduciaries and their nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our stock and in obtaining voting instructions from those owners.

Q.	Should I send in my Excelligence stock certificates now?

A.	No. After the merger is completed, the paying agent will send you written instructions for exchanging your stock certificates. You must return your stock certificates as described in the instructions. You will receive your cash payment as soon as practicable after our paying agent receives your stock certificates and any completed documents required in the instructions. PLEASE DO NOT SEND IN YOUR STOCK CERTIFICATES NOW.

Q.	What should I do if I have questions?

A.	If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact CCG Investor Relations at (310) 477-9800.

SPECIAL FACTORS

This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

Our board of directors and senior management regularly evaluate our business, operations, strategic direction and prospects in their efforts to maximize value for our stockholders. Since the beginning of 2005, members of our board of directors and senior management had from time to time discussed potential transactions with strategic parties. However, none of these discussions progressed beyond the preliminary stage or resulted in any specific proposals prior to the events leading to the proposed merger with affiliates of Thoma Cressey.

During the latter half of 2005, as we engaged in the process of restating our financial results for 2004 and the first quarter of 2005, our board of directors began to focus more intently on a potential strategic transaction involving our company. During this period, our board of directors and senior management had become increasingly concerned that the public markets were substantially undervaluing our company. In their view, since we were formed in 2001 through the merger of Earlychildhood LLC and SmarterKids.com, Inc., we had successfully positioned ourselves as a key player in the healthy and growing educational products industry. Nevertheless, like many small- to mid-sized public companies, few research analysts covered our company, we had attracted investments from relatively few institutional investors and our stock was thinly traded, with no active market makers facilitating trading activity. As a result of these factors, our common stock had historically been valued at low earnings and EBITDA multiples relative to other companies in our industry, as well as to broader market indices such as the Russell 2000 index of small capitalization public companies. Our low trading volume, moreover, significantly limited the liquidity that the public markets offered to our stockholders.

Meanwhile, we continued to be subject to the significant costs of being a public company, including increased legal, accounting and reporting costs relative to those of private companies, the competitive constraints that can result from public disclosure and the typically short-term expectations of the public markets, as well as the opportunity costs associated with management time and attention devoted to reporting requirements and other demands of public company executives.

In addition, we felt that our senior management’s continued success at executing our company’s strategic business plan had been largely obscured by our August 12, 2005 announcement that our audit committee had initiated an internal investigation of allegations by then-current and former accounting personnel that we had improperly failed to record and accrue for certain obligations for the period and fiscal year ended December 31, 2004, and our September 13, 2005 announcement that we would restate our financial statements as of and for the year ended December 31, 2004 and the quarter ended March 31, 2005. The related delay in our ability to file our second and third quarter Forms 10-Q for fiscal 2005 and the subsequent decision by the staff of the SEC in October 2005 to conduct a formal inquiry into our restatement and related circumstances cast our company in an even more negative light, further obscuring our continued operating success.

As a result of all of these trends and developments, during the second half of fiscal 2005, members of our board of directors and senior management had begun to question whether remaining a public company was in the best interests of our stockholders. Whether or not we remained public, our board of directors were acutely focused on the need to create liquidity for our stockholders and were actively investigating various measures that they believed could maximize stockholder value, such as a sale or business combination, or could cause the public markets to more properly value our company, such as a leveraged recapitalization or other strategic transaction.

At the November 8 board meeting, which was attended by Mr. Robert MacDonald, Mr. Ron Elliott, our Chief Executive Officer, Dr. Louis Casagrande, Mr. Dean DeBiase, Mr. Richard Delaney, Mr. Colin Gallagher

and Mr. Scott Graves, who are all of the members of our board of directors, our directors discussed, among other things, the strategic direction of our company and various options available to our board of directors and senior management to increase stockholder value, including possible strategic alternatives for certain of our business units and for our company as a whole. Members of our board of directors discussed the communications in which they had engaged with various potential strategic and financial buyers, including Mr. DeBiase, who informed our board of directors that Mr. Michael Recht, a representative of Thoma Cressey, had contacted him on or about October 17 to express its preliminary interest in discussing strategic options regarding our company and meeting with the company’s senior management. At the conclusion of the meeting, the board of directors determined that it was in the best interests of our company’s stockholders to pursue a more detailed investigation of our company’s strategic alternatives, and authorized management to contact investment banks about a potential engagement as our financial advisor to assist our board of directors in that investigation.

Between November 9, 2005 and December 14, 2005, Mr. Elliott, Mr. MacDonald and Mr. Graves had discussions with representatives of five investment banks about our company’s strategic alternatives and a possible engagement as financial advisor to help us explore those options. Two of these advisors, including Piper Jaffray, were invited to make a more formal presentation to Mr. Elliott, Mr. MacDonald and Mr. Graves on December 14.

During this same period, Mr. Elliott engaged in additional discussions with various entities, including Thoma Cressey, another private equity firm based out of Los Angeles, California, and a publicly traded company in the educational products industry, which we refer to as “Company A,” about a potential transaction with us. The discussions with Thoma Cressey included a November 22 teleconference between Mr. Elliott, Mr. DeBiase, Mr. Recht and Mr. Merrick Axel of Thoma Cressey, in which these representatives indicated Thoma Cressey’s continued interest in investigating a transaction with us and its desire to begin a preliminary due diligence investigation of our company, primarily through meetings and conversations with members of our senior management. Mr. Elliott indicated that, prior to any due diligence investigation, Thoma Cressey would be required to execute an appropriate confidentiality agreement, which we and Thoma Cressey did the following day. Mr. Elliott also participated in two due diligence meetings, one on December 2 with Mr. Recht, Mr. Lee Mitchell and Ms. Kelsey Valentine of Thoma Cressey at Thoma Cressey’s Chicago offices, and another on December 7 with Mr. Carl Thoma, Mr. Orlando Bravo, Mr. Axel and Mr. Recht of Thoma Cressey and Mr. Jim Lines of Lines Consulting Group, a consultant to Thoma Cressey, in Thoma Cressey’s San Francisco office.

On December 2, 2005, prior to his meeting with Thoma Cressey, Mr. Elliott met with representatives of Company A to discuss their potential interest in a strategic transaction. As with earlier conversations with Company A, the meeting was preliminary in nature and did not result in a formal expression of interest or a request to be given access to confidential information in connection with a due diligence process.

On December 12, 2005, all of the members of our board of directors met telephonically and received an update on our management’s investigation of strategic alternatives for our company. Our board of directors discussed the upcoming presentations from Piper Jaffray and the other investment bank that had been invited to meet with Mr. Elliott, Mr. MacDonald and Mr. Graves, as well as the timing of a potential strategic transaction. Due to the need for our management to focus in the short term on concluding the restatement process as quickly and effectively as possible, our board of directors decided to forego a formal strategic transaction process at that time, but authorized Mr. MacDonald, Chairman of our board of directors, Mr. Elliott and Mr. Graves to continue discussions with these two investment banks.

On December 14, Mr. MacDonald, Mr. Elliott and Mr. Graves met with Piper Jaffray and the other investment bank that had been invited to discuss in more detail our strategic opportunities and their respective experience and qualifications should our board of directors decide to engage a financial advisor. Each of the potential financial advisors discussed with our board of directors its view of the challenges and opportunities facing our company, and outlined preliminarily various strategies that our board of directors could pursue to maximize stockholder value and increase stockholder liquidity. The Piper Jaffray presentation contained preliminary valuation analyses relating to our company, including selected publicly traded companies, comparable transactions, premiums paid, discounted cash flow, leveraged buy-out and accretion/dilution analyses. Each of the selected publicly traded companies, comparable transactions, premiums paid, and discounted cash flow analyses is more fully discussed herein under the heading “—Opinion of Piper Jaffray & Co.” The presentation incorporated various preliminary projections of our financial performance from our senior management, an outline of strategic alternatives and the advantages and disadvantages of each, which was presented in further detail to our board of directors on May 1, 2006 as described below, an overview of potential acquirors/buyers, and a discussion on the transaction process and timing. The strategic alternatives initially outlined by Piper Jaffray and discussed by our board of directors were (i) to maintain the status quo and continue to execute management’s then-current business plan for the company, (ii) to publicly market a follow-on offering, (iii) to privately negotiate an equity placement, (iv) to institute a share repurchase or (v) to sell the company to a strategic or financial buyer. Piper Jaffray further described the differences between selling the company under a management buyout structure versus a leveraged buyout structure.

On December 14, Mr. Elliott met with representatives of the Los Angeles private equity firm that had expressed interest in acquiring us to further discuss their potential interest in a strategic transaction. The discussions did not result in a formal expression of interest or a request to be given access to confidential information in connection with a due diligence process.

On January 4, 2006, Mr. Elliott, Ms. Judith McGuinn, our Chief Operating Officer, Mr. Christian Raphael, our Vice President of Direct Marketing, Ms. Cathy Adams, our Vice President of Merchandising, and Mr. Kelly Crampton, our Vice President of Operations, met with Messrs. Thoma and Recht of Thoma Cressey. The meeting was held over dinner, and was primarily social in nature, but provided Thoma Cressey’s representatives an opportunity to acquaint themselves with a majority of our management team. The following day, the same representatives from Thoma Cressey conducted due diligence in our offices in Monterrey.

During mid- to late-January, representatives of the Los Angeles private equity firm that Mr. Elliott had spoken to previously contacted Mr. Elliott and informed him that they would not pursue an acquisition of our company at the current time, primarily because the potential size of the acquisition was too small to meet their target investment criteria.

On January 19, 2006, Mr. Elliott and Ms. McGuinn met briefly with Mr. Thoma to further discuss a potential transaction.

On February 28, 2006, our board of directors met telephonically to discuss a number of topics, including the status of the SEC investigation, our recent financial performance and the fiscal year 2006 operating budget, as well as to discuss our strategic alternatives. In attendance at the telephonic meeting for the strategic alternatives discussion were all of the members of our board of directors, and, at our board of directors’ request, Mr. Vikas Arora, our General Counsel, and Mr. William Gochnauer, an outside consultant who has been overseeing day-to-day finance and accounting matters with our Chief Executive Officer. Since the December 12 board of directors meeting, we had completed on February 1 the restatement of our financial statements for the fiscal year ended December 31, 2004 and for the quarter ended March 31, 2005. However, as a result of the delay in the filing of our quarterly reports on Form 10-Q for the quarters ended June 30, 2005 and September 30, 2005 until the completion of the internal investigation undertaken by our audit committee into the circumstances that resulted in our restatement, our common stock was delisted from The Nasdaq Capital Market on February 3, 2006 and thereafter began trading on the “pink sheets.” The decreased liquidity offered to our stockholders on the “pink sheets,” as compared to The Nasdaq Capital Market, further exacerbated the liquidity and valuation issues that had convinced our board of directors to accelerate its investigation of strategic alternatives for our company. Moreover, with the restatement process completed, our senior management would be able to focus more of its time and attention on the evaluation of strategic alternatives. Motivated by our board of directors’ and senior management’s continued belief that the financial markets were substantially undervaluing our company, the interest we had received to date from various parties which had expressed interest in a potential strategic transaction with us and the belief of each of the investment banks with whom we had met that still other companies and financial firms would likely be interested in a potential strategic transaction with us, our board of directors determined to formally commence a process to explore strategic alternatives. After taking into account Piper Jaffray’s experience advising companies in the educational industry, as well as its general expertise with a variety of mergers, acquisitions and finance transactions for small- to mid-cap companies, our board of directors authorized Mr. MacDonald to engage Piper Jaffray as our financial advisor to help us explore a range of strategic and financial alternatives pursuant to a customary engagement letter.

Over the following week, Mr. MacDonald and Piper Jaffray negotiated the terms of an engagement letter, and on March 2 we executed an agreement formally engaging Piper Jaffray as our financial advisor. Soon thereafter, Piper Jaffray commenced its due diligence review of our company and began to work with our senior management to determine the timing and process of our investigation of strategic alternatives.

During the period following Thoma Cressey’s last meeting with our management team, Thoma Cressey had continued to express interest in a strategic transaction with our company. From time to time during this period, Mr. Elliott and Mr. Rob Stevenson, our Director of Finance, provided Messrs. Thoma and Recht with access to various financial due diligence materials, including our preliminary budget for fiscal 2006 shortly after it was approved by our board of directors on February 28, 2006. This budget included updated preliminary projections of our 2006 financial performance.

On May 1, 2006, our board of directors conducted a telephonic meeting to discuss the progress of our company’s evaluation of strategic alternatives. Messrs. Arora and Gochnauer were also present at the meeting by invitation of our board of directors. Representatives of Latham & Watkins LLP, or Latham, our outside corporate counsel, attended a portion of the meeting at our board of directors’ request. Representatives of Piper Jaffray also participated in a portion of the meeting at our board of directors’ request, and Piper Jaffray led our board of directors through a detailed interactive presentation, prepared by Piper Jaffray on April 28, 2006, covering in more detail a range of strategic alternatives discussed preliminarily in its December 14 presentation. Piper Jaffray outlined six strategies that our board of directors could potentially pursue with the objective of maximizing stockholder value and improving stockholder liquidity, including (i) a publicly marketed follow-on offering of equity, (ii) a privately negotiated placement of equity with one or more institutional investors, (iii) a repurchase of shares from our stockholders, potentially financed through the incurrence of additional indebtedness, (iv) a sale of our company to a strategic or financial buyer, (v) an acquisition of one or several businesses, and (vi) continuing to execute senior management’s business plan in accordance with past practice. The preliminary valuation analyses portion of the presentation was substantially similar to Piper Jaffray’s presentation to our board of directors on December 14, 2005, except that the presentation was updated to reflect our senior management’s preliminary projections of our financial performance for fiscal years 2006 through 2010, excluded an accretion/dilution based financial analysis and incorporated updated market-related information. Piper Jaffray discussed its evaluation, from a financial point of view, of the advantages and disadvantages to each of these strategic alternatives in light of the board of directors’ objectives of maximizing stockholder value and increasing stockholder liquidity. After vigorous discussion of the various strategic alternatives presented by Piper Jaffray, and discussions with legal counsel regarding the process and timing of each, our board of directors determined that it needed additional time to review each of the alternatives in detail before deciding which alternative to pursue. Accordingly, our board of directors determined to further examine these alternatives in the following weeks and to continue its deliberations at a meeting of our board of directors scheduled for May 23.

On May 18, 2006, Messrs. Thoma, Axel and Recht and Messrs. Elliott and Stevenson discussed our recent financial performance and senior management’s revised projections for our 2006 financial performance. Later that day, Messrs. Thoma, Axel and Recht called Mr. MacDonald and indicated that, based on its due diligence to date and its regard for our senior management team, Thoma Cressey desired to submit a preliminary offer to acquire our company, but did not want the offer to be perceived by our board of directors or senior managers as “unfriendly.” Mr. MacDonald indicated to Mr. Thoma that Thoma Cressey should feel free to submit its offer letter to our board of directors, that our board of directors would review it in due course and that he would express to our board of directors Thoma Cressey’s desire that the offer be perceived as “friendly.”

On May 22, 2006, Thoma Cressey submitted to our board of directors an unsolicited written offer to acquire up to all of our outstanding common stock for $11.50 per share. Thoma Cressey’s offer contemplated a two-step transaction involving a tender offer followed by a merger of our company with a Thoma Cressey affiliate in which those of our stockholders who had not tendered shares previously would be cashed out for $11.50 per share, and required that our board of directors recommend the transaction to our stockholders. Thoma Cressey’s offer did not contain a “financing condition;” that is, a provision that conditioned Thoma Cressey’s obligation to close the transaction on its ability to obtain, on reasonably acceptable terms, the financing required to pay our stockholders the proposed transaction consideration. However, Thoma Cressey’s offer was conditioned on the execution by Mr. Elliott and the group consisting of WESKIDS III, L.L.C., William E. Simon & Sons Private Equity Partners, L.L.C., the Simon Fund, and IPP99 Private Equity, L.L.C, collectively holders of 26.7% of our common stock, of agreements to tender shares beneficially owned by them in support of the transaction. The tender offer would also have been subject to other customary conditions, including that the shares tendered constitute a majority of our fully diluted common stock. In addition, Thoma Cressey would have required us to execute a letter agreement providing it with a thirty-day exclusivity period to complete due diligence and finalize transaction documentation.

Upon receiving Thoma Cressey’s initial offer, Mr. MacDonald informed the representative of Piper Jaffray that he had no affiliation or association with IPP99 Private Equity, LLC and no authority to negotiate a voting agreement on behalf of that entity. Mr. MacDonald, however, informed the representative from Piper Jaffrey that, as President of the Simon Fund, he potentially had the ability to facilitate the negotiation of a voting agreement with that entity. The representative from Piper Jaffray subsequently relayed this information to Thoma Cressey and, at the direction of Mr. MacDonald, suggested that Thoma Cressey’s offer instead be conditioned upon the execution of a voting agreement by the Simon Fund, which held a smaller 16.4% block of our common stock.

On May 23, 2006, our board of directors convened its previously scheduled meeting. At our board of directors’ request, Messrs. Arora and Gochnauer and Ms. McGuinn and representatives of Piper Jaffray and Latham all attended. Our board of directors began the meeting by continuing its discussion of the advantages and disadvantages of pursuing certain strategic alternatives from its previous meeting. Piper Jaffray led our board of directors through another presentation regarding our strategic alternatives, including an update on the mergers and acquisitions market generally, the potential timeline of a sale process, possible strategic and financial buyers and updated preliminary valuation analyses relating to our company, which were substantially similar to Piper Jaffray’s presentation to our board of directors on May 1, 2006, except that they were updated to reflect revised projections and market-related information. After a prolonged discussion, input from senior management, numerous questions from board of directors members and advice from our legal and financial advisors, our board of directors determined that it was in the best interests of our stockholders to explore a possible sale of our company in order to enhance stockholder value, which they believed outweighed the potential disadvantages of a sale, such as the loss of autonomy and the loss of any opportunities for our stockholders to benefit from potential future growth of our company. In making its decision, our board of directors considered the following factors: (i) continuing to execute senior management’s business plan in accordance with past practice would have been the least disruptive alternative, but it was unlikely to maximize stockholder value in the near-term and to improve stockholder liquidity, (ii) the acquisition of new companies and new product lines would have required us to substantially increase our size in order to have a material impact on the liquidity of our shares and the value of our company, which could have taken us years, (iii) given the approximately 5-7% discount on shares sold by issuers in follow-on public offerings and the likely purchase of the shares by short-term holders, such as retail investors, a follow-on offering would likely have resulted in little or no increased liquidity for our existing stockholders, while the likely lack of attention by Wall Street would lead to a relatively inferior valuation for our shares, (iv) although a private placement had the potential to attract institutional and strategic investors who could have enhanced value by creating possible synergies, it also would have required a substantial discount as compared to the public market and would not have solved the liquidity problems for our existing stockholders, and (v) a share repurchase, although an attractive investment that would likely be accretive to earnings per share, would have required us to incur additional debt which would limit our ability to invest in additional projects and grow our business. By contrast, a sale of our company was most likely to maximize near-term shareholder value and provide the desired level of stockholder liquidity by potentially extracting the value not currently recognized by the public market, eliminating public company expenses and creating potential synergies for strategic buyers. Representatives of Latham then discussed with our board of directors its legal duties in the context of a strategic transaction, including a potential sale of our company.

Our board of directors then discussed the details of the preliminary offer letter received from Thoma Cressey the previous day, and a number of advantages and disadvantages to entering into an exclusive negotiating arrangement with Thoma Cressey. Our board of directors noted that Thoma Cressey’s offer represented an approximately 46% premium to the then-current trading price of our common stock. However, Thoma Cressey’s bid was subject to the completion of confirmatory legal and financial due diligence, which could ultimately result in a lower price or the inability of Thoma Cressey and us to reach a deal. Our board of directors also noted that, although in previous months members of our management had engaged in discussions with other parties that had expressed interest in a potential strategic transaction with us, neither we nor our financial advisor had yet received any formal indications of interest from other bidders, and the terms of Thoma Cressey’s proposed exclusivity agreement would have prevented us, for a period of thirty days, from soliciting or negotiating with other parties who could potentially offer greater value for our stockholders in an alternative transaction.

In light of these and other factors, it was the view of our board of directors that, prior to entering into an exclusive negotiating arrangement with Thoma Cressey, it would be prudent to determine, with the help of our financial advisor, whether other potential strategic bidders would be interested in acquiring our company at a value competitive with, or higher than, that offered by Thoma Cressey. Our board of directors then considered two strategies to accomplish this goal: (i) a full auction of our company involving a potentially large group of bidders in a structured, multi-stage process, and (ii) a more limited “market check” in which our board of directors, senior management and Piper Jaffray would identify and approach a select group of potential strategic buyers that we and Piper Jaffray determined were likely to have an interest in acquiring us and that had sufficient financial resources and industry knowledge to enable them to complete a transaction on a rapid timeline. In weighing these two alternatives, our board of directors considered, among other things, that a full auction could be more likely than a limited market check to result in a higher acquisition price than that offered by Thoma Cressey, but there could be no assurance that either strategy would produce a better offer. A full auction was likely to be a significant undertaking requiring considerable management time and attention that would otherwise be devoted to running our business. A full auction also could take many months to complete, particularly since new bidders would need to be given time to complete the substantial due diligence that Thoma Cressey had already completed. There could be no assurance that Thoma Cressey would continue to pursue an acquisition transaction with us if we undertook a full auction, or that, if it did continue to pursue such a transaction, intervening events during the weeks or months that an auction would require would not cause Thoma Cressey to reduce its offer. By contrast, a market check could be accomplished over the course of days or weeks and would require significantly less of management’s time. In addition, while a full auction would require us to closely manage the types and amounts of competitively sensitive information that we provided to a potentially large number of competitors, a market check would involve a smaller group of competitors and would require us to disclose only that information which bidders would require to determine whether they had interest in acquiring us and, if so, a preliminary range of values for such a transaction. Our board of directors also noted that conducting a market check did not preclude a later auction if the process resulted in sufficient interest from other bidders. After extensive discussions of these and other factors, our board of directors determined to conduct a market check and authorized Piper Jaffray promptly to begin making inquiries to other potential strategic buyers identified by Piper Jaffray and our board of directors. Additionally, our board of directors also instructed Piper Jaffray and our senior management to further investigate Thoma Cressey’s preliminary offer.

On or around May 24, Piper Jaffray contacted representatives of Thoma Cressey and informed them that our board of directors would not be able to enter into the exclusivity agreement before the expiration of their proposal at $11.50 per share, and the board of directors was continuing to evaluate the Thoma Cressey offer, as well as exploring its other alternatives.

From May 24 to June 13, 2006, Piper Jaffray contacted 15 potential strategic partners, including Company A. Of these, seven respondents were not interested in pursuing a strategic transaction with us, five were unresponsive to multiple contacts and three signed confidentiality agreements and received additional information, including financial projections and other financial information previously provided to Thoma Cressey. Of the three potential bidders that received additional financial information, two ultimately decided that they were not interested in a strategic transaction.

On May 26, 2006, Company A provided Piper Jaffray with a verbal expression of its interest in acquiring our company in a transaction valued in a range of $100–$110 million enterprise value, which was slightly lower than the approximately $111 million enterprise value of Thoma Cressey’s $11.50 per share offer. Company A did not specify a structure for its proposed transaction, or whether the purchase price would be paid in cash, equity securities or some combination.

On June 6, Mr. MacDonald and representatives of Piper Jaffray met in Los Angeles with Mr. Thoma to discuss the Thoma Cressey offer.

On June 12, having been provided additional financial information and after additional discussions with Piper Jaffray, Company A revised its verbal indication of interest to increase its contemplated purchase price to a range of $110–$120 million. However, as with its earlier proposal, Company A did not specify how it would structure the transaction, what form of consideration it would pay or how it anticipated financing the transaction if it were to include cash. Company A verbally indicated to representatives of Piper Jaffray that its ability to provide a valuation at the high end of its indicated range was contingent on the completion of approximately 10 days of due diligence to confirm the projections that we had provided to them, as well as a longer period during which it would conduct more fundamental due diligence to better understand, among other things, our competitive position and product strategy.

Piper Jaffray communicated Company A’s revised proposal to Mr. McDonald that same day. Mr. McDonald subsequently relayed the proposal to the other members of our board of directors. Piper Jaffray was instructed by Mr. McDonald to inform Thoma Cressey that our board of directors would consider a transaction at $13.00 per share, representing an equity value of more than $125 million and an enterprise value of approximately $127 million, which Piper Jaffray did later that day.

On June 13, Thoma Cressey submitted to our board of directors a revised offer to acquire our company in a one-step merger transaction for $13.00 per share in cash. Thoma Cressey’s bid was conditioned on (i) the execution of agreements by the Simon Fund and Mr. Elliott to vote the shares beneficially owned by them in support of the proposed transaction and (ii) a “roll over” investment by Mr. Elliott of a mutually agreed number of shares of common stock beneficially owned by him into a new entity formed by Thoma Cressey to facilitate the transaction. In conversations with Piper Jaffray that same day, Thoma Cressey indicated that it would expect Mr. Elliott to “roll over” approximately 70% of his common stock, which would result in Mr. Elliott indirectly owning a potentially significant continuing interest in our company after the transaction. The bid also contemplated that if we terminated a definitive merger agreement to accept an unsolicited, more favorable offer prior to closing, Thoma Cressey would receive a cash break-up fee equal to 3% of our equity value. On or around that same day, Thoma Cressey had also verbally indicated to Piper Jaffray that, in connection with any termination giving rise to a payment of the break-up fee, Thoma Cressey would expect to be reimbursed for fees and expenses incurred by them in pursuit of the transaction, up to a cap of $1.0 million. Thoma Cressey’s offer was also conditioned on our execution of a thirty-day exclusivity agreement, during which time Thoma Cressey could complete confirmatory due diligence, as well as to negotiate definitive transaction documents with us. Unlike its May 22 offer letter, the June 13 letter was silent as to whether Thoma Cressey’s offer contained a financing condition.

The following day our board of directors held a telephonic meeting to discuss the strategic transaction process and the activities in which Piper Jaffray had engaged to date. At our board of directors’ request, Mr. Arora and representatives of Piper Jaffray and Latham also participated in the meeting. Piper Jaffray reviewed with our board of directors the results so far of the market check process, including details of the 15 potential buyers that it had approached and the discussions in which it had engaged with each, as well as presenting to our board of directors updated preliminary valuation analyses relating to our company, which were substantially similar to those analyses incorporated in Piper Jaffray’s presentations to our board of directors on May 1, 2006 and May 23, 2006, except that they were updated to reflect revised projections and market-related information. Piper Jaffray then reviewed with our board of directors the details of Thoma Cressey’s bid and its implied value relative to those updated preliminary valuation analyses. Piper Jaffray and Latham discussed with our board of directors various legal and financial considerations associated with Thoma Cressey’s proposed 3% break-up fee, its verbally requested expense reimbursement provision and its request for an exclusive negotiation period. In addition, based on Piper Jaffray’s discussions with Thoma Cressey, Piper Jaffray conveyed to our board of directors its understanding that the remaining diligence to be completed by Thoma Cressey would be confirmatory in nature.

Piper Jaffray then reviewed Company A’s revised expression of interest. In comparing the attractiveness of Thoma Cressey’s and Company A’s respective offers, Piper Jaffray noted that the value at the high end of the range proposed by Company A was roughly comparable to that offered by Thoma Cressey. However, Company A had not yet indicated what form of consideration it would use, how it would structure the transaction, how it would finance the transaction if the transaction consideration were to include cash and, if it were to finance the transaction, whether its proposal would contain a “financing condition.” In addition, although Company A was very familiar with our company’s industry, it had not conducted as much due diligence as Thoma Cressey, and, therefore, our company could reasonably expect that the diligence and negotiation process with Company A would require more time and entail less certainty than with Thoma Cressey.

Our board of directors then discussed each of the Thoma Cressey and Company A proposals. In addition to the factors discussed by Piper Jaffray, our board of directors noted that Company A had recently published an earnings release indicating that its financial performance was generally below securities analysts’ expectations. As a result, members of our board of directors were concerned that Company A could be more focused on improving its financial performance than negotiating and effecting an acquisition transaction. Moreover, if Company A intended to use equity as a portion or all of the transaction consideration, its recent financial performance and future prospects would need to be analyzed by us and our advisors before our board of directors could approve any transaction with Company A. Members of our board of directors also expressed the view that Thoma Cressey’s bid reflected the upper range of valuations for our company and that Company A was not likely to increase its offer price substantially over the revised range of values in its latest expression of interest.

Our board of directors then revisited its discussions from its May 23 meeting regarding the potential benefits of a fuller auction process. Given the results of the market check, our board of directors determined that a fuller auction was unlikely to yield interest that could reasonably be expected to generate a significant premium to the Thoma Cressey bid. Additionally, our board of directors discussed that, while the exclusivity agreement that was a condition of Thoma Cressey’s offer would prevent us from soliciting bids from other potential buyers during the thirty-day exclusivity period, the proposed 3% break-up fee and expense reimbursement provision, combined with a customary “fiduciary out” provision in the merger agreement (permitting our board of directors, under certain circumstances in the exercise of its fiduciary duties, to furnish information to and negotiate with third parties making unsolicited acquisition proposals, modify or withdraw its recommendation of the merger transaction or terminate the agreement) would enable other potential bidders who could offer a meaningful premium to Thoma Cressey’s bid to make a competing offer for our company even after the signing of a merger agreement with Thoma Cressey. Our board of directors also noted that, in addition to offering superior value to the Company A proposal, Thoma Cressey had demonstrated persistent interest in pursuing a transaction with us over a series of months and had already committed substantial time and resources on the due diligence it had conducted to date. In our board of directors’ view, the due diligence that Thoma Cressey planned to undertake during its exclusivity period would be confirmatory in nature, while Company A or other potential buyers could reasonably be expected to need significant time to conduct substantive due diligence. Moreover, because Company A was a competitor, managing a due diligence process with it could be difficult, and competitive concerns could hinder our ability to provide Company A with all of the information that would be material to its bid unless and until our board of directors determined that an offer from Company A would be at a high enough valuation to justify providing Company A access to competitively sensitive information. In light of all of these factors, our board of directors determined that entering into an exclusivity agreement with Thoma Cressey, with the goal of consummating a transaction in accordance with Thoma Cressey’s revised bid as soon as practicable, was advisable and in the best interest of our stockholders.

Our board of directors then discussed the condition in Thoma Cressey’s offer that Mr. Elliott “roll over” approximately 70% of the shares of common stock beneficially owned by him into a new entity formed by Thoma Cressey. Our board of directors inquired whether Mr. Elliott had any current or prior relationship with Thoma Cressey or any of its principals of which the board of directors should be aware, and Mr. Elliott confirmed that he did not. Mr. Elliott also indicated that, although he would prefer to make a smaller “roll over” investment, he could accept Thoma Cressey’s request that he invest 70% of his equity in our company. Our board of directors then discussed with its counsel that Mr. Elliott’s “roll-over” investment, and his continuing ownership interest in our company after the closing of a transaction with Thoma Cressey, could be perceived as creating a conflict of interest for Mr. Elliott. Accordingly, our board of directors discussed that it may be advisable to form a special committee of directors who were independent of Thoma Cressey and Mr. Elliott and who had no interests in the transaction that were different than those of our other stockholders. Our board of directors discussed with counsel that any such special committee should be given plenary power to negotiate a transaction with Thoma Cressey, including the power to reject Thoma Cressey’s offer if the special committee determined that the terms of the proposed transaction were not in the best interests of our stockholders. After vigorous discussion, our board of directors determined that each of Messrs. MacDonald, DeBiase and Delaney were independent of both Thoma Cressey and Mr. Elliott and had no interests in the transaction that were different than those of our other stockholders. Based upon such finding, our board of directors formed the special committee comprised of Messrs. MacDonald, DeBiase and Delaney and vested the special committee with plenary power to negotiate the transaction with Thoma Cressey, to hire such advisors to as it deemed appropriate and otherwise to direct all other aspects of the potential transaction with Thoma Cressey.

On June 14 and 15, Latham and Thoma Cressey’s legal counsel, Goodwin Procter, LLP, or Goodwin, negotiated the terms of the exclusivity agreement, which we and Thoma Cressey signed on June 15. The exclusivity agreement granted Thoma Cressey exclusive negotiating rights with us through July 19, so that Thoma Cressey could complete confirmatory due diligence and complete definitive documentation for a transaction.

On June 15, in response to subsequent inquiries from our board of directors, Thoma Cressey delivered a new offer letter that was substantially identical to its June 13 offer letter, but stated explicitly that, in keeping with its initial offer letter on May 22, its revised offer would not be subject to a financing condition.

From and after June 15 through the date of our entry into the merger agreement, Thoma Cressey and Goodwin conducted confirmatory due diligence, both at our offices and remotely by accessing diligence documents that we made available to them through an online data room.

On June 19, Goodwin distributed a proposed draft of the merger agreement, followed on June 22 by a draft of the proposed voting agreements to be executed by the Simon Fund and Mr. Elliott. Between June 20 and July 4, Latham and Goodwin negotiated and redrafted multiple versions of the merger agreement. During this process, Latham communicated regularly with the various members of our special committee to inform them of the status of the negotiations and to formulate appropriate responses to significant issues. The draft merger agreement initially received from Goodwin contemplated that all outstanding options be “cashed-out,” which was in accordance with our expectations. The initial draft merger agreement, however, also contained a number of provisions that were unacceptable to the members of our special committee, such as a so-called “force the vote” provision that would have prevented us from terminating the merger agreement to accept a more favorable competing acquisition proposal until we had held a special meeting of stockholders to vote on the Thoma Cressey proposal. The Goodwin draft also included closing conditions that members of our special committee believed would create too much uncertainty in the deal and a non-solicitation covenant, “fiduciary out” provision and termination provisions that members of our special committee believed would, taken together, unduly constrain our ability to effect an alternative transaction with a bidder making a superior proposal. By July 4, Thoma Cressey, we and our respective counsels had made substantial progress negotiating the terms of the merger agreement, including many of the provisions identified by members of our special committee as problematic. In a revised draft of the merger agreement distributed on July 4, the “force the vote” provision had been removed from the draft merger agreement, while closing conditions, our non-solicitation covenant, “fiduciary out” rights and termination provisions had become significantly more favorable to our company.

Our special committee held a telephonic meeting on July 6 to discuss the July 4 draft of the merger agreement that Latham had received from Goodwin and to determine an appropriate response. At the outset of the meeting, our special committee formally engaged Latham as its outside corporate counsel, Richards, Layton & Finger, PA, or RLF, as its special Delaware counsel and Piper Jaffray as its financial advisor. At our special committee’s request, representatives of each of these entities participated in the meeting. Latham updated the committee on the open issues in Goodwin’s July 4 draft of the merger agreement. In the view of our special committee, despite substantial progress since the initial draft of the merger agreement, the draft merger agreement still contained a number of material issues, including (i) whether any effects or developments arising from the SEC investigation could be deemed a material adverse effect giving rise to a right of Thoma Cressey to terminate or refuse to close the agreement, (ii) whether the Thoma Cressey entities executing the merger agreement would have sufficient liquid assets that we could recover in the event that these entities breached the agreement or, alternatively, whether Thoma Cressey would stand behind these entities’ obligations with a guaranty, (iii) a provision that would have given Thoma Cressey the right to terminate the merger agreement if the Simon Fund or Mr. Elliott breached proposed non-solicitation covenants in their respective voting agreements, (iv) a provision that would have permitted Thoma Cressey to refuse to take certain actions, including divesting assets, if it were required to do so by any regulatory entity as a condition to that entity’s approval of the merger, (v) a provision in our non-solicitation covenant that would have required our board of directors to determine that a competing acquisition proposal was a superior proposal before providing the competing bidder with any diligence materials and (vi) various triggers for the payment by us to Thoma Cressey of the break-up fee and the expense reimbursement.

Between July 7 and 11, Latham and Goodwin continued to negotiate the merger agreement and form of voting agreement, making significant progress on all of the issues identified by our special committee except for the matters discussed in (i) and (ii) in the previous paragraph. Our special committee’s view, which had been communicated to Goodwin and Thoma Cressey in a mark-up to the merger agreement from Latham on July 8, was that nothing relating to the SEC investigation should give rise to a Thoma Cressey termination right or permit it to refuse to close the transaction, and that Thoma Cressey should completely guaranty the full and prompt performance of the obligations of the Thoma Cressey entities signing the merger agreement. On the morning of July 11, in anticipation of a special committee meeting later that day, Goodwin, at the instruction of Thoma Cressey, proposed a compromise on these two issues and requested that Latham communicate the proposal to our special committee. First, it proposed that, generally, the impact of the SEC investigation would be “carved out” of the definition of material adverse effect, subject to exceptions for certain criminal and civil actions against the company and its officers. Second, Thoma Cressey would agree to guarantee the obligations of the Thoma Cressey entities signing the merger agreement up to a $3.5 million cap.

At the meeting of our special committee held later that day, Latham informed our special committee and Mr. Arora, who attended at the request of the special committee, of Thoma Cressey’s proposal. After vigorous discussion, our special committee generally accepted Thoma Cressey’s proposal regarding the impact of the SEC investigation on the “material adverse effect” definition. Turning to Thoma Cressey’s guarantee proposal, our special committee noted that, notwithstanding any guarantee obligation, Thoma Cressey would suffer substantial reputational harm if it were to breach a merger agreement with us, which could severely hamper its ability to compete for future investments, and that any guaranty payment upon such a breach would ultimately be borne by Thoma Cressey’s investors, which could significantly damage its relationships with these investors and its ability to raise future funds. Our special committee also noted that any Thoma Cressey guarantee would entail additional risk for Thoma Cressey because Thoma Cressey would not be able to rely on a “financing out” to terminate or refuse to close the transaction. Notwithstanding these considerations, our special committee determined that it would be preferable for the amount of the guaranty to be large enough to compensate us for all or most of the reasonably estimable damages that we would suffer if Thoma Cressey breached the merger agreement. After discussing with its advisors various methodologies for calculating an estimate of such damages, our special committee determined that a guaranty of $30.0 million would be appropriate, and instructed Latham to counter Thoma Cressey’s proposal accordingly.

The following morning, Latham communicated our special committee’s counter proposals to Goodwin and continued to negotiate with Goodwin the other open issues in the merger agreement and the voting agreement. Later that day, Goodwin delivered to Latham a revised draft of the merger agreement and an initial draft of the guaranty. These agreements reflected a return proposal from Thoma Cressey to cap each party’s maximum damages to the other under the agreement at $10.0 million, for Thoma Cressey to provide a guaranty of like amount and to provide that neither party would have any liability for breaches of representations and warranties unless the breach was both willful and material. Among other things, the revised draft of the merger agreement also proposed a $400,000 increase in the maximum amount of expenses that we could be required to reimburse to Thoma Cressey in the event that the agreement were terminated, which increase Goodwin explained to Latham was reflective of Thoma Cressey’s updated estimate of expenses that it would incur in connection with the transaction.

Latham and Goodwin continued to negotiate the principal transaction agreements over the next two days, and on July 13, Latham met again with our special committee and representatives of Piper Jaffray and RLF to update the members of our special committee on the status of negotiations. For substantially the same reasons that it had discussed at length in its previous meeting, our special committee questioned whether a $10.0 million guaranty would be sufficiently punitive to reduce to acceptable levels the risk that Thoma Cressey would breach the merger agreement. However, our special committee also noted that the $10.0 million damages cap proposed by Thoma Cressey was reciprocal, that the limitations on actions for representations and warranties was more likely to benefit us than Thoma Cressey in light of the significantly larger number, and more substantive nature, of the representations and warranties given by us in the merger agreement and that, accordingly, the Thoma Cressey proposal would provide our stockholders with meaningful “downside” protections if, for example, our company were to undergo a material adverse effect in our business for reasons beyond our control. Nevertheless, our special committee concluded that the protections of a larger guaranty amount were more meaningful than the reciprocal “downside” protections provided by Thoma Cressey’s proposal. Accordingly, our special committee instructed Latham to indicate to Goodwin and Thoma Cressey that, while the structure of the damages cap and guaranty were largely acceptable, the amount of the cap and guaranty were still too low.

Over the next five days, the parties continued to negotiate the remaining open issues in the merger agreement and guaranty. Latham distributed a draft of our disclosure schedules on July 13, and during this same period the parties negotiated the scope of these schedules, while Thoma Cressey conducted additional due diligence based on the disclosures in these schedules. Also during this same period, Mr. Elliott and his personal counsel negotiated the terms of his voting and rollover agreement with Thoma Cressey and Goodwin, agreed that his employment agreement would be assumed without amendment by the surviving entity in the merger and discussed generally the expected terms of certain agreements that were ancillary to his “roll over” investment, but that would not be signed until closer to the closing of the transaction, including an equity purchase agreement, a stockholders agreement and a registration rights agreement.

On July 18, at Mr. Elliott’s direction, Mr. Elliott’s counsel provided Latham with a copy of a substantially negotiated voting and rollover agreement, together with copies of agreements that Thoma Cressey had indicated to Mr. Elliott were typical of equity purchase agreements, stockholders agreements and registration rights agreements that Thoma Cressey had entered into in connection with management “roll over” investments in the past.

Also on July 18, Goodwin contacted Latham and indicated that Thoma Cressey would be willing to increase the amount of its guaranty to $15.0 million, but that $15.0 million was the highest guaranty amount that it would be willing to consider in connection with its proposed acquisition of our company. Goodwin also discussed with Latham that Thoma Cressey did not expect to execute a commitment letter for transaction financing prior to executing the merger agreement. Goodwin provided to Latham copies of the most recent drafts of commitment letters that it had received, indicating that the draft commitment letters did not reflect revisions that were subsequently agreed to verbally, including a material adverse effect definition that was substantially identical to that in the latest draft of the merger agreement.

Latham communicated Thoma Cressey’s revised proposal to the members of our special committee, who collectively agreed that $15.0 million would be acceptable, subject to an opportunity to diligence Thoma Cressey’s ability to satisfy that guaranty obligation. That same day, Thoma Cressey provided to us and Latham copies of recent financial statements, provisions of its fund partnership agreements and other documents which, in the aggregate, established that Thoma Cressey had the financial ability to satisfy its guaranty obligations to us in connection with the transaction and that Thoma Cressey was entitled under the terms of its fund partnership agreement to access capital to satisfy those guaranty obligations.

On July 19, our special committee held a telephonic meeting to consider the merger. Mr. Arora and representatives of Piper Jaffray, Latham and RLF also participated. In advance of the meeting, each member of our special committee received a copy of the merger agreement and related documents and copies of materials furnished in connection with presentations to be made by Piper Jaffray and Latham. At the meeting, Latham reviewed the terms of the proposed merger agreement and our special committee’s and board of directors’ standard of conduct under Delaware law. In its presentation, Piper Jaffray reviewed the key financial and structural terms of the proposed transaction with Thoma Cressey, presented a timeline of the actions it had taken with respect to the strategic transaction process since being engaged by us, provided a summary of the due diligence conducted by Piper Jaffray and presented various analyses in support of its fairness opinion. The analyses were substantially similar to those analyses incorporated in Piper Jaffray’s presentations to our board of directors on May 1, 2006, May 23, 2006 and June 14, 2006, except that they were updated to reflect revised projections and market-related information and excluded the leveraged buyout analysis. During the meeting, Piper Jaffray rendered an opinion to our special committee to the effect that, as of July 19, 2006, subject to and based on the assumptions made, procedures followed, matters considered and limitations on the opinion and the review undertaken, as set forth in the opinion, the $13.00 in cash for each share to be received by the holders of our common stock pursuant to the merger agreement was fair, from a financial point of view, to those holders other than Mr. Elliott.

Our special committee then discussed at length the terms of the proposed merger and a variety of positive and negative considerations concerning the transaction and the overall strategic alternatives available to our company. These factors are described in more detail beginning on page 24 under the heading “—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors.” Our special committee then invited Mr. Elliott to participate in the meeting. Our special committee inquired of Mr. Elliott whether he and Thoma Cressey had entered into any agreement or arrangement pursuant to which he would receive any benefit in or as a result of the proposed transaction other than those that had been disclosed to the special committee. Mr. Elliott responded that there were no such agreements or arrangements. At the conclusion of the meeting, our special committee voted unanimously to recommend that our board of directors approve and adopt the proposed merger agreement and guaranty.

Immediately after the meeting of our special committee, our full board of directors held a meeting to consider the merger. Mr. Arora and representatives of Piper Jaffray, Latham and RLF all participated. In advance of the meeting, each member of our board of directors received a copy of the merger agreement and related documents and copies of the Latham and Piper Jaffray presentation materials to our special committee. Latham reviewed the terms of the merger and related agreements with the full board of directors and each of Latham and Piper Jaffray repeated the presentations that they had given to our special committee. Our board of directors then discussed the terms of the proposed transaction and a variety of positive and negative considerations concerning the transaction and the overall strategic alternatives available to the company. These factors are described in more detail beginning on page 24 under the heading “—Reasons for the Merger and Recommendation of the Special Committee and the Board of directors.” Our board of directors then inquired of Mr. Elliott whether he and Thoma Cressey had entered into any agreement or arrangement pursuant to which he would receive any benefit in or as a result of the proposed transaction other than those that had been disclosed to the board of directors. Again, Mr. Elliott responded that there were no such agreements or arrangements. Based in part on the recommendation of our special committee, at the conclusion of the meeting, our board of directors unanimously approved the merger agreement, guaranty and the merger and directed that the merger agreement, guaranty and the merger be submitted for consideration by our common stockholders at a special meeting of stockholders.

On the evening of July 19, 2006, Thoma Cressey and we executed the merger agreement and the guaranty, the Simon Fund and Thoma Cressey executed the voting agreement and Mr. Elliott and Thoma Cressey executed the voting and rollover agreement. That same evening, Thoma Cressey and we issued a joint press release announcing the transaction.

Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors

After careful consideration, the special committee unanimously determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable and recommended that the board of directors approve the merger agreement and recommend that our stockholders adopt the merger agreement. Thereafter, after considering the recommendation of the special committee, our board of directors unanimously determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Acting upon the unanimous recommendation of the special committee, our board of directors approved the merger agreement and recommended that our stockholders vote “FOR” the adoption of the merger agreement. In the course of reaching their decisions to recommend that our stockholders vote “FOR” the adoption of the merger agreement, the special committee and our board of directors consulted with their financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•	the $13.00 per share consideration to be received by our stockholders pursuant to the merger agreement, as well as the fact that stockholders will receive the consideration in cash, which provides certainty of value;

•	the analyses conducted by and conclusions reached by Piper Jaffray in rendering its opinion relating to the fairness of the consideration to be paid to the stockholders other than Mr. Elliott, which analyses and conclusions were adopted by the special committee and our board of directors and which are more fully discussed herein under the heading “- Opinion of Piper Jaffray & Co.”, including, among other things, that the cash merger consideration of $13.00 per share to be paid to our stockholders represents:

•	premiums of approximately 60.5% over the closing price of our common stock on July, 17, 2006, approximately 61.5% over the closing price of our common stock on July 10, 2006, approximately 63.5% over the closing price of our common stock on June 18, 2006, approximately 77.9% over the average closing price of our common stock for the one year prior to announcement and approximately 109.8% over the average closing price of our common stock for the two years prior to announcement;

•	multiples of 11.2x enterprise value to our latest twelve months EBITDA, 0.9x enterprise value to our latest twelve months revenue and 13.6x enterprise value to our latest twelve months EBIT (subject to adjustment for certain non-recurring, one time costs that were taken into account in determining EBITDA and EBIT), each of which were within the range of multiples implied from the market capitalization of comparable companies analyzed by Piper Jaffray;

•	the enterprise value multiples and a per share value that were within the range of multiples and per share values implied from the consideration paid in comparable transactions selected by Piper Jaffray;

•	the premiums over the closing price of our common stock on the trading day one month, one week, and one day prior to announcement of the transaction and a per share value that were within the range of premiums paid in, and implied per share values derived from, selected acquisitions of public companies reviewed by Piper Jaffray; and

•	a value within the range of implied per share values calculated by Piper Jaffray as part of its discounted cash flow analysis for our company;

•	the merger is the result of intensive efforts by our board of directors over the past nine months to consider and pursue strategic alternatives, such as the execution of our strategic business plan, the acquisition of other companies or product lines, a public offering of our common stock, a private placement of our common stock or other securities, a repurchase of our shares of common stock or the sale of the company to enhance stockholder value and was more favorable than any other alternative reasonably available to us and our stockholders;

•	the merger will provide our stockholders with immediate liquidity while the continued execution of our strategic business model would not provide significant liquidity for our stockholders in the near term;

•	our board of directors’ belief that the pursuit of acquisition targets and product lines would require significant management time and resources, was unlikely to significantly impact market valuation and would subject our stockholders to the risks associated with obtaining attractive values and the costs associated with integrating any acquired companies or product lines into our existing business;

•	the potential dilution to, and the limited liquidity for, our existing stockholders that would result from a follow-on public offering of our common stock, which would continue to expose our stockholders to price per share volatility, as compared with the liquidity and certainty of value that the merger would offer our existing stockholders;

•	our board of directors’ belief that a private offering of our common stock would likely require us to offer our shares at a discount to public market prices, thereby further diluting our existing stockholders and decreasing the marketability of our shares of common stock, without necessarily raising sufficient capital to increase stockholder value;

•	the fact that a repurchase of shares of our common stock would only provide liquidity for some of our stockholders and would likely require us to incur additional debt, which would limit our growth opportunities, whereas the merger will allow all of our stockholders to receive the $13.00 per share consideration pursuant to the merger agreement;

•	opinion of Piper Jaffray, which is attached to this proxy statement as Annex B and which you should read carefully in its entirety, that, as of July 19, 2006, and subject to the various assumptions and limitations set forth in the opinion, the per share merger consideration to be received by the holders of our common stock was fair, from a financial point of view, to our stockholders, other than Ron Elliott. The special committee and our board of directors found reasonable and adopted Piper Jaffray’s opinion and related analyses;

•	the delisting of our common stock from The Nasdaq Capital Market in February 2006 and its corresponding impact on the trading volume and trading price of our common stock;

•	thin trading volume, limited research coverage and relatively small institutional investor interest with respect to our common stock, and the resulting constraints on stockholder liquidity and our ability to access the public equity markets as a financing source;

•	the historical market prices of our common stock, which had traded at an average closing price of $4.41 since April 30, 2001, an average of $6.20 during the two years prior to July 18, 2006, and a high closing price of $9.45 during the 52 weeks preceding July 18, 2006;

•

the possibility that if we remain as a publicly owned company, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $13.00 per share cash price to be paid in the merger;

•	the recent costs associated with our restatement of our financial statements for the fiscal year ended December 31, 2004 and for the quarter ended March 31, 2005, together with the subsequent SEC investigation into the circumstances surrounding the restatement, and the prospect of incurring other legal, accounting and compliance costs generally associated with public company status, as compared to the relatively limited benefits obtained by us from our public company status in terms of stockholder liquidity and access to public equity financing;

•	the fact that the merger agreement affords our board of directors flexibility to consider, evaluate and accept superior proposals in the period after signing and prior to stockholder adoption of the merger agreement, as follows:

•	subject to compliance with the merger agreement, our board of directors is permitted to participate in discussions or negotiations with, and provide non-public information to, any person in response to an acquisition proposal if our board of directors determines in good faith, after consultation with and having considered the advice of outside legal counsel and financial advisors, that such acquisition proposal is, or would be reasonably be expected to lead to an acquisition proposal that is, more favorable to our stockholders than the merger or the transactions contemplated by the merger agreement;

•	subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders with respect to or accept an alternative transaction that is a superior proposal as defined in the merger agreement, upon the payment of a termination fee of $3.6 million and up to $1.4 million of ELC Holdings’ reasonable and accountable out-of-pocket expenses;

•	subject to compliance with the merger agreement, our board of directors is permitted to change its recommendation to stockholders if the board of directors determines in good faith that it is required to take such action to comply with its fiduciary duties to our stockholders under applicable law and has given ELC Holdings three business days prior notice of its intention to take such action, upon the payment of a termination fee of $3.6 million and up to $1.4 million of ELC Holdings’ reasonable and accountable out-of-pocket expenses; and

•	Ron Elliott and the Simon Fund are not obligated to vote for the adoption of the merger agreement if the merger agreement is terminated;

•	our board of director’s belief that the merger was more favorable to our stockholders than any other alternative reasonably available to us and our stockholders;

•	historical, current and projected information concerning our business, financial performance and condition, operations, management and competitive position, including the sensitivities and uncertainties related thereto, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the fact that ELC Holdings obligation to complete the merger is not subject to any financing contingencies;

•	the fact that Thoma Cressey Fund VIII, L.P., irrevocably and unconditionally guaranteed to us the prompt and complete performance of ELC Holdings’ and ELC Acquisition’s obligations under the merger agreement up to a maximum aggregate amount of $15 million;

•	the fact that Piper Jaffray’s efforts to contact other potential buyers in May and June of this year did not yield any written proposals or any indications of interest at a price per share in excess of the $13.00 cash price to be paid in the merger; and

•	the efforts made by the special committee and its advisors to negotiate and execute a merger agreement favorable to us.

In addition, the special committee and our board of directors believed that sufficient procedural safeguards were and are present to ensure the fairness of the merger and to permit our board of directors to represent effectively the interests of our unaffiliated stockholders. These procedural safeguards include the following:

•	the fact that the special committee, which consisted entirely of directors who are not officers or employees of Excelligence and who will not have an economic interest in the company following the merger, acted to represent solely the interests of the unaffiliated stockholders and to negotiate with Thoma Cressey on behalf of those stockholders;

•	the fact that no member of the special committee has an interest in the proposed merger different from that of our other stockholders, other than Ron Elliott, other than the fact (a) that members of the special committee hold an aggregate of 2,000 unvested stock options that by their terms will become vested in connection with the merger, (b) that all 84,000 stock options held by the members of the special committee will be “cashed-out” as part of the merger in the same manner as all other stock options, for an aggregate consideration of $780,316 and (c) that members of the special committee will be entitled to customary indemnification and officer and director liability insurance coverage pursuant to the terms of the merger agreement;

•	the fact that the special committee was formed to evaluate the merger and negotiate the terms of the merger agreement and recommended its approval to the board of directors;

•	the fact that none of the members of the board of directors other than Mr. Elliott, whose interests in the merger were disclosed to the board of directors, will receive any consideration in connection with the closing of the merger that is different from that received by other stockholders;

•	the fact that our board of directors includes a representative affiliated with our largest stockholder, the Simon Fund, which currently holds approximately 16.3% of the voting power of our outstanding common stock, however, the Simon Fund will not receive any consideration in connection with the closing of the merger other than the $13.00 per share consideration that is to be received by all stockholders;

•	the fact that the special committee and the board of directors engaged financial and legal advisors with significant experience in public company transactions to advise it in connection with the merger;

•	the fact that many of our directors, including the members of the special committee, are highly experienced in business combination transactions;

•	the fact that completion of the merger will require the adoption of the merger agreement by our stockholders;

•	the fact that our principal stockholders will have no obligation to vote to adopt the merger agreement if the board of directors determines to terminate the merger agreement to accept a superior proposal;

•	the fact that the board of directors is permitted under certain circumstances to respond to inquiries regarding acquisition proposals and to change its recommendation to stockholders or terminate the merger agreement to accept a superior proposal, subject to payment of a termination fee of $3.6 million and up to $1.4 million of ELC Holdings’ reasonable and accountable out-of-pocket expenses;

•	the fact that the board of directors is permitted to change its recommendation to stockholders to comply with our fiduciary duties to our stockholders under applicable law, subject to payment of a termination fee of $3.6 million and up to $1.4 million of ELC Holdings’ reasonable and accountable out-of-pocket expenses;
•	the fact that the special committee, which consisted entirely of directors who are not officers or employees of Excelligence, recommended the approval of the merger agreement to our board of directors and the fact that thereafter the merger agreement was approved by all of the directors of our company who are not officers or employees of Excelligence; and

•	the fact that under Delaware law, our stockholders have the right to demand appraisal of their shares.

In addition to considering the procedural safeguards described above, the special committee and our board of directors also took into account both the fact that Thoma Cressey had rejected our proposal that completion of the merger be conditioned on the adoption of the merger agreement by the majority of our unaffiliated stockholders and the fact that an unaffiliated representative had not been retained to act solely on behalf of our unaffiliated stockholders. In reaching their respective determinations to recommend the merger agreement and the merger despite the absence of these procedural safeguards, the special committee and our board of directors considered the following:

•	Mr. Elliott is our only stockholder who will receive consideration in the merger that is different from the consideration received by our other stockholders, and the 1,328,301 shares owned by Mr. Elliott represented only 14.7% of the 9,055,935 shares of our common stock outstanding as of October 26, 2006;

•	although the completion of the merger was not conditioned on the adoption of the merger agreement by a majority of our unaffiliated stockholders, in order for the merger agreement to be adopted by a majority of the voting power of the outstanding shares of our common stock at least 41.9% of the 7,727,634 shares owned by stockholders other than Mr. Elliot as of October 26, 2006 would be needed in order for the merger to be completed;

•	in lieu of retaining an unaffiliated representative to act solely on behalf of our unaffiliated stockholders, the special committee, which consisted entirely of directors who are not officers or employees of Excelligence, had been formed to represent solely the interests of the unaffiliated stockholders and to negotiate with Thoma Cressey on behalf of those stockholders; and

•	the special committee, which consisted entirely of directors who are not officers or employees of Excelligence, unanimously recommended the approval of the merger agreement to our board of directors, which, in turn, unanimously approved our entry into the merger agreement.

In light of the foregoing, the special committee and our board of directors determined that there were sufficient procedural safeguards in place to ensure the fairness of the merger and to permit the special committee and our board of directs to represent effectively the interests of our unaffiliated stockholders without retaining an unaffiliated representative to act solely on behalf of our unaffiliated stockholders or requiring that the completion of the merger be conditioned on the adoption of the merger agreement by a majority of our unaffiliated stockholders.

In the course of its deliberations, the special committee and our board of directors also considered a variety of risks and other countervailing factors concerning the merger agreement and the merger, including the following:

•	the risk that the merger might not be completed in a timely manner, or at all;

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our business relationships and clients;

•	the restrictions that the merger agreement imposes on our ability to actively solicit competing bids, and the fact that we would be obligated to pay a termination fee and expense reimbursement to ELC Holdings under certain circumstances, which could reduce the incentive for a third party to make a competing bid for us;

•	the fact that we would no longer exist as an independent, publicly traded company and our stockholders would no longer participate in any of the future earnings or growth of Excelligence and would not benefit from any appreciation in the value of Excelligence;

•	the fact that Thoma Cressey did not provide commitment letters executed by its prospective lenders prior to our entry into the merger agreement

•

the fact that, pursuant to the terms of the voting and rollover agreement and the voting agreement, Mr. Elliott and the Simon Fund, respectively, agreed to vote all of their shares of our common stock that they own (approximately 31% of the outstanding voting power of shares entitled to vote at the special meeting) in favor of the adoption of the merger agreement and the approval of the merger and against any action or proposal that would reasonably be expected to result in a breach of the merger agreement by the company or impede, interfere or delay the consummation of the transactions contemplated by the merger agreement;

•	the fact that Thoma Cressey rejected our proposal that completion of the merger be conditioned on the adoption of the merger agreement by the majority of our unaffiliated stockholders;

•	the fact that the special committee, which consisted entirely of directors who are not officers or employees of Excelligence, acted to represent solely the interests of the unaffiliated stockholders and to negotiate with Thoma Cressey on behalf of those stockholders in lieu of retaining an unaffiliated representative to act solely on behalf of the unaffiliated stockholders;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes;

•	the restrictions on the conduct of our business prior to the completion of the merger, requiring us to conduct our business only in the ordinary course and in a manner consistent with past practice, subject to specific limitations, which may delay or prevent us from undertaking business opportunities that may arise pending completion of the merger;

•	declining to engage in a formal sale process may prevent us from receiving and evaluating alternative indications of interest;

•	the interests of our directors and officers in the merger described under “— Interests of Certain Persons in the Merger”; and

•	the fact that we entered into a merger agreement with a newly formed corporation with essentially no assets and, accordingly, that the liability of ELC Holdings and ELC Acquisition in connection with a breach of the merger agreement, even a breach that is deliberate or willful, is subject to a liability cap of $15 million and our ability to proceed and realize upon any judgment against Thoma Cressey Fund VIII, L.P., under its guaranty.

The foregoing discussion of the factors considered by the special committee and the board of directors is not intended to be exhaustive, but does set forth the principal factors considered by them. The special committee and the board of directors, acting upon the unanimous recommendation of the special committee, collectively reached the unanimous conclusion to recommend the adoption of the merger agreement in light of the various factors described above and other factors that each member of the board of directors believed were appropriate. In determining the merger to be fair to, and in the best interests of, our stockholders, including our unaffiliated stockholders, the special committee and the board of directors adopted the analyses conducted and the conclusions reached by Piper Jaffray in rendering its fairness opinion, as more fully discussed herein under the heading “ — Opinion of Piper Jaffray & Co.” The special committee and the board of directors thereby took into account the cash merger consideration of $13.00 per share to be paid to our stockholders as it relates to, among other things, the current market prices of our common stock, the range of multiples implied from the market capitalization of certain comparable companies analyzed by Piper Jaffray and certain comparable transactions selected by Piper Jaffray, the premium that the merger consideration represents to the historical prices of our common stock and a discounted cash flow analysis. The special committee and the board of directors did not consider the liquidation value of our assets because we are a viable going concern, and, accordingly, the foregoing analyses conducted by Piper Jaffray focused on the value of the company as such. Although no detailed study of the liquidation value of the company has been performed, the special committee and the board of directors believe that the company has greater value as a going concern and that the liquidation of the company would not result in greater proceeds to our stockholders than the $13.00 per share consideration to be paid pursuant to the merger agreement. In addition, neither the special committee nor the board of directors consider net book value, which is an accounting concept, as a factor in determining the fairness of the consideration to be paid to our stockholders because net book value is more indicative of our historical costs than our value as a going concern. The calculation of our net book value per share as of June 30, 2006 produced values ranging from $4.84 to $5.22 per share, depending on the degree to which our shares were diluted based on the exercise of outstanding options. These values were substantially below the $13.00 per share cash merger consideration. In addition, the special committee did not consider the prices paid by Ron Elliott for past purchases of our common stock, as more fully disclosed under “Important Information About Excelligence — Transactions in Shares,” because those purchases were made at the then current market price. In view of the wide variety of factors considered by the special committee and our board of directors in connection with their respective evaluation of the merger and the complexity of these matters, neither the special committee nor the board of directors consider it practical to, and neither has attempted to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and neither the special committee nor the board of directors undertook to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, the special committee and the board of directors made their recommendations based on the totality of information presented to them and the investigation conducted by them. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its legal and financial advisors, the special committee and our board of directors unanimously determined that the merger is fair to, and in the best interests of, the company and our stockholders and that the merger agreement and the merger are advisable. Accordingly, acting upon the unanimous recommendation of the special committee, our board of directors approved the merger agreement and recommended that our stockholders adopt the merger agreement.

In addition, after evaluating these factors and consulting with its legal and financial advisors and solely to comply with the requirements of Rule 13e-3 and related rules under the Exchange Act in the event the merger were deemed to be a “going private” transaction, our board of directors believes that the merger agreement and the merger are substantively and procedurally fair to our unaffiliated stockholders.

The special committee and the board of directors unanimously recommend that you vote “FOR” the adoption of the merger agreement.

Opinion of Piper Jaffray & Co.

Our board of directors, and soon after its formation, the special committee, retained Piper Jaffray to act as its financial advisor, and, if requested, to render to the special committee an opinion as to the fairness, from a financial point of view, of the consideration to be received by holders of our common stock other than Mr. Elliott in the merger.

Piper Jaffray delivered its opinion to the special committee on July 19, 2006, that, as of that date, the consideration proposed to be paid for shares of our common stock in the proposed merger was fair, from a financial point of view, to those stockholders other than Mr. Elliott. We encourage stockholders to read the full text of the opinion. A copy of Piper Jaffray’s written opinion is attached to this proxy statement as Annex C and is incorporated into this document by reference. Copies of the written opinion are also available for inspection and copying at our principal executive offices during regular business hours by any interested stockholder, or a representative who has been so designated in writing, and may be inspected and copied or obtained by mail, by written request directed to CCG Investor Relations, 10960 Wilshire Boulevard, Suite 2050, Los Angeles, California 90024.

In issuing its opinion as to the fairness from a financial point of view to the holders of our common stock other than Ron Elliott, in addition to those assumptions described below with respect to the various analyses made by Piper Jaffray, the following assumptions were made, or assurances of management relied upon, by Piper Jaffray:

•	the financial, accounting and other information discussed with or reviewed by Piper Jaffray was accurate and complete and Piper Jaffray did not assume responsibility for independent verification of that information;

•	the information provided to Piper Jaffray was prepared on a reasonable basis in accordance with industry practice and that our company was not aware of any information or facts that would make the information provided to Piper Jaffray incomplete or misleading;

•	we were not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the merger;

•	financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to our company and the merger reflected the best currently available estimates and judgments of our management;

•	the merger would be consummated pursuant to the terms of the merger agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder; and

•	all necessary regulatory approvals and consents required for the merger would be obtained in a manner that would not adversely affect us or alter the terms of the merger.

The Piper Jaffray opinion, in addition to those factors and limitations described below with respect to various analyses made by Piper Jaffray, was also subject to the following factors and limitations:

•	Piper Jaffray made no recommendation as to the specific form or amount of the consideration to be received by our stockholders in the proposed merger, which was determined through negotiations between us and Thoma Cressey;

•	Piper Jaffray’s written opinion, which was delivered to the special committee and subsequently reviewed with our board of directors, addressed only the fairness, from a financial point of view, of the proposed consideration to be received by our stockholders other than Mr. Elliott in the proposed merger. The Piper Jaffray opinion did not address any other terms or agreement relating to the merger, our underlying business decision to proceed with, or effect, the merger or structure thereof, or Thoma Cressey or the guarantor’s ability under the guaranty to fund the merger consideration or any solvency or fraudulent conveyance consideration relating to the merger and does not constitute a recommendation to any stockholder as to how to vote in the merger;

•	Piper Jaffray expressed no opinion as to any financial forecasts, pro forma adjustments, net operating loss or other estimates or forward-looking information of our company or the assumptions on which they were based;

•	in arriving at its opinion, Piper Jaffray did not perform any appraisals or valuations of any of our specific assets or liabilities (fixed, contingent or other), and was not furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, Piper Jaffray undertook no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities to which either we or any of our affiliates is a party or may be subject and, at our direction and with our consent, Piper Jaffray’s opinion made no assumption concerning and therefore did not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters, including the SEC investigation;

•	the analyses performed by Piper Jaffray in connection with its opinion were going concern analyses. Piper Jaffray expressed no opinion regarding our liquidation value;

•	the analyses of Piper Jaffray are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any analysis for purposes of comparison is identical to us or the merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which our company and the merger were compared and other factors that could affect the public trading value or transaction value of the companies; and

•	Piper Jaffray’s opinion was necessarily based upon the information available to Piper Jaffray and facts and circumstances as they existed and were subject to evaluation on the date of the opinion; events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Piper Jaffray did not express any opinion as to the price at which shares of our common stock have traded or such stock may trade following announcement of the merger or at any future time. Piper Jaffray has not undertaken to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date thereof and did not have any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Piper Jaffray’s review included:

•	financial terms of the draft merger agreement dated July 19, 2006;

•	certain business, financial and other information and data with respect to our company publicly available or made available to Piper Jaffray from our internal records;

•	estimates by our management, as of July 18, 2006, of certain non-recurring expenses relating to its internal investigation and restatement of certain financial information, the related SEC investigation into the restatement of our financial statements for the year ended December 31, 2004 and for the quarter ended March 31, 2005 and other litigation not in the ordinary course of business and the pro forma financial effect upon historical financial results of adjusting for these non-recurring expenses;

•	certain of our internal financial projections on a stand-alone basis and estimates of our net operating loss tax benefits, prepared for financial planning purposes and furnished to Piper Jaffray by our management;

•	discussions with members of our senior management with respect to the business and prospects of our company;

•	certain reported prices and trading activity of our common stock and similar information for certain other companies deemed by Piper Jaffray to be comparable to us;

•	a comparison of our financial performance with that of certain other publicly traded companies deemed by Piper Jaffray to be comparable to us;

•	the financial terms, to the extent publicly available, of certain comparable merger transactions;

•	a discounted cash flow analysis for our company on a stand-alone basis; and

•	the premiums paid, to the extent publicly available, of merger transactions selected by Piper Jaffray.

Piper Jaffray conducted such other analyses and examinations and considered such other financial, economic and market criteria as Piper Jaffray deemed necessary in arriving at its opinion.

The following is a summary of the material analyses and other information that Piper Jaffray prepared and relied on in delivering its opinion to the special committee. This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary, and considered as a whole, in order to fully understand the financial analyses presented by Piper Jaffray. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as any indication of the relative importance or weight given to these analyses by Piper Jaffray. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 18, 2006, and is not necessarily indicative of current market conditions.

Consideration

Giving effect to the $13.00 per share cash consideration for the issued and outstanding shares of our common stock and outstanding stock options using the treasury stock method, Piper Jaffray calculated the aggregate equity value of our company in the merger to be approximately $125.3 million and our aggregate enterprise value (equity value plus debt less cash and cash equivalents) to be approximately $127.0 million.

Market Analysis

Piper Jaffray reviewed stock trading and ownership information concerning our company, including the price performance of our common stock over the latest twelve months relative to the Nasdaq Composite Index, the S&P 500 Index and the comparable companies described below and our stock price and volume information since April 30, 2001. Piper Jaffray also reviewed the trading history of our common stock at the dates or for the periods indicated below:

Closing price on July 18, 2006	$8.10
One week prior to July 18, 2006	8.05
One month prior to July 18, 2006	7.95
One year average	7.31
Two year average	6.20
Three year average 52 Week High Average closing price since April 30, 2001(1)	6.02 9.45 4.41

(1)	April 30, 2001 is the date of the combination of Earlychildhood LLC and SmarterKids.com, Inc. pursuant to which we were formed.

Comparable Company Analysis

Piper Jaffray reviewed and compared certain actual and estimated publicly available financial, operating and stock market information of our company and selected publicly traded companies in the following industries (SIC codes): catalog and mail-order houses (5961), educational services (8200), child day care services (8351), games, toys and children’s vehicles (3944), toys and hobby goods and supplies (5092), book publishing and miscellaneous publishing (2741). Comparable companies also included the following financial characteristics: market capitalization of $100 million to $1.2 billion, trailing revenue greater than $100 million and trailing positive EBITDA (as defined below). Piper Jaffray further refined its selection by identifying entities with those characteristics it believed most closely matched the financial and operating characteristics of Excelligence, including customer base, distribution channel and growth dynamics.

This group included Bright Horizons Family Solutions Inc., Educate Inc., Scholastic Corp. and School Specialty Inc.

Piper Jaffray also analyzed these comparable companies by calculating ratios, or multiples, of enterprise value and market capitalization to selected financial data, including latest twelve months (LTM) earnings before interest, taxes, depreciation and amortization (EBITDA), LTM revenue, LTM earnings before interest and taxes (EBIT), 2006 projected earnings per fully diluted share (EPS) and 2006 projected EBITDA, for the comparable companies, that were compared to ratios of implied enterprise value and equity value of Excelligence based on the consideration payable in the merger to corresponding financial data for Excelligence. This analysis produced multiples of selected valuation data as follows:

	Excelligence(1)	Comparable Companies(1)
		Min.	Mean	Median	Max.
Enterprise Value to LTM EBITDA(2)	11.2x	4.5x	9.4x	10.5x	12.1x
Enterprise Value to LTM Revenue	0.9x	0.7x	1.1x	1.2x	1.5x
Enterprise Value to LTM EBIT(2)	13.6x	7.5x	12.6x	13.4x	16.2x
Price/2006P EPS(2)(3)	18.0x	13.0x	19.6x	21.2x	22.9x
Enterprise Value to 2006P EBITDA(2)(3)	9.2x	8.0x	9.0x	8.7x	10.6x

The multiples of selected valuation data produced imply the following per share values for Excelligence by calculating the product of comparable company multiples in the table above and the applicable valuation data for Excelligence:

	Excelligence(1)	Comparable Companies(1)
		Min.	Mean	Median	Max.
Enterprise Value to LTM EBITDA(2)	$13.00	$5.21	$10.93	$12.22	$14.05
Enterprise Value to LTM Revenue	$13.00	$9.36	$16.06	$17.07	$20.76
Enterprise Value to LTM EBIT(2)	$13.00	$7.21	$12.05	$12.75	$15.49
Price/2006P EPS(2)(3)	$13.00	$9.41	$14.14	$15.32	$16.49
Enterprise Value to 2006P EBITDA(2)(3)	$13.00	$11.33	$12.67	$12.24	$14.87

(1)	For Excelligence, based on the merger consideration of $13.00 per share; for comparable companies, based on closing market prices at July 18, 2006.
(2)	Amounts for our company were adjusted in accordance with the views of our management, as of July 18, 2006, to exclude certain non-recurring, one-time costs, including restatement and SEC investigation related costs of $3,231,161 and Nasdaq costs related to the maintaining our listing of $9,000.
(3)	For comparable companies, estimates are per Reuters mean majority basis EPS and EBITDA estimates; for our 2006 EPS and EBITDA estimates are per our management estimates; due to off-cycle report periods, Scholastic Corp.’s calendar year-end taken as of November 31, 2006 and School Specialty Inc.’s calendar year-end taken as of January 31, 2007.

This analysis showed that, based on the estimates and assumptions used in the analysis, the multiples for Excelligence implied by the consideration payable and the per share value in the merger were within the range of multiples and per share values implied from the enterprise value and market capitalization of the comparable companies.

Comparable Transaction Analysis

Piper Jaffray reviewed transactions involving target companies that it deemed comparable to us. Piper Jaffray selected these transactions by searching for transactions that have announced and closed over the past five years in which target companies were within the same SIC industry codes evaluated for selecting comparable companies and in which the acquiring company purchased a controlling interest in the target as in the merger.

Piper Jaffray further refined its search to include those companies for which reliable publicly available data was available and by identifying targets with those characteristics it believed most closely matched the financial and operating characteristics of Excelligence, including trailing positive EBITDA, customer base, distribution channel and growth dynamics.

This group included the following transactions:

Target	Acquiror	Enterprise Value of Target (in millions)
National Business Furniture	K+K American Corp	$82.0
Delta Education, LLC	School Specialty Inc.	$272.0
Rose Art Industries, Inc.	Mega Bloks Inc.	$400.5
Crosstown Traders, Inc.	Charming Shoppes Inc.	$255.8
Cornerstone Brands, Inc.	IAC/InterActiveCorp.	$720.0
The Golf Warehouse	Sportsman’s Guide Inc.	$30.3
OCM Direct, Inc.	Alloy Inc.	$20.6
Learning Curve International, Inc.	RC2 Corp.	$114.0
ABC School Supply	School Specialty Inc.	$41.6
Dan’s Competition Inc.	Alloy Inc.	$36.8
Premier Agendas, Inc.	School Specialty Inc.	$155.9

Piper Jaffray also analyzed these comparable transactions by calculating ratios, or multiples, of enterprise value implied from the consideration paid in the comparable transaction to selected financial data, including LTM revenue, LTM EBIT and LTM EBITDA, for the target companies in the comparable transactions, that were compared to ratios of implied enterprise value of Excelligence based on the consideration payable in the merger to corresponding financial data for Excelligence. This analysis produced multiples of selected valuation data as follows:

	Excelligence(1)	Comparable Transactions
		Min.	Mean	Median	Max.
Enterprise value to LTM revenue:	0.9x	0.6x	1.2x	0.9x	2.8x
Enterprise value to LTM EBIT(2)	13.6x	8.6x	12.4x	12.9x	16.9x
Enterprise value to LTM EBITDA(2)	11.2x	7.4x	10.3x	10.9x	14.0x

The multiples of selected valuation data produced imply the following per share values for Excelligence by calculating the product of comparable transaction multiples in the table above and the applicable valuation data for Excelligence:

	Excelligence(1)	Comparable Transactions
		Min.	Mean	Median	Max.
Enterprise value to LTM revenue:	$13.00	$7.83	$16.35	$12.10	$39.72
Enterprise value to LTM EBIT(2)	$13.00	$8.25	$11.85	$12.32	$16.15
Enterprise value to LTM EBITDA(2)	$13.00	$8.60	$11.99	$12.68	$16.32

(1)	Based on the merger consideration of $13.00 per share.
(2)	Amounts for our company were adjusted per our management to exclude certain non-recurring one-time costs, including restatement and SEC investigation related costs of $3,231,161 and NASDAQ costs related to maintaining our listing of $9,000.

This analysis showed that, based on the estimates and assumptions used in the analysis, the multiples for Excelligence implied by the consideration payable and per share value in the merger were within the range of multiples and per share values implied from the consideration paid in the comparable transactions.

Premiums Paid Analysis

Piper Jaffray reviewed publicly available information for selected acquisitions of public companies relative to pre-announcement market trading prices to determine the premiums payable in the transactions over recent trading prices. It selected these transactions by searching SEC filings, public company disclosures, press releases, industry and popular press reports, databases and other sources and by applying the following criteria:

•	transactions involving all public targets trading in domestic stock exchanges and all industries, excluding those companies for which information on stock price quotations was not reliable and the REIT, financial, biopharmaceutical, high technology and telecommunications industries;

•	going-private transactions (defined as transactions in which a private acquiror (“private” meaning that none of the acquiror’s ultimate parentage is public) acquires a public target and upon completion of the transaction remains a private company), in which the public company receives only cash as consideration and transactions where more than 60% of the shares are purchased; and

•	transactions announced and closed over the past three years with deal size of $50 million to $250 million.

Piper Jaffray performed its analysis on the following 41 acquisition transactions:

Target	Acquiror
Main Street Restaurant Group Inc.	Briad Main Street, Inc.
Checkers Drive In Restaurants Inc.	Wellspring Capital Management, L.L.C.
Lowrance Electronics Inc.	Simrad Yachting AS
Learning Care Group Inc.	ABC Learning Centres Ltd.
Transport Corp. of America Inc.	Goldner Hawn Johnson & Morrison, Inc.
Lancer Corp.	Hoshizaki America, Inc.
Haggar Corp.	Investor Group
Action Performance Companies, Inc.	Motorsports Authentics Inc.
D&K Healthcare Resources Inc.	McKesson Corp.
Tipperary Corp.	Santos Ltd.
Cruzan International Inc.	The Absolut Spirits Company, Inc.
Saucony Inc.	Stride Rite Corp.
Worldwide Restaurant Concepts Inc.	Pacific Equity Partners
Digital Impact, Inc.	Acxiom Corp.
Total Logistics Inc.	SUPERVALU Inc.
META Group Inc.	Gartner Inc.
Chalone Wine Group Ltd.	Diageo plc
Superior Consultant Holdings Corp.	Affiliated Computer Services Inc.
The First Years Inc.	RC2 Corp.
Wiser Oil Co.	Forest Oil Corp.
Loehmanns Holdings Inc.	Crescent Capital Investments, Inc.
MedSource Technologies Inc.	Accellent Corp.
Isco, Inc.	Teledyne Technologies Inc.
DigitalThink Inc.	Convergys Corp.
Golden State Vintners Inc.	The Wine Group Inc.
Landacorp Inc.	SHPS Holdings, Inc.
Trover Solutions Inc.	Tailwind Capital Partners
Butler Manufacturing Co.	Bluescope Steel Ltd.
Rainbow Rentals Inc.	Rent-A-Center Inc.
WorkFlow Management Inc.	Investor Group
Gundle/SLT Environmental Inc.	Code Hennessy & Simmons, L.L.C.
Summit America Television Inc.	EW Scripps Co.
North Coast Energy Inc.	EXCO Resources Inc.
Sylvan Inc.	Snyder Associated Companies, Inc.
barnesandnoble.com Inc.	Barnes & Noble Inc.
Invivo Corp.	Intermagnetics General Corp.
Media Arts Group Inc.	Investor Group
Good Guys Inc.	CompUSA Inc.
United States Exploration Inc.	Investor Group
dELiA*s, Inc.	Alloy Inc.
The Elder-Beerman Stores Corp.	Bon-Ton Stores Inc.

In examining the foregoing acquisition transactions, Piper Jaffray analyzed the implied premium (or discount) paid in the selected transactions over trading prices for the target company one day, one week and one month prior to the announcement of the transaction. Piper Jaffray calculated implied price premiums for Excelligence based upon the merger consideration and an assumed announcement date of July 18, 2006. The following table sets forth information concerning the premiums implied by the merger and premiums in the selected transactions.

	Excelligence	Min	Mean	Median	Max
One day before announcement(1)	60.5%	(13.0%)	25.6%	20.5%	102.8%
One week before announcement(2)	61.5%	(11.4%)	26.8%	22.2%	103.5%
One month before announcement(3)	65.6%	(8.0%)	30.8%	27.1%	120.7%

The table below shows a comparison of the merger consideration per share of $13.00 to the implied per share price for Excelligence derived from the implied premium paid in the selected transactions multiplied by the market price for Excelligence at the indicated time before announcement.

	Excelligence	Min	Mean	Median	Max
One day before announcement(1)	$13.00	$7.05	$10.17	$9.76	$16.43
One week before announcement(2)	$13.00	$7.17	$10.27	$9.90	$16.48
One month before announcement(3)	$13.00	$7.46	$10.59	$10.29	$17.88

(1)	Excelligence premiums based on our closing stock price of $8.10 on July 17, 2006.
(2)	Excelligence premiums based on our closing stock price of $8.05 on July 10, 2006.
(3)	Excelligence premiums based on our closing stock price of $7.85 on June 17, 2006.

This analysis showed that, based on the estimates and assumptions used in the analysis, the premiums payable for Excelligence implied by the consideration payable and per share value in the merger were within the range of premiums paid and implied per share values derived from selected acquisitions of the public companies.

Discounted Cash Flow Analysis

Piper Jaffray performed a discounted cash flow analysis for our company in which it calculated the present value of our projected future cash flows using internal financial planning data prepared by our management. Piper Jaffray estimated a range of theoretical values for our company based on the net present value of our projected annual cash flows, a terminal value for our company in 2010 and net operating loss tax benefits. Piper Jaffray applied a range of discount rates of 16.0% to 18.0% to projected cash flows based on its analysis of the weighted average cost of capital of comparable companies and characteristics unique to the company, including size, liquidity and capital structure. Piper Jaffray applied a range of terminal value multiples of 7.0x to 8.0x of forecasted 2010 earnings before interest, taxes depreciation and amortization. The range of terminal value multiples was derived from a number of factors including the valuation of the comparable companies identified above in the “Comparable Company Analysis,” with particular reference to the EBITDA multiples calculated by Piper Jaffray and the relatively smaller size and lower margins of Excelligence. Projected net operating loss tax benefits were discounted to present value at lower rates due to the higher probability of realization of income at levels sufficient to benefit from estimated available net operating loss carry forwards. This analysis resulted in implied per share values of our company ranging from a low of $11.98 to a high of $14.05, and a midpoint of $12.98.

In reaching its conclusion as to the fairness of the merger consideration and in its presentation to the special committee of the board of directors, Piper Jaffray did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusion as to how the results of any given analysis, taken alone, supported its opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analysis or summary description. Piper Jaffray believes that its analyses must be considered as a whole and that selection of portions of its analyses and of the factors considered by it, without considering all of the factors and analyses, would create a misleading view of the processes underlying the opinion.

Piper Jaffray, as a customary part of its investment banking business, engages in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. Piper Jaffray was selected by the special committee because of its experience advising companies in the education industry, as well as its general expertise with a variety of mergers, acquisitions and finance transactions for small- to mid-cap companies. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade our securities for their own account or the account of their customers and, accordingly, they may hold at any time a long or short position in such securities. In 2005, Piper Jaffray furnished financial advisory services to a company controlled by Thoma Cressey for which it received a fee of $705,000, and in the future may seek to provide services to other businesses controlled by Thoma Cressey.

Piper Jaffray acted as financial advisor to the our board of directors in its evaluation of strategic alternatives and to the special committee in connection with its consideration of the merger and will receive from our company a cash fee equal to $2,013,000 in the event the merger is consummated, subject to adjustment for changes in indebtedness. Piper Jaffray received a $50,000 non-refundable retainer fee and a $250,000 fairness opinion fee, both of which will be credited against the fee for financial advisory services upon consummation of the merger. The non-refundable retainer fee and the fairness opinion fee are not contingent upon the consummation of the merger. Whether or not the transaction is consummated, we have agreed to pay the reasonable and accountable out-of-pocket expenses of Piper Jaffray and to indemnify Piper Jaffray against liabilities incurred. These liabilities include liabilities under the federal securities laws in connection with the engagement of Piper Jaffray.

Applicability of Rules Related to “Going Private” Transactions

The requirements of Rule 13e-3 under the Exchange Act apply to the merger because Ron Elliott, will contribute shares of our common stock to ELC Holdings prior to the merger pursuant to his voting and rollover agreement with ELC Holdings entered into in connection with the merger agreement and thus is deemed to be an affiliate of ELC Holdings as a result. Consequently, Thoma Cressey, ELC Holdings and ELC Acquisition are also deemed to be affiliates of ours. To comply with the requirements of Rule 13e-3, our board of directors, Mr. Elliott, Thoma Cressey, ELC Holdings and ELC Acquisition make certain statements as to the fairness of the merger to our unaffiliated stockholders included in this proxy statement under the sections entitled “Special Factors— Reasons for the Merger and Recommendation of the Special Committee and Board of Directors—Position of Thoma Cressey as to Fairness,” “—Position of Ron Elliott as to Fairness,” and “—Position of Thoma Cressey, ELC Holdings and ELC Acquisition as to Fairness.”

Position of Ron Elliott as to Fairness

Under a potential interpretation of the Exchange Act rules governing “going private” transactions, Mr. Elliott may be required to provide certain information regarding his position as to the fairness of the merger to our unaffiliated stockholders. Mr. Elliott is making the statement included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. Mr. Elliott’s views as to the fairness of the merger should not be construed as a recommendation to any stockholder as to how that stockholder should vote on the proposal to adopt the merger agreement.

Mr. Elliott has interests in the merger different from, and in addition to, the other stockholders of Excelligence. These interests are described beginning on page 47 under “Special Factors—Interests of Certain Persons in the Merger.”

Mr. Elliott did not undertake a formal evaluation of the fairness of the merger or engage a financial advisor for such purposes. However, Mr. Elliott believes that the merger agreement and the merger are substantively and procedurally fair to our stockholders, other than Mr. Elliott, and has adopted the analyses and conclusions of Piper Jaffray, our special committee and our board of directors based upon the reasonableness of those analyses and conclusions and his knowledge of our company, as well as the factors considered by, and the findings of, our board of directors and our special committee with respect to the fairness of the merger. See “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and Board of Directors.” Although Mr. Elliott is a member of the board of directors, because of his differing interests in the merger he did not participate in the negotiation of the merger agreement and was not a member of the special committee which reviewed and negotiated the terms and conditions of the merger agreement. For these reasons, Mr. Elliott does not believe that his interests in the merger influenced the decision of the other members of the board of directors with respect to the merger agreement or the merger.

While the foregoing discussion of the information and factors considered by Mr. Elliott in connection with the fairness of the merger agreement and the merger is believed to include all material factors considered by Mr. Elliott, Mr. Elliott did not find it practical to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching his position as to the fairness of the merger agreement and the merger. Mr. Elliott believes that these factors provide a reasonable basis for his belief that the merger is procedurally and substantively fair to our unaffiliated stockholders.

Position of Thoma Cressey, ELC Holdings and ELC Acquisition as to Fairness

Under the Exchange Act rules governing “going private” transactions, each of Thoma Cressey, ELC Holdings and ELC Acquisition is deemed to be an affiliate of ours. Thoma Cressey, ELC Holdings and ELC Acquisition are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The position of Thoma Cressey, ELC Holdings and ELC Acquisition as to the fairness of the merger is not a recommendation to any of our stockholders as to how the stockholder should vote on the merger.

None of Thoma Cressey, ELC Holdings or ELC Acquisition participated in the deliberations of our board of directors or its special committee regarding, or received advice from our legal or financial advisors as to, the substantive and procedural fairness of the merger, nor did Thoma Cressey, ELC Holdings or ELC Acquisition undertake any independent evaluation of the fairness of the merger or engage a financial advisor for these purposes. However, based on the factors discussed below, Thoma Cressey, ELC Holdings and ELC Acquisition believe that the merger agreement and the merger are substantively and procedurally fair to our stockholders, other than Mr. Elliott. In particular, Thoma Cressey, ELC Holdings and ELC Acquisition considered the following material positive factors:

•	the fact that the $13.00 per share price to be paid as the consideration in the merger represents premiums of approximately 63.7% to the average closing price of our common stock for the 90 trading days prior to the announcement of the transaction, approximately 62.5% to the average closing price of our common stock for the 60 trading days prior to announcement, approximately 62.6% to the average closing price of our common stock for the 30 trading days prior to announcement, and approximately 60.5% to the closing price of our common stock on the day immediately prior to announcement;

•	the fact that the $13.00 per share merger consideration and other terms and conditions of the merger agreement resulted from extensive negotiations between the parties;

•	the value of the consideration to be received by our stockholders, other than Mr. Elliott, pursuant to the merger agreement, as well as the fact that the stockholders, other than Mr. Elliott, will receive the consideration in cash, which provides certainty of value to our stockholders;

•	the fact that the special committee received the opinion of Piper Jaffray to the effect that, as of July 19, 2006, the merger consideration of $13.00 in cash per share to be received by our stockholders, other than Mr. Elliott, pursuant to the merger agreement was fair to those stockholders from a financial point of view;

•

the fact that under certain circumstances we may respond to inquiries regarding acquisition proposals and to terminate the merger agreement in order to complete a superior proposal subject to payment of a

$3.6 million termination fee and reimbursement of up to $1.4 million of reasonable and accountable out-of-pocket expenses of ELC Holdings and ELC Acquisition;

•	the fact that the special committee unanimously determined that the merger agreement and the merger are fair to and in the best interests of our stockholders, including all of our unaffiliated stockholders, other than Mr. Elliott; and

•	the fact that our board of directors unanimously approved and determined the merger agreement advisable and determined that the merger agreement and the merger are fair to, and in the best interests of our company and our stockholders, other than Mr. Elliott.

In addition, Thoma Cressey, ELC Holdings and ELC Acquisition considered a variety of risks and other material countervailing factors concerning the merger and the merger agreement, including the following:

•	the risk that the merger might not be completed in a timely manner, or at all;

•	the risks and costs to our company if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect on our business relationships;

•	the fact that we would no longer exist as an independent, publicly traded company and our stockholders, other than Mr. Elliott, would no longer participate in any of our future earnings or growth and would not benefit from any appreciation in value of our company;

•	the fact that gains from an all-cash transaction would be taxable to our stockholders for U.S. federal income tax purposes; and

•	the interests of our directors and executive officers in the merger described under the section entitled “—Interests of Certain Persons in the Merger.”

Based on information provided by us, Thoma Cressey, ELC Holdings and ELC Acquisition believe that sufficient procedural safeguards were and are present to ensure the fairness of the merger to our stockholders, other than Mr. Elliott. The procedural safeguards identified by our company include the following:

•	the fact that a special committee of the board of directors was established and the fact that the special committee and the board of directors engaged financial and legal advisors with significant experience in public company transactions to advise them in connection with the merger;

•	the fact that no member of the special committee has an interest in the proposed merger different from that of our other stockholders, other than Ron Elliott, other than the fact (a) that members of the special committee hold unvested stock options that by their terms will become vested in connection with the merger, (b) that all stock options held by the members of the special committee will be “cashed-out” as part of the merger in the same manner as all other stock options and (c) that members of the special committee will be entitled to customary indemnification and officer and director liability insurance coverage pursuant to the terms of the merger agreement;

•	the fact that the special committee negotiated the terms of the merger agreement, including the amount of the merger consideration; the fact that the special committee made its evaluation of the merger agreement and the merger based upon the factors discussed in this proxy statement, independent of Mr. Elliott, and with knowledge of the interests of Mr. Elliott in the merger;

•	the fact that the opinion of Piper Jaffray addresses the fairness, from a financial point of view, of the merger consideration to be received by the holders of our common stock, other than Mr. Elliott; and

•	the fact that, under Delaware law, our stockholders have the right to demand appraisal of their shares.

The foregoing discussion of the information and factors considered and given weight by Thoma Cressey, ELC Holdings and ELC Acquisition in connection with the fairness of the merger agreement and the merger is not intended to be exhaustive. However, none of Thoma Cressey, ELC Holdings nor ELC Acquisition found it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching their respective positions as to the fairness of the merger agreement and the merger. Each of Thoma Cressey, ELC Holdings and ELC Acquisition believes that these factors provide a reasonable basis for its belief that the merger agreement and the merger are fair to our stockholders, other than Mr. Elliott. This belief should not, however, be construed in any way as a recommendation to any of our stockholders as to whether any stockholder should vote in favor of the adoption of the merger agreement. Thoma Cressey, ELC Holdings and ELC Acquisition do not make any recommendation as to how our stockholders should vote their shares relating to the merger agreement.

Thoma Cressey, ELC Holdings and ELC Acquisition did not consider the company’s net book value, which is an accounting concept, to be a factor in determining the substantive fairness of the transaction to Excelligence’s unaffiliated stockholders because they believed that net book value is not a material indicator of the value of Excelligence as a going concern but rather an indicator of historical costs. Thoma Cressey, ELC Holdings and ELC Acquisition also did not consider the liquidation value of Excelligence’s assets as indicative of Excelligence’s value primarily because of their belief that the liquidation value would be significantly lower than Excelligence’s value as a viable going concern and that, due to the fact that Excelligence is being sold as a going concern, the liquidation value is irrelevant to a determination as to whether the merger is fair to the unaffiliated stockholders of Excelligence. Thoma Cressey, ELC Holdings and ELC Acquisition did not consider the prices paid by Excelligence for past purchases of its common stock because those purchases were made at the then current market price. Thoma Cressey, ELC Holdings and ELC Acquisition did not independently establish a pre-merger going concern value for Excelligence’s equity for the purposes of determining the fairness of the merger consideration to Excelligence’s unaffiliated stockholders because (1) Thoma Cressey, ELC Holdings and ELC Acquisition confined their own financial analysis to an assessment of the value of Excelligence as an investment by Thoma Cressey, ELC Holdings and ELC Acquisition, and (2) Thoma Cressey, ELC Holdings and ELC Acquisition do not believe that their performing such a pre-merger going concern analysis themselves would be material to their conclusion that the transaction is fair to Excelligence’s unaffiliated stockholders because such an analysis was not used to determine the amount of cash consideration Thoma Cressey, ELC Holdings and ELC Acquisition were willing to pay in the merger.

In making their determination as to the substantive fairness of the proposed merger to the unaffiliated stockholders of Excelligence, Thoma Cressey, ELC Holdings and ELC Acquisition were not aware of any firm offers during the prior two years by any person for the merger or consolidation of Excelligence with another company, the sale or transfer of all or substantially all of Excelligence’s assets or a purchase of Excelligence’s securities that would enable the holder to exercise control of Excelligence.

While Thoma Cressey, ELC Holdings and ELC Acquisition believe that the merger is substantively and procedurally fair to our stockholders, other than Mr. Elliott, Thoma Cressey, ELC Holdings and ELC Acquisition attempted to negotiate the terms of a transaction that would be most favorable to them, and not to our stockholders. Accordingly, Thoma Cressey, ELC Holdings and ELC Acquisition did not negotiate the merger agreement, the voting agreement or the voting and rollover agreement with the goal of obtaining terms that were fair to our stockholders. Instead, Thoma Cressey, ELC Holdings and ELC Acquisition negotiated the merger agreement, the voting agreement and the voting and rollover agreement with an objective that is potentially in conflict with the goal of obtaining a transaction that are fair to our stockholders.

Purposes and Plans for Excelligence After the Merger

The purpose of the merger is to enable our stockholders, other than Mr. Elliott, to immediately realize the value of their investment in us through their receipt of the per share merger consideration of $13.00 in cash, representing a 62.6% premium over the average closing price of our common stock for the 30 trading days prior to July 19, 2006, the date the transaction was announced. Additionally, the merger would allow our stockholders to realize the value of their investment, which was being substantially undervalued by the public market due to, among other things, thin trading volume, limited research coverage and relatively small institutional investor interest with respect to our common stock. In these respects, the special committee and our board of directors believed that the merger was more favorable to those stockholders than any other alternative reasonably available to us and our stockholders because of the uncertain returns to such stockholders in light of our business, operations, financial condition, strategy and prospects, as well as the risks involved in achieving those prospects, and general industry, economic and market conditions, both on a historical and on a prospective basis. For these reasons, and the reasons discussed under the section entitled “Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors,” the special committee has determined that the merger agreement is advisable and the merger, upon the terms and conditions set forth in the merger agreement, is fair to and in the best interests of our stockholders, including all of our unaffiliated stockholders, and our board of directors has determined that the merger agreement is advisable and the merger, upon the terms and conditions set forth in the merger agreement, is fair to and in the best interests of our company and our stockholders, including all of our unaffiliated stockholders.

For Thoma Cressey, ELC Holdings and ELC Acquisition, the purpose of the merger is to allow their investors to own our company and to bear the rewards and risks of such ownership after our common stock ceases to be publicly traded. The transaction has been structured as a cash merger in order to provide our stockholders, other than Mr. Elliott, with cash for all of their shares and to provide a prompt and orderly transfer of ownership of our company in a single step, without the necessity of financing separate purchases of our common stock in a tender offer or implementing a second-step merger to acquire any shares of our common stock not tendered into any such tender offer, and without incurring any additional transaction costs associated with such activities.

It is expected that, upon consummation of the merger, the operations of our company will be conducted substantially as they currently are being conducted except that we will not be subject to the obligations and constraints, and the related direct and indirect costs and personnel requirements, associated with having publicly traded equity securities, including costs associated with the preparation of current and periodic reports and proxy statements for filing with the SEC, and with compliance with certain of the provisions of the Sarbanes-Oxley Act of 2002. ELC Holdings does not have any current plans or proposals that relate to, or would result in, an extraordinary corporate transaction following completion of the merger involving our corporate structure, business or management, such as a merger, reorganization, liquidation, relocation of any operations or sale or transfer of a material amount of assets. We expect, however, that following the merger, our management and ELC Holdings will evaluate and review our business and operations and may develop new plans and proposals that they consider appropriate to maximize the value of our company. ELC Holdings expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review or in light of future developments.

Certain Effects of the Merger

If the merger agreement is adopted by our stockholders and certain other conditions to completion of the merger are either satisfied or waived, ELC Acquisition, a wholly owned subsidiary of ELC Holdings, will be merged with and into us. We will be the surviving corporation. Following the merger, the entire equity in our company will be held by ELC Holdings. If the merger is completed, our unaffiliated stockholders will have no interest in our net book value or net earnings. The table below sets forth the direct and indirect interests in our net book value and net earnings of each of Mr. Elliott, Thoma Cressey and ELC Holdings prior to and immediately after the merger based upon our net book value and net earnings as of and for the six months ended, June 30, 2006.

	Ownership Prior to the Merger(1)				Ownership After the Merger(2)
	Net Book Value		Earnings		Net Book Value		Earnings
Name	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%	$ in Thousands	%
Ron Elliott(3)	$6,951	14.7	$86	14.7	$9,458	20	$117	20
ELC Holdings	—	0	—	0	$47,292	100	$587	100
Thoma Cressey(3)	—	0	—	0	$37,834	80	$470	80

(1)	Based upon beneficial ownership as of October 26, 2006.
(2)	Assumes that Mr. Elliott contributes 929,811 shares of our common stock to ELC Holdings prior to the merger, which is expected to represent approximately 20% of the issued and outstanding equity of ELC Holdings. Ownership after the merger is determined without regard to options, warrants or other rights that may be issued by ELC Holdings prior to or after completion of the merger.
(3)	Post-merger numbers include indirect ownership of the surviving corporation by virtue of equity ownership in ELC Holdings. The post-merger indirect ownership percentages presented in this table are approximations and depend on a number of factors, including the final terms of Thoma Cressey’s financing.

When the merger is completed, each share of our common stock issued and outstanding immediately prior to completion of the merger will be converted into the right to receive $13.00 in cash, without interest and less any applicable withholding taxes. Shares owned by us as treasury stock, shares owned by ELC Holdings, ELC Acquisition or any wholly owned subsidiary of ELC Holdings or ELC Acquisition, including shares that will be contributed to ELC Holdings by Mr. Elliott prior to the merger and shares owned by any of our wholly owned subsidiaries will be cancelled without any payment in the merger. Shares held by a stockholder who has made a proper demand for appraisal of such shares in accordance with Delaware law and who has not voted in favor of adoption of the merger agreement will not be entitled to the cash merger consideration until such time as the stockholder withdraws the demand, fails to perfect or otherwise loses the stockholder’s appraisal rights under Delaware law.

Upon completion of the merger, our unaffiliated stockholders will cease to have ownership interests in our company or rights as our stockholders. Therefore, our unaffiliated stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in value of our company.

Our common stock is currently registered under the Exchange Act and is traded over the counter on pink sheets under the symbol “LRNS.pk.” As a result of the merger, we will become a privately held corporation, and there will be no public market for our common stock. After the completion of the merger, our common stock will cease to be traded over the counter, and price quotations with respect to sales of our common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act inapplicable to our company, which will have the following effects:

•	we will no longer furnish a proxy statement or information in connection with stockholder meetings;

•	we will no longer make available periodic reports with the SEC;

•	our stockholders will no longer have rights and protections that the federal securities laws provide to stockholders of public companies;

•	our stockholders will no longer be protected by the substantive requirements that the federal securities laws, including the Sarbanes Oxley Act, impose on public companies; and

•	our stockholders will no longer be protected by the various substantive requirements that the federal securities laws impose on directors and executive officers, including restrictions on short swing trading, and the reporting obligations for officers, directors, and beneficial owners.

As a result of the loss of the foregoing protections and reporting requirements of the federal securities laws, we will no longer be able to access the public equity markets to raise capital to fund our ongoing business activities or make use of our publicly-traded securities to finance the acquisitions of companies or product lines. We will also no longer be able to take advantage of the reputational and other intangible benefits attributable to our status as a publicly-traded company. In addition, as a result of our no longer being subject to the protections and reporting requirements of the federal securities laws, our stockholders will no longer have access to periodic reports describing our financial performance or current reports setting forth material developments affecting our business. Upon the completion of the merger, the cessation of our public company status will result in there no longer being a public market for our securities, and our stockholders will no longer be able to take advantage of the liquidity attributable to our common stock being a publicly-traded security.

For information about the effects of the merger on our options, please see the section below entitled “The Merger Agreement and the Merger (Proposal 1)—Treatment of Stock Options” beginning on page 63.

Upon completion of the merger, the directors of ELC Acquisition will become the directors of the surviving corporation and the officers of the surviving corporation will be the officers of our company immediately prior to the completion of the merger. Our restated certificate of incorporation, as amended, will be amended as of the completion of the merger to be identical to the certificate of incorporation of ELC Acquisition, as in effect immediately prior to completion of the merger. Our amended and restated bylaws will be amended as of the completion of the merger to be identical to the bylaws of ELC Acquisition as in effect immediately prior to the completion of the merger, and, as so amended, will be the bylaws of the surviving corporation.

The benefit of the merger to holders of our common stock, whose shares are converted into the right to receive the merger consideration upon completion of the merger, is the right to receive $13.00 in cash per share, without interest and less any applicable withholding taxes, for their shares of our common stock. The detriments are that our stockholders will cease to participate in our future earnings and growth, if any, and that the receipt of the cash payment by our stockholders for their shares will be a taxable transaction for federal income tax purposes. See the section entitled “Material U.S. Federal Income Tax Consequences.”

Effects on Excelligence if the Merger is Not Completed

If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the merger. Instead, we will remain an independent public company and our common stock will continue to be traded over the counter on the pink sheets. In addition, if the merger is not completed, we expect that management will operate the business in a manner similar to that in which it is being operated today and that our stockholders will continue to be subject to the same risks and opportunities as they currently are and general industry, economic and market conditions. Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares. From time to time, our board of directors will evaluate and review the business operations, properties, dividend policy and capitalization of our company to, subject to the terms and conditions of the merger agreement, make such changes as are deemed appropriate and continue to seek to identify strategic alternatives to enhance stockholder value. If the merger agreement is not adopted by our stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to us will be offered or become available, or that our business, prospects or results of operations will not be adversely impacted. If the merger agreement is terminated under circumstances described in the section entitled “The Merger Agreement and the Merger (Proposal 1)—Termination Fees and Expense Reimbursement,” we will be obligated to pay a $3.6 million termination fee to ELC Holdings and to reimburse some or all of ELC Holdings’ reasonable and accountable out-of-pocket expenses, up to $1.4 million.

Deregistration of Excelligence Common Stock

If the merger is completed, our common stock will be deregistered under the Exchange Act. After completion of the merger, we will no longer be required to file periodic reports with the SEC on account of our common stock.

Accounting

ELC Holdings will account for the merger under the purchase method of accounting for business combinations under U.S. generally accepted accounting principles, which means that our assets and liabilities will be recorded, as of the closing of the merger, at their fair value and added to those of ELC Holdings.

Source of Funds

Thoma Cressey has advised us that they intend to source the approximately $125 million needed to consummate the merger and to pay an estimated $10 million in transaction-related fees and expenses through a combination of equity, debt and cash on hand. The equity will include approximately $46 million in cash equity contributions from Thoma Cressey Fund VIII, L.P., and approximately $12 million in respect of Mr. Elliott’s rollover of his equity in our company into equity of ELC Holdings, for a total of approximately $58 million. As described in more detail below, Thoma Cressey also intends to utilize a portion of our cash on hand at the closing

(approximately $12 million based on an estimate of our available cash balance at closing) and, for the remaining balance of the merger consideration and the funds needed to pay transaction fees and expenses, will draw approximately $7 million under the revolving credit facility and another $58 million under the term loans which are part of the senior secured credit facilities described below.

Equity Financing

Thoma Cressey has advised us that they intend to capitalize ELC Holdings and ELC Acquisition with an aggregate equity contribution of approximately $46 million. In addition, the value of Mr. Elliott’s equity rollover in ELC Holdings is expected to be approximately $12 million.

Debt Financing

ELC Holdings and ELC Acquisition have received a debt commitment letter, dated as of July 21, 2006, from Harris N.A. and Bank of Montreal to provide, subject to the conditions described below, ELC Acquisition with senior secured credit facilities of up to $88 million (approximately $65 million of which will be drawn at closing) for the purpose of financing the merger, repaying or refinancing certain existing indebtedness of the company and its subsidiaries, paying fees and expenses incurred in connection with the merger and providing ongoing working capital and for other general corporate purposes of the surviving corporation and its subsidiaries.

The debt commitment letter expires on November 30, 2006. The documentation governing the senior secured credit facilities has not been finalized, and, accordingly, their actual terms may differ from those described below. Except as described below, there is no current plan or arrangement to refinance or repay the debt financing arrangements.

Conditions of the Debt Commitment Letter

The availability of the senior secured credit facilities is subject to, among other things, the following conditions precedent:

•	the representations and warranties to be contained in the credit agreement must be true and correct as of the closing of the senior secured credit facilities, including the nonoccurrence of a material adverse change with respect to ELC Acquisition;

•	the consummation of the merger in accordance with the merger agreement without the waiver of any material conditions to closing set forth therein;

•	the refinancing or payoff of certain existing indebtedness of the company and its subsidiaries concurrently with the funding of the senior secured credit facilities;

•	the receipt by ELC Acquisition of cash equity commitments from Thoma Cressey and the consummation of the rollover of Mr. Elliott’s equity in the company, which together will comprise not less than 40% of the pro forma capitalization of ELC Acquisition following the merger;

•	the existence of certain minimum excess availability under the $30 million revolving credit facility that will make up part of the senior secured credit facilities and a minimum borrowing base at closing;

•	delivery of copies of certain financial statements, including pro forma financial statements and projections;

•	the receipt and effectiveness prior to the funding of the senior secured credit facilities of all material governmental and stockholder approvals and consents necessary to consummate the merger and its financing;

•	the payment of certain required fees and expenses; and

•	the negotiation, execution and delivery of satisfactory definitive documentation and the delivery of certain other customary certificates and documents.

Senior Secured Credit Facilities

General. The borrower under the senior secured credit facilities will be ELC Acquisition, and, following the completion of the merger, the company as the surviving corporation. ELC Holdings will be a guarantor under the senior secured credit facilities. The senior secured credit facilities will consist of several subfacilities, including a $30 million revolving credit facility with a term of five years that will include sublimits for the issuance of letters of credit and swingline loans. The senior secured credit facilities will also consist of a “first lien,” term A loan of $10 million, a second “first lien,” term B loan of $30 million, and a “second lien,” term C loan of $18 million which will be subordinate to the revolving credit facility and the first lien term loans. The term A loan, term B loan and term C loan have a maturity of five, six and seven years, respectively. No alternative financing arrangements or alternative financing plans have been made to provide debt financing in lieu of the senior secured credit facilities in the event that the senior secured credit facilities are not available as anticipated.

Bank of Montreal, acting under its trade name BMO Capital Markets, has been appointed the sole lead arranger and sole bookrunner for the senior secured credit facilities. Bank of Montreal will be the administrative agent for the senior secured credit facilities. While Harris N.A. and Bank of Montreal have given their several commitments for the entire amount of the senior secured credit facilities on a fully underwritten basis (subject to the conditions described above), BMO Capital Markets intends to syndicate all or a portion of the facilities to additional lenders, which syndication may take place either prior to or after completion of the merger.

Interest Rate and Fees. At the borrower’s option, loans under the senior secured credit facilities will bear interest based on either LIBOR (the London interbank offered rate) or the Base Rate (a rate equal the higher of (1) the prime commercial lending rate of Bank of Montreal and (2) the federal funds effective rate plus 0.50%) plus, in each case, an applicable margin which differs relative to the appropriate subfacility of the senior secured credit facilities. The initial applicable margin in respect of the loans under the senior secured credit facilities is expected to be as follows:

•	for loans under the revolving credit facility and term A loans, 1.50% in the case of Base Rate loans and 3.25% in the case of LIBOR loans;

•	for term B loans, 2.00% in the case of Base Rate loans and 3.75% in the case of LIBOR loans; and

•	for term C loans, 5.25% in the case of Base Rate loans and 7.00% in the case of LIBOR loans.

Commencing with the fiscal quarter of the borrower ending on or after March 31, 2007, and after the borrower’s delivery of financial statements for the fiscal quarter then ended, the applicable margins will be subject to potential decrease pursuant to a leverage-based pricing grid.

In addition, the borrower will pay customary commitment fees, letter of credit fees and agency /administrative fees under the senior secured credit facilities. Upon the initial funding of the senior secured credit facilities, ELC Acquisition has also agreed to pay an underwriting fee to Harris N.A. and Bank of Montreal.

Prepayments and Amortization. The borrower will be permitted to make voluntary prepayments of loans at any time, without premium or penalty in the case of the revolving credit facility (which may be reborrowed) and the term A loans and term B loans (which may not be reborrowed). Voluntary prepayments of the term C loans will subject the borrower to a call premium of 102% of the amount repaid during the first year of the term C facility and 101% of the amount repaid during the second year of the term C loan facility. In addition, the borrower will be required to make mandatory prepayments with (1) net cash proceeds of non-ordinary course asset sales (subject to reinvestment rights and other exceptions), (2) issuances of equity or debt (other than permitted equity issuances or debt and other exceptions), (3) the net proceeds from insurance and condemnation proceeds not otherwise reinvested, and (4) a percentage of the borrower’s excess cash flow. The term A loans are expected to be repaid in equal quarterly installments commencing with the quarter ending December 31, 2006, such that the term A loans will amortize at an annual rate of 10% in the first year, 15% in the second year, 20% in the third year, 25% in the fourth year and 30% in the final (fifth) year of the facility’s maturity. The term B loans are expected to be repaid in equal quarterly installments commencing that same quarter, such that they will amortize at an annual rate of 1% per year for the first five years of the facility, with the balance due on final maturity at the end of the facility’s sixth year. The term C loan will be due in one payment on maturity at the end of the facility’s seventh year.

Guarantor. All obligations under the senior secured credit facilities will be guaranteed by ELC Holdings and each of the existing and future direct and indirect, wholly-owned domestic subsidiaries of the borrower.

Security. The obligations of the borrower and the guarantors under the senior secured credit facilities will be secured, subject to permitted liens and other agreed upon exceptions, by all of the capital stock of the borrower and its domestic subsidiaries and 65% of the capital stock of its foreign subsidiaries (of which there are none at present) and substantially all present and future assets of the borrower and each guarantor. Consistent with the “second lien” status of the term C loans and pursuant to the terms of an intercreditor agreement to be entered into among the appropriate credit parties at closing, the security interests of the lenders of the term C loans will be subordinate to the security interests of the lenders of the term A and term B loans.

Other Terms. The senior secured credit facilities will contain customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, investments, sales of assets, mergers and consolidations, prepayments of subordinated indebtedness, capital expenditures, liens and dividends and other distributions. The borrower will also be subject to certain financial covenants, including a maximum total leverage ratio, a minimum fixed charge coverage ratio, limitations on capital expenditures and a minimum adjusted level of earnings before interest, taxes, depreciation and amortization. Finally, the senior credit facilities will also include customary events of default, including a change of control to be defined.

Guaranty

In connection with the merger agreement, Thoma Cressey Fund VIII, L.P., an affiliate of Thoma Cressey, has guaranteed, subject to a maximum aggregate liability of $15.0 million, that ELC Holdings and ELC Acquisition will promptly and completely pay and perform their obligations under the merger agreement. The guaranty by Thoma Cressey Fund VIII, L.P. terminates immediately following completion of the merger. Our recourse against Thoma Cressey Fund VIII, L.P. pursuant to the guaranty is our sole and exclusive remedy against the entity or any of its affiliates (other than ELC Holdings or ELC Acquisition) with respect to the liabilities or obligations arising under, or in connection with, the merger agreement and the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of our board of directors with respect to the merger agreement, stockholders should be aware that our directors and executive officers may have, and our largest stockholder may be viewed to have, interests in the merger that are different from, and/or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Interests of Directors and Executive Officers

As of October 26, 2006, our directors and executive officers held and are entitled to vote, in the aggregate, 1,457,504 shares of our common stock, which excludes 1,479 shares beneficially owned by Mr. MacDonald by virtue of his 6.67% membership interest in the general partner of the Simon Fund, representing approximately 16.1% of the voting power of the outstanding shares entitled to vote. The merger agreement provides that each holder of shares of our common stock, including our directors and executive officers, will be entitled to receive $13.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock held immediately prior to the merger. Shares owned by ELC Holdings, including shares that will be contributed to ELC Holdings by Mr. Elliott prior to the merger, will be cancelled.

Mr. MacDonald, who is a representative of the Simon Fund, may be viewed to have beneficial ownership of the shares held by the Simon Fund. Shares held by the Simon Fund, other than those shares to which Mr. MacDonald holds an ownership interest, are excluded from the share numbers set forth above and are discussed below under “—Interest of the Simon Fund.”

As of October 26, 2006, our directors and executive officers held options to purchase 504,522 shares of our common stock, of which 486,522 were exercisable within 60 days, which as of October 26, 2006 were at a weighted average exercise price of $2.53 per share. The merger agreement provides that each option issued and outstanding immediately prior to the completion of the merger will fully vest and become exercisable. Holders of options, including our directors and executive officers, will be entitled to receive a sum in cash equal to (i) the number of shares of common stock subject to their unexercised options, multiplied by (ii) $13.00 minus the per share exercise price of the option, net of any applicable withholding taxes. Our existing option plans will terminate upon completion of the merger.

The table below sets forth, as of October 26, 2006 for each of our directors and executive officers:

•	the number of shares of our common stock currently held;

•	the amount of cash that will be paid in respect of such shares upon completion of the merger, calculated by multiplying (i) $13.00 by (ii) the number of shares currently held;

•	the number of shares subject to outstanding options for our common stock;

•	the value of such outstanding options upon completion of the merger; and

•	the total value of such shares and options upon completion of the merger.

All dollar amounts are gross amounts and do not reflect deductions for any applicable withholding taxes. In each case with respect to options, the value is calculated by multiplying the number of shares subject to each option by the amount, if any, by which $13.00 exceeds the exercise price of the option.

	Common Stock		Outstanding Options (Vested and Unvested)
Name	Shares	Consideration	Shares	Value	Total Value
Non-Employee Directors:
Robert MacDonald(1)	1,479	$19,227	—	—	$19,227
Dr. Louis Casagrande	—	—	44,000	$415,020	$415,020
Dean DeBiase	—	—	44,000	$404,316	$404,316
Richard Delaney	116,000	$1,508,000	40,000	$376,000	$1,884,000
Colin Gallagher	10,000	$130,000	40,000	$356,800	$486,800
Scott Graves	2,912	$37,856	44,000	$415,020	$452,876

Executive Officers:
Ron Elliott(2)	398,490	$5,180,370	180,000	$2,083,500	$7,263,870
Judith McGuinn	291	$3,783	97,522	$1,151,158	$1,154,941
Vikas Arora	—	—	15,000	$112,500	$112,500
All directors and executive officers as a group (9 persons)	529,172	$6,879,236	504,522	$5,314,314	$12,193,550

(1)	The 1,479 shares represent shares directly held by the Simon Fund, a holder of greater than 10% of our common stock. Mr. MacDonald owns a 6.67% membership interest and a profit interest in William E. Simon & Sons Private Equity, LLC, the general partner of the Simon Fund, and is a Principal and President of the general partner of the Simon Fund, which owns a 1.5% interest in the Simon Fund. Mr. MacDonald disclaims beneficial ownership of the shares of common stock beneficially owned by the entity except to the extent of his pecuniary interest therein.
(2)	Excludes 929,811 shares to be contributed by Mr. Elliott to ELC Holdings prior to the merger.

Indemnification

ELC Holdings and the surviving corporation have each agreed to indemnify our current and former directors and officers against losses arising out of acts or omissions occurring at or prior to the effective time of the merger to the full extent permissible under the applicable provisions of the Delaware General Corporation Law, the terms of our restated certificate of incorporation, as amended, and our amended and restated bylaws and under any agreements in effect as of the date of the merger agreement. ELC Holdings has agreed that the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to the exculpation and indemnification of directors and officers than those set forth in our current governing documents.

Before the effective time of the merger, ELC Holdings will purchase an extended reporting period endorsement for our directors and officers under either (i) our existing directors’ and officers’ liability insurance coverage or (ii) a fully paid “tail” policy. The endorsement must be for a period of not fewer than six years following the effective time of the merger in a form with coverage substantially equivalent to existing coverage under our current directors’ and officers’ liability insurance policy. However, the aggregate cost for this insurance cannot exceed 200% of the annual premium for our directors’ and officers’ liability insurance policy. ELC Holdings will, and will cause the surviving corporation to, maintain this insurance coverage following the merger.

The indemnification and insurance obligations may not be terminated or modified so as to affect adversely any covered person without the consent of such person. If ELC Holdings or the surviving corporation (i) consolidates with or merges into any other entity and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any entity, then, and in each such case, proper provision will be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, assumes these obligations.

Employment Agreements

The company is a party to employment agreements with Mr. Elliott and Ms. McGuinn. Each of these agreements has been filed with the SEC as an exhibit to one of the company’s periodic reports under the Exchange Act and the summary of the agreements set forth below is qualified in its entirety by reference to those agreements. The key provisions of each of these agreements are set forth below.

Ron Elliott

The company has had an employment agreement with Mr. Elliott since June 28, 2002. Under the current agreement Mr. Elliott is to serve as Chief Executive Officer of our company through May 6, 2007. Beginning on May 6, 2004 and on each subsequent anniversary of such date, if neither we nor Mr. Elliott has delivered a written notice of non-renewal, the agreement will be automatically extended for an additional year until either party delivers a notice of non-renewal. Under his employment agreement, Mr. Elliott is entitled to receive an annual base salary of $256,000, subject to increase as determined by the board of directors in its sole discretion, and is eligible to receive a bonus at the end of each year, the amount of which is determined by the board of directors in its sole discretion. Mr. Elliott’s annual base salary has subsequently been increased and is currently $309,691. Mr. Elliott is also entitled to additional benefits under the agreement, including, but not limited to, a car allowance.

Pursuant to the agreement, Mr. Elliott may be terminated by us for “cause.” Under the agreement, “cause” means any of the following: (i) a material breach by Mr. Elliott of the provisions of the agreement; (ii) his conviction of, or plea of nolo contendere to, any felony or to any crime causing substantial harm to the company or any of its affiliates (whether or not for personal gain) or involving acts of theft, fraud, embezzlement, moral turpitude or similar conduct; (iii) misuse or diversion of our or any of our affiliate’s funds, embezzlement, or fraudulent misrepresentations or concealments on any written reports submitted by him to us or any of our affiliates; (iv) misconduct, failure to perform the duties of his employment or his habitual neglect thereof; or (v) failure to follow or comply with the lawful directives of the board of directors. The breach, misconduct or failure under clause (iv) is subject to a cure period of 30 days and the breach, misconduct or failure under clause (v) is subject to a cure period of ten days. Upon termination for “cause,” we must pay Mr. Elliott his base salary through the date of termination and a bonus in an amount equal to any earned but unpaid portion of his bonus for the immediately preceding year, together with reimbursable business expenses actually and reasonably incurred by him prior to the date of termination.

The agreement terminates in the event of Mr. Elliott’s death and is also terminable by us in the case of Mr. Elliott’s disability (as defined in Mr. Elliott’s agreement). Upon termination for death or disability, we must pay Mr. Elliott or his estate, as applicable, his base salary through the date of termination and a bonus in an amount equal to any earned but unpaid portion of his bonus for the immediately preceding year. Thereafter, we must pay Mr. Elliott or his estate, as applicable, his then current base salary, multiplied by the greater of the number of months remaining in the term of the agreement or six months.

Mr. Elliott may terminate the agreement for “good reason.” For purposes of his agreement, “good reason” means any of the following: (a) assignment of Mr. Elliott, without his consent, to a position with responsibilities or duties of a materially lesser status or degree of responsibility than his current position; (b) the failure of our board of directors to nominate him, as a member of the board of directors, other than for “cause”; (c) the failure to pay him the base salary at a rate or in an amount at least equal to the amount or rate paid to him pursuant to the agreement; (d) the failure to pay him the bonus he has earned in accordance with the terms of the agreement; (e) any material diminution in his aggregate benefits; or (f) the relocation of his place of business at least 50 miles from his current business location. Under the agreement, if Mr. Elliott’s employment is terminated by us without “cause” or by Mr. Elliott for “good reason,” we must pay him (i) a lump-sum payment equal to his base salary through the date of termination and a bonus in an amount equal to any earned but unpaid portion of his bonus for the immediately preceding year; (ii) an amount equal to two times his annualized total compensation (as defined in the agreement) in quarterly installments during the two-year period following his date of termination; and (iii) the amount of any unvested matching contributions credited to his account as of the date of termination under the company’s 401(k) plan. Mr. Elliott and his dependents would also be entitled to continue receiving health and welfare benefits for two years after the date of termination and, subject to certain limitations set forth in the agreement, Mr. Elliott would have the right to continue to participate in any company pension or other benefit plan for two years after the date of termination. In addition, all options to purchase our common stock held by Mr. Elliott immediately prior to the date of termination will vest and become immediately exercisable, and he will have six months from the date of termination to exercise such options.

The agreement provides Mr. Elliott with the right to receive certain payments and benefits in connection with his termination following a “change of control” as more fully described below. For purposes of the agreement, a change of control includes, among other things, the consummation by the company of a merger, reorganization, consolidation or similar transaction in which the beneficial owners of the company’s common stock immediately before such transaction beneficially own, immediately after such transaction, directly or indirectly, less than 50% of the combined voting power of the surviving company’s voting securities as a result of the transaction. Because none of the our stockholders will own any voting securities in the surviving company after the merger, the completion of the merger will result in a “change of control” for purposes of the agreement. If, during the term of the agreement, Mr. Elliott is terminated by us without “cause” or by Mr. Elliott for “good reason” within two years after the merger, we must pay him (a) a lump-sum payment equal to the sum of his accrued base salary and accrued annual bonus; and (b) two times his annualized total compensation, defined as the greater of (A) $284,684 and (B) his current base salary plus average annual bonus for the prior two years, payable in four equal quarterly installments during the year following his date of termination. Based upon the current compensation paid to Mr. Elliott, the foregoing would result in an aggregate payment of approximately $620,000 in the event that Mr. Elliott were terminated by us without “cause” or Mr. Elliott terminated for “good reason” within two years after the merger. In addition, in such case, (i) Mr. Elliott and his dependents would also be entitled to continue receiving health and welfare benefits for two years after the date of termination; (ii) all options to purchase our common stock held by Mr. Elliott immediately prior to the date of termination would vest and become immediately exercisable, and he would have six months from the date of termination to exercise such options; and (iii) we would have to pay him the amount of any unvested matching contributions credited to his account as of the date of termination under the company’s 401(k) plan.

Judith McGuinn

On January 1, 2006, we entered into an employment agreement with Ms. McGuinn to serve as Chief Operating Officer of our company through December 31, 2008. Under the employment agreement, Ms. McGuinn is entitled to receive an annual base salary of $225,000, which has subsequently been increased. Ms. McGuinn’s current salary is $236,250.

Pursuant to the agreement, we may terminate Ms. McGuinn at any time for “cause.” Under the agreement, “cause” means (a) misappropriation of any material funds or property of the company or of any of its related companies; (b) unjustifiable neglect of duties under the agreement; (c) conviction of a felony involving moral turpitude; (d) gross misconduct and/or the failure to act in good faith to the material detriment of the company; or (e) willful and bad faith failure to obey reasonable and material orders given by the company. The breach, misconduct or failure under clauses (b), (d) and (e) is subject to a cure period of three business days. Upon termination for “cause,” Ms. McGuinn is entitled to payment of her salary earned and benefits accrued as of the date of the termination.

In the event of Ms. McGuinn’s death, the agreement terminates on the last day of the calendar month of her death, and the agreement is also terminable by us in the case of Ms. McGuinn’s disability for three consecutive full calendar months, or for 80% or more of the normal working days during six consecutive full calendar months. Upon termination for death or disability, we must pay Ms. McGuinn or her estate, as applicable, the specified compensation earned and benefits accrued by her at the time of such termination.

If, during the term of the agreement, Ms. McGuinn’s employment is terminated for any reason other than due to a “change in control,” or for “cause” (as defined in the agreement), her death or her disability or (a) her title is lowered; (b) her reporting assignment is changed, without her consent, to anyone other than Mr. Elliott while he remains employed by us; or (c) her place of business is relocated at least 30 miles from our headquarters on the effective date of the agreement, we must pay her base salary in effect at the time of termination through December 31, 2008. Under these circumstances, Ms. McGuinn will have no obligation to mitigate her lost compensation and we will reimburse her for insurance premiums incurred as a result of the continuation of her benefits coverage required by COBRA.

The agreement provides Ms. McGuinn with the right to receive certain payments and benefits in connection with her termination following a “change of control” as more fully described below. For purposes of the agreement, a change of control includes, among other things, the consummation by the company of a merger, reorganization, consolidation or similar transaction in which the beneficial owners of the company’s common stock immediately before such transaction beneficially own, immediately after such transaction, directly or indirectly, less than 50% of the combined voting power of the surviving company’s voting securities as a result of the transaction. Because none of the our stockholders will own any voting securities in the surviving company after the merger, the completion of the merger will result in a “change of control” for purposes of the agreement. If, during the term of the agreement, Ms. McGuinn is terminated other than for “cause,” death or disability within two years after the merger, we must pay her a severance payment equal to 200% of her base salary under the agreement, paid in four equal quarterly installments during the year following her date of termination. Based upon the current compensation paid to Ms. McGuinn, the foregoing would result in an aggregate payment of approximately $472,000 in the event that Ms. McGuinn were terminated other than for “cause,” death or disability within two years after the merger. In such case, Ms. McGuinn would have no obligation to mitigate her lost compensation and we would also reimburse her insurance premiums incurred as a result of the continuation of her benefits coverage required by COBRA.

Retention Bonus Plan

On February 28, 2006, our board of directors adopted the Excelligence Learning Corporation Retention Bonus Plan. The purpose of the plan is to encourage certain employees to remain with the company while the board of directors explored strategic transactions, including the proposed transaction. Pursuant to the plan, we entered into various participation agreements with such specific employees, including our Secretary. The plan, to be administered by the board of directors, provides that in the event a “change in control” (as defined in the plan) transaction occurs prior to February 28, 2007, each eligible plan participant would be entitled to receive a retention bonus in the amount set forth in such individual’s participation notice. The aggregate total of payments under the plan will not exceed $230,000, including a payment to Vikas Arora, our general counsel and secretary, of $40,000. 50% of the participant’s bonus will be paid as soon as practicable following the closing of a change in control transaction, provided that the participant remains continuously employed by us through the closing date or, if not so employed, remains entitled to such payment under the termination of employment provisions provided in the plan, as described below. The remaining 50% of the participant’s bonus will be paid as soon as practicable following the 6-month anniversary of the closing date, provided that the participant remains continuously employed by us through such anniversary date or, if not so employed, remains entitled to such payment under the termination of employment provisions provided in the plan. Under the termination of employment provisions in the plan, if a participant retires or voluntarily terminates his or her employment before the closing date, the participant will not be entitled to receive the bonus. If a participant’s employment is terminated by the company without cause (as defined in the plan) before the closing date, the chairman of the board of directors may determine that the participant should nevertheless receive the bonus, payable in a lump-sum cash payment as soon as practicable after the termination of employment. If the participant’s employment is terminated without cause after the closing date but before the six-month anniversary of the closing date, then, in addition to the first 50% installment of the bonus, the participant will also be entitled to receive the second 50% installment of the bonus, payable in a lump-sum cash payment as soon as practicable after the termination of employment.

Interests of the Simon Fund

We do not believe that the interests of the Simon Fund, as our largest stockholder, are different from other stockholders. Although the Simon Fund has entered into a voting agreement with ELC Holdings pursuant to which it will vote its shares (approximately 16.3% of the outstanding voting power of shares entitled to vote at the special meeting) for the adoption of the merger agreement, there are no other arrangements between our largest stockholder and ELC Holdings and our largest stockholder will receive the same merger consideration as our other stockholders. For more detailed information see “Special Factors—Voting Agreement” beginning on page 54.

Interests of Executive Officers with respect to ELC Holdings

In considering the recommendation of the special committee and our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers have interests in the merger that are different from, and/or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Each of our directors, other than Mr. Elliott, are independent of and have no economic interest or expectancy of an economic interest in ELC Holdings or its affiliates, and will not retain an economic interest in the surviving corporation following the merger. These directors evaluated the merger agreement and whether the merger is in the best interests of our stockholders. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions including the decision of our board of directors to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

It is presently contemplated that all of our executive officers, including Ron Elliott, Judith McGuinn and Vikas Arora, will remain executive officers of the surviving corporation after the consummation of the merger. In addition, Thoma Cressey will be evaluating whether to adopt option plans going forward in connection with its overall review of possible compensation and equity incentive programs for employees.

Vikas Arora, our general counsel and secretary, is entitled to receive a payment of $40,000 under our retention bonus plan. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 47.

Ms. McGuinn’s existing employment agreement will continue to be effective at and after the effective time of the merger. The employment agreement provides her with certain payments and benefits in the event that, during the term of the employment agreement, her employment is terminated other than for “cause,” death or disability within two years after a “change in control” event such as the merger. See “Special Factors—Interests of Certain Persons in the Merger” beginning on page 47 for a description of these payments and benefits.

Interests of Ron Elliott with respect to ELC Holdings

In considering the recommendation of the special committee and our board of directors with respect to the merger agreement, holders of shares of our common stock should be aware that Mr. Elliott has interests in the merger that are different from, and/or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Each of our directors, other than Mr. Elliott, are independent of and have no economic interest or expectancy of an economic interest in ELC Holdings or its affiliates, and will not retain an economic interest in the surviving corporation following the merger. These directors evaluated the merger agreement and whether the merger is in the best interests of our stockholders. The special committee and our board of directors were aware of these potential conflicts of interest and considered them, among other matters, in reaching their respective decisions including the decision of our board of directors to approve the merger agreement and to recommend that our stockholders vote in favor of adopting the merger agreement.

Voting and Rollover Agreement

Thoma Cressey’s willingness to proceed with the merger was conditioned upon Mr. Elliott making an equity investment in the surviving corporation of approximately 929,811 shares of our common stock owned by him. Accordingly, Mr. Elliott has entered into the voting and rollover agreement described below. See “Special Factors—Voting and Rollover Agreement” beginning on page 53.

Mr. Elliott’s Employment Agreement

Mr. Elliott’s existing employment agreement will continue to be effective at and after the effective time of the merger. The employment agreement potentially provides him with certain payments upon a “change in control” event such as the merger. See “Special Factors—Interests of Certain Persons in the Merger—Employment Agreements—Ron Elliott” beginning on page 49.

Stockholders Agreement and Registration Rights Agreement

At the effective time of the merger, Mr. Elliott will become party to a stockholder agreement and a registration rights agreement with ELC Holdings and Thoma Cressey Fund VIII, L.P. that will provide for, among other things, restrictions on the transferability of Mr. Elliott’s equity, tag-along rights, drag-along rights and piggy-back registration rights and demand registration rights and representation on the board of directors of ELC Holdings.

Voting and Rollover Agreement

On July 19, 2006, Mr. Elliott and ELC Holdings entered into a voting and rollover agreement, which, as amended on August 8, 2006, provides that, immediately prior to the effective time of the merger, Mr. Elliott will contribute to ELC Holdings 929,811 shares of our common stock held by him in exchange for the issuance by

ELC Holdings to Mr. Elliott of newly-issued shares of capital stock of ELC Holdings, representing approximately 20% of the outstanding equity of ELC Holdings. Because these shares will not be registered under the Securities Act, they are subject to certain transfer restrictions. Mr. Elliott does not intend to exercise any of his outstanding options to purchase shares of our common stock. Accordingly, pursuant to the merger agreement, these options will become fully vested and exercisable immediately prior to the effective time of the merger and each outstanding and unexercised stock option will be canceled and, in exchange for each option, Mr. Elliott will receive from us payment of an amount in cash equal to the number of shares of common stock underlying the stock option, multiplied by the positive difference, if any, between the merger consideration and the exercise price applicable to such stock option, less applicable taxes required to be withheld with respect to such payment.

Under the voting and rollover agreement, Mr. Elliott has agreed to:

•	appear in person or by proxy and cause all of his shares of our common stock to be counted as present for purposes of calculating a quorum;

•	vote in favor of approval of the merger agreement;

•	vote against any action, proposal, transaction, or any agreement that would reasonably be expected to:

•	result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of our company contained in the merger agreement or of such stockholder in the voting agreement; or

•	impede, interfere or be inconsistent with, delay, postpone, discourage or adversely affect the transactions contemplated by the merger agreement; and

•	if requested by ELC Holdings, appoint ELC Holdings as his proxy with respect to the voting of his shares if he is unable to perform his obligations under the voting and rollover agreement.

The voting and rollover agreement will terminate upon the earliest to occur of (a) the mutual consent of ELC Holdings and Ron Elliott, (b) the consummation of the merger and (c) the termination of the merger agreement in accordance with its terms.

Voting Agreement

The Simon Fund has entered into a voting agreement in which the Simon Fund agreed, among other things, to vote a total of 1,478,700 shares of common stock for the adoption of the merger agreement, representing approximately 16.3% of the outstanding voting power of our shares entitled to vote at the special meeting. The voting agreement applies at any special meeting called for the purposes of voting on the merger agreement as well as any adjourned meeting if it becomes necessary to solicit additional votes. Mr. MacDonald, who is a representative of the Simon Fund, may be viewed to have beneficial ownership of the shares of our common stock held by the Simon Fund.

Under the voting agreement, the Simon Fund has agreed to:

•	appear in person or by proxy and cause all of its shares of our common stock to be counted as present for purposes of calculating a quorum;

•	vote in favor of approval of the merger agreement;

•	vote against any action, proposal, transaction, or any agreement that would reasonably be expected to:

•	result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of our company contained in the merger agreement; or

•	impede, interfere or be inconsistent with, delay, postponed, discourage or adversely effect the transactions contemplated by the merger agreement or the voting agreement; and

•	if requested by ELC Holdings, appoint ELC Holdings as its proxy with respect to the voting of its shares if it is unable to perform its obligations under the voting agreement.

The voting agreement will terminate upon the earliest to occur of (a) the mutual consent of ELC Holdings and the Simon Fund, (b) the consummation of the merger and (c) the termination of the merger agreement in accordance with its terms.

Fees and Expenses of the Merger

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, consisting primarily of financial advisory fees, SEC filing fees, HSR Act filing fees, fees and expenses of attorneys and accountants and other related charges, totaling approximately $3,711,404. This amount includes the following estimated fees and expenses:

Description	Amount
Financial advisory fees and expenses	$2,013,000
Legal, accounting and tax advisory fees and expenses	$1,450,000
SEC filing fees	$13,404
HSR Act filing fees (1)	$125,000
Printing and mailing costs	$60,000
Miscellaneous	$50,000

(1)	Fee paid by Thoma Cressey.

The estimated fees and expenses listed above do not include expenses incurred by ELC Holdings and ELC Acquisition that will be borne by the surviving corporation. None of the costs and expenses described above or to be borne by the surviving corporation will reduce the $13.00 per share merger consideration payable to our stockholders.

In addition, if the merger agreement is terminated under certain circumstances, we could be obligated to pay a termination fee of $3.6 million plus up to $1.4 million in ELC Holdings’ reasonable and accountable out-of-pocket expenses. See “The Merger Agreement and the Merger (Proposal 1)—Termination Fees and Expense Reimbursement.”

Litigation Related to the Merger

As of the date of this proxy, we are not aware of any lawsuits that have been filed against us relating to the merger. Lawsuits pertaining to the merger could be filed in the future.

Provisions for Unaffiliated Stockholders

The special committee was charged with representing the interests of our stockholders, other than Mr. Elliott, and was actively involved in extended and numerous deliberations and negotiations regarding the merger agreement on behalf of such stockholders. In this capacity, the special committee retained and received advice from Piper Jaffray, as financial advisor, and Latham, as legal advisor, and requested and received from Piper Jaffray an opinion to the effect that, as of July 19, 2006 and based upon and subject to the assumptions, qualifications and limitations set forth in the opinion, the $13.00 per share consideration to be received by holders of shares of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders, other than Mr. Elliott, who is exchanging a portion of his Excelligence common stock for common stock of ELC Holdings. We have agreed to pay Piper Jaffray a fee for its services of approximately $2,013,000, approximately $1,713,000 of which is contingent upon the consummation of the merger, subject to adjustment for changes in indebtedness. See “Special Factors—Background of Merger,” “Special Factors—Reasons for the Merger and Recommendation of the Special Committee and the Board of Directors” and “Special Factors—Opinion of Piper Jaffray.” We did not make any provision in connection with the transaction to grant unaffiliated security holders access to our corporate files, and the special committee did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders for purposes of negotiating the terms of the merger agreement or preparing a report concerning the fairness of the transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement, and the documents to which we refer you in this proxy statement, contain forward-looking statements about our plans, objectives, expectations and intentions. Forward-looking statements include information concerning possible or assumed future results of operations of Excelligence, the expected completion and timing of the merger and other information relating to Excelligence and the merger. You can identify these statements by words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” “may,” “will” and “continue” or similar words. You should read statements that contain these words carefully. They discuss our future expectations or state other forward-looking information, and may involve known and unknown risks over which we have no control, including, without limitation:

•	the inability to complete the merger due to the failure to obtain stockholder approval or the failure to satisfy other conditions to completion of the merger;

•	the failure of ELC Holdings to obtain the necessary debt financing arrangements to consummate the merger;

•	the ability to recognize the benefits of the merger;

•	competition in our industry;

•	changes in government regulation;

•	receipt of necessary approvals under applicable antitrust laws and other relevant regulatory authorities;

•	the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

•	the outcome of any legal proceeding that may be instituted against us and others following the announcement of the merger;

•	the amount of the costs, fees, expenses and charges related to the merger;

•	the effect of the announcement of the merger on our client relationships, operating results and business generally, including the ability to retain key employees; and

•	other factors described in our Annual Report on Form 10-K for the year ended December 31, 2005 and our most recent Quarterly Report on Form 10-Q filed with the SEC.

You should not place undue reliance on forward-looking statements. We cannot guarantee any future results, levels of activity, performance or achievements. The statements made in this proxy statement represent our views as of the date of this proxy statement, and you should not assume that the statements made herein remain accurate as of any future date. Moreover, we assume no obligation to update forward-looking statements or update the reasons actual results could differ materially from those anticipated in forward-looking statements, except as required by law.

THE SPECIAL MEETING

We are furnishing this proxy statement to you, as a stockholder of Excelligence, as part of the solicitation of proxies by our board of directors for use at the special meeting of stockholders.

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders in connection with the solicitation of proxies by our board of directors for use at the special meeting to be held on November 29, 2006, beginning at 9:00 a.m. local time at Embassy Suites Hotel, 1441 Canyon Del Rey Boulevard, Seaside, CA 93955. The purpose of the special meeting is:

•	to consider and vote on the proposal to adopt the merger agreement, dated as of July 19, 2006, by and among ELC Holdings, ELC Acquisition and Excelligence;

•	to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the special meeting to adopt the merger agreement; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

Our board of directors, upon the unanimous recommendation of the special committee, has unanimously determined that the adoption of the merger agreement is advisable and the merger is fair to and in the best interests of our stockholders, including all of our unaffiliated stockholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors unanimously recommends that our stockholders vote “FOR” adoption of the merger agreement.

Record Date; Quorum

The holders of record of shares of our common stock as of the close of business on October 26, 2006, which is the record date for the special meeting, are entitled to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date.

As of the close of business on the record date, there were 9,055,935 shares of our common stock outstanding held by approximately 124 stockholders of record. The presence, in person or by proxy, of the holders of a majority of the shares of common stock issued and outstanding on the record date and entitled to vote will constitute a quorum for purposes of voting at the meeting. Both abstentions and broker non-votes (as defined below) will be counted as present for purpose of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn the meeting to solicit additional proxies.

Required Vote

Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock outstanding on the record date and entitled to vote on the matter. The proposal to adjourn the meeting, if necessary, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy and entitled to vote at the special meeting.

Each holder of a share of our common stock is entitled to one vote per share. If you fail to vote your proxy (by returning a properly executed proxy card) or to vote in person, you will not have voted on the proposals. Abstentions, however, will count for the purpose of determining whether a quorum is present. If you abstain, it has the same effect as a vote “AGAINST” the adoption of the merger agreement and the proposal to adjourn the meeting to solicit additional proxies, which requires the vote of the holders of a majority of the voting power of the shares present or represented by proxy and entitled to vote at the special meeting.

Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions from those customers. These non-voted shares of our common stock, or “broker non-votes,” will be counted for the purpose of determining whether a quorum is present. Accordingly, broker non-votes will have the same effect as votes “AGAINST” adoption of the merger agreement and the proposal to adjourn the meeting to solicit additional proxies.

Voting by the Simon Fund

As of October 26, 2006, the Simon Fund, our largest stockholder, held and is entitled to vote 1,478,700 shares of our common stock, representing in the aggregate 16.3% of the voting power of the outstanding shares entitled to vote. On July 19, 2006, ELC Holdings and the Simon Fund entered into a voting agreement in which the Simon Fund agreed, among other things, to vote all of their shares in favor of the adoption of the merger agreement.

Voting by Directors and Executive Officers

As of October 26, 2006, our directors and executive officers held and are entitled to vote, in the aggregate, 1,457,504 shares of our common stock, which excludes 1,479 shares beneficially owned by Mr. MacDonald by virtue of his 6.67% membership interest in the general partner of the Simon Fund, representing approximately 16.1% of the voting power of the outstanding shares entitled to vote. In addition, Mr. MacDonald, who is a representative of the Simon Fund, may be viewed to have beneficial ownership of the shares of our common stock held by the Simon Fund. Mr. Elliott has agreed to vote his 1,328,301 shares of our common stock, representing 14.7% of the outstanding voting power entitled to vote at the special meeting, in favor of the adoption of the merger agreement. Our directors and executive officers have informed us that they intend to vote all of their shares of our common stock, including shares that will be contributed to ELC Holdings by Mr. Elliott after the special meeting but prior to the merger for the adoption of the merger agreement and for the adjournment of the meeting, if necessary, to solicit additional proxies to adopt the merger agreement.

Voting

Stockholders may vote their shares:

•	by attending the special meeting and voting their shares of our common stock in person; or

•	by completing the enclosed proxy card, signing and dating it and mailing it in the enclosed postage- prepaid envelope.

All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a written proxy card is signed by a stockholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” the adoption of the merger agreement; “FOR” adjournment of the meeting, if necessary, to solicit additional proxies; and in accordance with the recommendations of our board of directors on any other matters properly brought before the meeting for a vote.

Stockholders who have questions or requests for assistance in completing and submitting proxy cards should contact CCG Investor Relations at (310) 477-9800.

Stockholders who hold their shares in “street name,” meaning in the name of a broker or other nominee who is the record holder, must either direct the record holder of their shares how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxies

You can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to the Secretary of Excelligence at the address listed in the Summary Term Sheet on page 1 of this proxy statement; or

•	voting in person at the special meeting.

Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in the name of a broker or other nominee who is the record holder, you must follow the instructions of your broker or other holder of record to revoke a previously submitted proxy.

Solicitation of Proxies

In addition to solicitation by mail, our directors, officers and employees may solicit proxies by telephone, other electronic means or in person. We will not, however, solicit proxies via the Internet. These people will not receive any additional compensation for their services, but we will reimburse them for their out-of-pocket expenses. We will reimburse banks, brokers, nominees, custodians and fiduciaries and their nominees for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our stock and in obtaining voting instructions from those owners.

Other Business

We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to the purposes stated in the notice of the special meeting, which is provided at the beginning of this proxy statement. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted in accordance with the recommendations of our board of directors.

REGULATORY MATTERS

The merger is subject to the HSR Act, which provides that certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice, which we refer to as the DOJ, and the Federal Trade Commission, which we refer to as the FTC, and certain waiting period requirements have been satisfied. Pursuant to the HSR Act, on July 31, 2006, each of Excelligence and ELC Holdings filed a Notification and Report Form for Certain Mergers and Acquisitions in connection with the merger with the Antitrust Division and the FTC. The filings are subject to a 30 day initial waiting period, for which early termination was requested. Under the provisions of the HSR Act applicable to the merger, the waiting period under the HSR Act applicable to the merger would have expired at 11:59 p.m., New York City time, on August 30, 2006, unless early termination of the waiting period was granted. On August 14, 2006, both ELC Holdings and us received notice of the granting of early termination of the waiting period under the HSR Act. The filing by ELC Holdings and us of the Notification and Report Forms with the Federal Trade Commission Bureau of Competition and the Department of Justice Antitrust Division, and the grant of early termination of the waiting period, satisfied all regulatory requirements for consummation of the transaction under the HSR Act. There are no additional regulatory requirements of the Federal Trade Commission or Department of Justice that are applicable to this transaction.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion is a summary of certain material U.S. federal income tax consequences of the merger to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect.

This summary is limited to United States Holders who hold our shares of common stock as capital assets. This summary also does not address tax considerations applicable to a holder’s particular circumstances or to holders that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons that are partnerships, S-corporations or other pass-through entities;

•	persons who hold their shares of common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell their shares of common stock under the constructive sale provisions of the Code;

•	persons that have a functional currency other than the United States dollar; or

•	persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this summary does not address any U.S. federal estate or gift tax consequences, nor any state, local or foreign tax consequences, of the merger, and this summary does not address the tax consequences to holders of our common stock who exercise appraisal rights under Delaware law.

THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE MERGER ARISING UNDER THE FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “United States Holder” means a holder that is:

•	an individual citizen or resident of the United States;

•	a corporation or an entity treated as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more U.S. persons have the authority to control and (b) certain other trusts considered United States Holders for U.S. federal income tax purposes.

Consequences of the Merger

The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for that cash. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally taxable at reduced rates. The deductibility of capital losses is subject to limitations. Gain or loss must be calculated separately for each block of common stock (i.e., shares acquired at the same cost in a single transaction) exchanged for cash in the merger.

Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Backup withholding is not an additional tax, but rather, is a method of tax collection. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

THE MERGER AGREEMENT AND THE MERGER (PROPOSAL 1)

The following is a summary of the material terms of the merger agreement, a copy of which is attached to this proxy statement as Annex A and incorporated in this proxy statement by reference. This description is qualified in its entirety by, and made subject to, the more complete information set forth in the merger agreement. You should read the merger agreement carefully and in its entirety. This summary may not contain all of the information about the merger agreement that is important to you.

The merger agreement contains representations and warranties that we, ELC Holdings and ELC Acquisition made to each other as of specific dates. The assertions embodied in those representations and warranties were made for purposes of the merger agreement between Excelligence, ELC Holdings and ELC Acquisition, a copy of which is attached hereto as Annex A and which is incorporated by reference into this proxy statement. The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to read carefully and in their entirety the sections of the merger agreement entitled “Representations and Warranties of the Company” and “Representations and Warranties of Parent and Merger Sub” in Annex A to this proxy statement. The assertions embodied in the representations and warranties are qualified by information in a confidential disclosure schedule that we provided to ELC Holdings and ELC Acquisition in connection with the signing of the merger agreement. The disclosure schedule contains information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the attached merger agreement. Accordingly, the representations and warranties are not, in and of themselves, characterizations of the actual state of facts, since they are modified in substantive ways by the underlying disclosure schedule. Moreover, certain representations and warranties are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between Excelligence, ELC Holdings and ELC Acquisition rather than establishing matters as facts.

Structure of the Merger

If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, ELC Acquisition, a wholly owned subsidiary of ELC Holdings created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into us, with our company being the surviving corporation. We will cease to exist as a separate company, our common stock will no longer be traded over the counter on pink sheets, and we will no longer file periodic reports with the SEC. After the merger, we will be a wholly owned subsidiary of ELC Holdings. We sometimes refer to Excelligence after the merger as the surviving corporation.

Effective Time

The merger will become effective when the certificate of merger has been filed with the Secretary of State of the State of Delaware or such other time as is specified in the certificate of merger. We expect the merger to become effective as soon as practicable after the special meeting and the satisfaction or waiver of all of the other conditions to closing the merger. Under the merger agreement, the parties are required to consummate the merger no later than two business days after all of the conditions to closing the merger described in the merger agreement are satisfied or waived, except for conditions that by their terms are required to be satisfied or waived at the closing, unless the merger agreement is terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties. We refer to the time at which the merger is consummated as the effective time. Although we expect that the merger will be consummated during the fourth quarter of 2006, we cannot specify when, or assure you that, Excelligence and ELC Holdings will satisfy or waive all of the conditions to the merger.

Certificate of Incorporation and Bylaws

Our restated certificate of incorporation, as amended and in effect on the date of the merger agreement, will be amended and restated as of the effective time of the merger to be identical to the certificate of incorporation of ELC Acquisition, except the name of the surviving corporation will be Excelligence Learning Corporation. At the effective time of the merger, our amended and restated bylaws will be amended to be identical to the bylaws of ELC Acquisition, as in effect immediately prior to the effective time of the merger, which will be the bylaws of the surviving corporation.

Board of Directors and Officers of the Surviving Corporation

The directors of ELC Acquisition immediately prior to the merger will become the directors of the surviving corporation following the merger. The officers of our company immediately prior to the merger will become the officers of the surviving corporation following the merger.

Consideration to be Received in the Merger

At the effective time of the merger, each outstanding share of our common stock will be converted into the right to receive the merger consideration, other than shares held by stockholders who properly exercise and perfect their appraisal rights and any shares owned by ELC Holdings or us. Our stockholders are entitled to assert appraisal rights and, if the merger is consummated and all requirements of Delaware law are satisfied, to receive payment equal to the fair value of their shares of our common stock, determined in the manner set forth under the Delaware General Corporation Law. For more information on appraisal rights, see the section entitled “Appraisal Rights” beginning on page 79 of this proxy statement.

Dissenting Shares

Shares of our common stock that are held by stockholders who have perfected demands for appraisal of their shares in accordance with Delaware law will not be converted into the right to receive the merger consideration. We have agreed to give ELC Holdings prompt notice of any demands for appraisal received by us, withdrawals of such demands, and any other instruments served pursuant to the Delaware General Corporation Law and received by us relating to rights to be paid the “fair value” of dissenting shares. We have also agreed to give ELC Holdings the opportunity to participate in and direct, at its own expense, all negotiations and proceedings with respect to demands for appraisal. We cannot, except with the prior written consent of ELC Holdings, make any payment with respect to any demands for appraisals, offer to settle or settle any demands or approve any withdrawal of any demands for appraisal.

Treatment of Stock Options

Immediately prior to the effective time of the merger, each stock option to purchase our common stock that is outstanding will become fully vested and exercisable (whether or not vested or subject to any performance condition that has not been satisfied). As of the effective time of the merger, each outstanding and unexercised stock option will be canceled and, in exchange for such option, the holder of the canceled option will receive from us a payment of an amount in cash equal to the number of shares of common stock underlying the stock option, multiplied by the positive difference, if any, between the merger consideration and the exercise price applicable to such stock option, less applicable taxes required to be withheld with respect to such payment (we sometimes refer to such payment as the option consideration). After the effective time of the merger, any such canceled stock option will no longer be exercisable by its former holder, but will only entitle the holder to the payment of the option consideration.

Rights of Holders of Our Common Stock at the Effective Time of the Merger

At the effective time of the merger, holders of our common stock will cease to be, and will have no rights as, our stockholders, other than the right to receive the merger consideration. After the merger occurs, there will be no transfers on our stock transfer books of any shares of our common stock.

Payment Procedures

Prior to the effective time of the merger, ELC Holdings will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. ELC Holdings will deposit sufficient cash with the paying agent at or prior to the effective time of the merger in order to permit the payment of the merger consideration. As soon as practicable after the effective time of the merger, the paying agent will mail to each holder of record of a certificate representing shares of our common stock a letter of transmittal and instructions explaining how to surrender your shares of our common stock in exchange for the merger consideration. The letter of transmittal and instructions will specify that delivery will be effected and risk of loss and title to stock certificates will pass only upon proper delivery of the stock certificate to the paying agent and will specify how to properly surrender your stock certificates for payment.

With respect to the payment of consideration for outstanding options, the merger agreement provides that, immediately prior to the merger, all options then outstanding to purchase shares of our common stock will become fully vested and exercisable. As of the effective time of the merger, each outstanding and unexercised option will be cancelled and, in exchange therefor, each holder of a cancelled option will be entitled to receive, as promptly as practicable thereafter (but in no event more than five business days after), an amount of cash (without interest) equal to the product of (x) the total number of shares of our common stock subject to the option multiplied by (y) the excess of the amount of $13.00 per share over the exercise price per share of the option, less applicable taxes, if any, required to be withheld with respect to the payment.

You should not send your stock certificates for exchange until you receive the letter of transmittal and instructions referred to above. Do not return your stock certificate with the enclosed proxy card.

When you deliver your stock certificates to the paying agent along with a properly executed letter of transmittal and any other required documents, you will receive the merger consideration to which you are entitled under the merger agreement for each share of common stock previously represented by your stock certificate, and the stock certificate will be canceled. ELC Holdings, the surviving corporation and the paying agent will be entitled to deduct and withhold from the merger consideration any amounts required to be withheld under the Code or any provision of state, local or foreign law.

You are not entitled to receive any interest on the merger consideration. The paying agent will only issue a check for the merger consideration in a name other than the name in which a surrendered stock certificate is registered if the stock certificate surrendered is properly endorsed, or otherwise in proper form for transfer, and you show that you paid any applicable stock transfer taxes. Until surrendered in accordance with the provisions stated above, each certificate will, after the effective time of the merger, represent only the right to receive the merger consideration.

Beginning twelve months after the effective time of the merger, the surviving corporation will act as the paying agent, and our former stockholders may look solely to the surviving corporation for any amounts owed to them. None of ELC Holdings, ELC Acquisition, the surviving corporation, any of their respective affiliates or the paying agent will be liable to any person in respect of any cash delivered to a public official pursuant to applicable abandoned property, escheatment or similar laws.

After the effective time of the merger, there will be no transfers of certificates that previously represented common stock on our stock record books. If, after the effective time of the merger, stock certificates are presented to the surviving corporation or the paying agent for payment, they will be canceled and exchanged for the merger consideration, without interest. However, beginning twelve months after the effective time of the merger, no holder of a stock certificate will have any greater rights against the surviving corporation than may be accorded to general creditors of the surviving corporation under applicable law.

If any of your certificates representing our common stock have been lost, stolen or destroyed, you will be entitled to obtain the merger consideration after you make an affidavit of that fact and, if required by the surviving corporation, post a bond as the surviving corporation may direct as indemnity against any claim that may be made against the surviving corporation with respect to your lost, stolen or destroyed stock certificates.

Representations and Warranties

In the merger agreement, we made customary representations and warranties, subject to exceptions that were disclosed to ELC Holdings, concerning our business and assets. These representations and warranties related to, among other things, the following:

•	our and our subsidiaries’ corporate existence, qualification or license to conduct business and corporate power and authority to carry on our business;

•	our corporate power and authority to enter into and carry out our obligations under the merger agreement, and the enforceability of the merger agreement;

•	our capital structure;

•	our subsidiaries;

•	the execution, delivery and performance of the merger agreement by us not conflicting with or violating our or our subsidiaries’ organizational documents, resulting in any violation or breach under any of our agreements or violating any order, statute or rule applicable to us, except as provided in the merger agreement;

•	identification of required governmental filings and consents;

•	our filings and reports with the SEC;

•	our financial statements;

•	compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002;

•	our and our subsidiaries’ internal accounting controls;

•	the absence of undisclosed liabilities;

•	the absence of certain changes or events affecting our business since December 31, 2005;

•	our personal property and real estate;

•	litigation and claims;

•	compliance with laws;

•	permits and licenses;

•	insurance coverage;

•	environmental matters;

•	material contracts;

•	intellectual property matters;

•	tax matters;

•	employee benefits and ERISA matters;

•	labor matters;

•	affiliate transactions;

•	our software;

•	payment of fees to brokers or finders in connection with the merger;

•	opinion of our financial advisor;

•	the accuracy of the information contained in this proxy statement;

•	our board’s adoption of the merger agreement and approval of the merger and its recommendation to our stockholders to approve the merger agreement;

•	the vote of our stockholders necessary to approve the merger agreement, and that no other vote of our stockholders is necessary to consummate the merger; and

•	the inapplicability of state anti-takeover statutes.

The merger agreement also contains customary representations and warranties of ELC Holdings and ELC Acquisition relating to, among other things, the following:

•	ELC Holdings’ and ELC Acquisition’s corporate existence, qualification or license to conduct business and corporate power and authority to carry on its business;

•	ELC Holdings’ and ELC Acquisition’s power and authority to enter into and carry out their respective obligations under the merger agreement, and the enforceability of the merger agreement;

•	the execution, delivery and performance of the merger agreement by ELC Holdings and ELC Acquisition not conflicting with or violating their respective organizational documents or violating any order, statute or rule applicable to ELC Holdings or ELC Acquisition, except as provided in the merger agreement;

•	identification of required governmental filings and consents;

•	the accuracy of information supplied by ELC Holdings and ELC Acquisition for inclusion in this proxy statement;

•	litigation and claims;

•	availability of funds necessary for the merger, including the merger consideration;

•	payment of fees to brokers or finders in connection with the merger;

•	no prior activities of ELC Acquisition; and

•	ELC Holdings’ or ELC Acquisition’s ownership of our common stock.

Many of our representations and warranties are qualified by a material adverse effect standard. A material adverse effect means, with respect to our company, any change, event, development, effect or circumstance that, individually or in the aggregate, (1) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, financial condition, results of operations, or properties of our company and our subsidiaries, taken as a whole, or (2) materially impairs, or would reasonably be expected to materially impair, our ability to perform our obligations under the merger agreement and consummate the transactions contemplated by the merger agreement, without including the impact of any change, event, development, effect or circumstance resulting from, arising out of or related to, the following:

•	changes in or generally affecting the industry in which we operate or arising from changes in general business or economic conditions (and not having a materially disproportionate effect (relative to most other industry participants) on our company and our subsidiaries taken as a whole);

•	reasonable and accountable out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the merger agreement or the payment by us and our subsidiaries of all amounts due to any officers or employees of our company and our subsidiaries under employment contracts, employee benefit plans or severance arrangements;

•	any change in law or GAAP (not having a materially disproportionate effect (relative to most other industry participants) on us and our subsidiaries taken as a whole);

•	the public announcement or the pendency of the transactions contemplated by the merger agreement or any actions taken in compliance with the merger agreement or otherwise with the consent of ELC Holdings;

•	the failure by us to meet published financial projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement;

•	any attack on, or by, or acts of terrorism involving, the United States, or any declaration of war by the United States Congress (and not having a materially disproportionate effect (relative to most other industry participants) on our company and our subsidiaries taken as a whole); or

•	the SEC’s investigation into the restatement of our financial statements for the year ended December 31, 2004 and for the quarter ended March 31, 2005, or any action or suit arising therefrom or related thereto, except to the extent that:

•	such change, event, development, effect or circumstance results from, arises out of or relates to:

•	any civil enforcement action brought against our company or our current Chief Executive Officer by the SEC; or

•	any criminal indictment of our company or any of our current or former executive officers by the United States Department of Justice; and

•	such enforcement action (as described in the preceding bullet), individually or together with all other enforcement actions (as described in the preceding bullet) and all other changes, events, developments, effects or circumstances, would have a material adverse effect.

The representations and warranties included in the merger agreement are complicated and not easily summarized. You are urged to carefully read Articles III and IV of the merger agreement, which is attached to this proxy statement as Annex A.

Covenants Relating to the Conduct of our Business

From the date of the merger agreement through the effective time of the merger, we have agreed, and have agreed to cause our subsidiaries, to conduct our business in the ordinary course of business consistent with past practice and use our reasonable best efforts to preserve our present business organization and preserve our current relationships with, among others, our customers, suppliers, service providers and other persons with which we have business dealings, and to keep available the services of our officers and certain employees and members of management.

We have also agreed during the same period, and subject to certain exceptions, to refrain from taking any of the following actions, unless we are required by law to do so, or to the extent that ELC Holdings otherwise consents in writing:

•	enter into any agreement or arrangement, or any waiver or modification of any existing agreement or arrangement, with any of our directors, officers, or our other affiliates or any of our subsidiaries, other than in the ordinary course of business consistent with past practice;

•	make any change in the compensation payable or to become payable or the benefits provided to any of our officers or directors (other than increases pursuant to existing employment agreements);

•	materially increase the compensation payable or to become payable to any of its employees, agents, consultants or sales associates (other than general increases in wages to employees who are not officers or directors or affiliates in the ordinary course of business consistent with past practice that do not exceed $100,000 per year in the aggregate) or to independent contractors or to persons providing management services;

•	enter into or amend any employment, severance, consulting, termination or other agreement with, or make any loans to, any of our officers, directors, employees, affiliates, agents, consultants, sales associates, independent contractors or persons providing management services, other than in the ordinary course of business consistent with past practice or as required by applicable law (except that we may enter into termination or severance agreements with employees providing for termination payments that do not exceed $100,000 in the aggregate);

•	except pursuant to our written employment policies or consistent with past practice, grant any retention pay to any current or former director, officer or employee of our company or grant or make any bonus payments, other than bonus payments that are not, in the aggregate (when considered with all bonus payments made in 2006), $25,000 in excess of the aggregate bonus payments provided for in our 2006 budget;

•	declare, set aside or pay any dividend or other distribution in respect of any class or series of our capital stock or other interests (other than dividends to us or one of our subsidiaries paid by one of our subsidiaries in the ordinary course of business);

•	issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of our company or any of our subsidiaries (other than upon exercise of options outstanding on the date of the merger agreement);

•	redeem, purchase or otherwise acquire any shares of any class or series of the capital stock of our company or any of our subsidiaries;

•	terminate or amend any benefit plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a benefit plan if it were in existence as of the date of the merger agreement for the benefit of any director, officer or employee except as required by applicable law or grant any equity or equity-based awards.

•	sell, lease, transfer or dispose of any assets or rights having value in excess of $100,000, other than in the ordinary course of business;

•	enter into any lease for real property;

•	incur any lien upon any of its assets (other than liens expressly permitted under the merger agreement);

•	acquire or lease any assets or rights having a value in excess of $100,000, other than in the ordinary course of business;

•	acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire, any corporation, partnership, other business organization or any division thereof or make investments in persons other than wholly owned subsidiaries;

•	incur aggregate indebtedness outstanding at any time under our existing credit agreement in excess of $6,250,000 or incur indebtedness (other than indebtedness incurred pursuant to our existing credit agreement) in excess of $250,000 in the aggregate at any time outstanding;

•	amend or change our organizational documents or those of or our subsidiaries;

•	settle or dismiss, or incur out-of-pocket expenses with respect to, any litigation or arbitration to which we or any of our subsidiaries is a party, which settlement or dismissal or out-of-pocket expenses will result in a loss, payment or other cost in excess of $100,000 individually or $300,000 in the aggregate, in each case, net of insurance and indemnification payments actually received by us, or enter into any joint defense or similar agreement with respect to any litigation;

•	institute any liquidation, dissolution, reorganization, or insolvency proceedings or other proceedings for relief under any bankruptcy or similar law for the relief of debtors;

•	hire any new employee with an annual base salary in excess of $100,000, appoint, promote or terminate any executive officer or member of senior management, or engage any consultant or independent contractor for a period exceeding ninety (90) days unless such engagement may be terminated on ninety (90) days’ or less notice without a material termination fee or similar material payment;

•	make any capital expenditure, other than capital expenditures that are not, in the aggregate (when considered with all capital expenditures made in 2006), more than $250,000 in excess of the capital expenditures provided for in our 2006 budget;

•	enter into, amend, extend, terminate or permit any renewal notice period or option to lapse with respect to, any material contract (or any contract or agreement had it been in effect on the date of the merger agreement would have been a material contract) or waive, release or assign any material rights or claims under any material contract;

•	make any change to any of our or our subsidiaries’ financial or tax accounting principles, methods or practices (including any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) in any material respect, except in each case as required by GAAP or applicable law;

•	except as required by applicable law,

•	settle or compromise with respect to any tax liability;

•	make, change or revoke any election with respect to taxes;

•	surrender any right to claim a refund for any taxes, consent to any extension or waiver of the statute of limitations period applicable to any taxes, tax return or tax claim; or

•	amend any tax return or enter into any closing or similar agreement with respect to taxes;

•	commence, terminate or change (in any material respect) any line of business;

•	with respect to our insurance policies:

•	fail to maintain in full force and effect existing insurance policies covering us and our subsidiaries and our respective properties, assets and businesses, taken as a whole;

•	fail to use reasonable best efforts to replace or renew existing insurance policies to the extent available at comparable rates; or

•	increase the premium on such existing insurance policies or replacements thereof in excess of generally available market rates;

•	enter into or amend in an adverse manner any agreement which has non-competition, geographical restriction or similar covenants relating to the businesses of our company and our subsidiaries;

•	with respect to intellectual property that is material to the business of our company and our subsidiaries, taken as a whole:

•	transfer to one or more third parties, mortgage or encumber, or, except in the ordinary course of business, license or sublicense, any of our owned intellectual property; or

•	fail to pay any fee, take any action or make any filing reasonably necessary to maintain our ownership of any of our owned intellectual property;

•	repurchase, repay, or forgive any indebtedness (other than bonds and other similar instruments supporting performance obligations incurred in the ordinary course of business) or make any loans or advances, except in the ordinary course of business;

•	take, or agree in writing or otherwise to take, any action that would or would reasonably be likely to result in any of the conditions to the merger set forth in Article VI of the merger agreement not being satisfied; or

•	consent, agree or resolve to do any of the foregoing.

Stockholders’ Meeting

We have agreed to hold as promptly as practicable a meeting of our stockholders to vote on the proposal to approve the merger agreement. We have also agreed to use our reasonable best efforts to solicit proxies in favor of approval of the merger agreement.

Conditions to the Merger

The obligations of our company and ELC Holdings to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the approval of the merger agreement by the required vote of our stockholders;

•	the absence of any law, order or injunction prohibiting the consummation of the merger;

•	all governmental consents, approvals or clearances (other than the filing of the certificate of merger with the Secretary of State of the State of Delaware) which, if not obtained in connection with the transactions contemplated by the merger agreement, would have a material adverse effect on us;

•	the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act.

Our obligation to consummate the merger is subject to the satisfaction of the following additional conditions, any of which can be waived by us:

•	the representations and warranties of ELC Holdings and ELC Acquisition in the merger agreement must be true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of the date of the merger agreement, and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except for such inaccuracies that would not have a material adverse effect on ELC Holdings;

•	each of ELC Holdings and ELC Acquisition must have performed and complied with all of their respective covenants, obligations and agreements required by the merger agreement to be performed or complied with by them on or prior to the closing date of the merger, except where such failure to perform or comply would not have a material adverse effect on ELC Holdings; and

•	we must have received a certificate signed by two executive officers of ELC Holdings, dated as of the closing date of the merger, certifying as to the satisfaction of the preceding two conditions.

The obligations of ELC Holdings and ELC Acquisition to consummate the merger are subject to the satisfaction of the following additional conditions, any of which can be waived by ELC Holdings or ELC Acquisition:

•	our representations and warranties set forth in the merger agreement must be true and correct (without giving effect to any limitation as to materiality or material adverse effect) as of the date of the merger agreement, and as of the closing date of the merger as though made on and as of such date and time (except to the extent that any such representation and warranty speaks of an earlier date, in which case such representation and warranty must be true and correct as of such earlier date), except for such inaccuracies that would not have a material adverse effect on us;

•	we must have performed and complied with all of our covenants, obligations and agreements required by the merger agreement to be performed or complied with by us on or prior to the closing date of the merger, except where such failure to perform or comply would not have a material adverse effect on us;

•	there must not have occurred a material adverse effect on us since the date of the merger agreement;

•	ELC Holdings must have received a certificate signed by our chief executive officer and chief operating officer (or another executive officer), dated as of the closing date of the merger, certifying as to the satisfaction of the preceding three conditions; and

•	ELC Holdings must have received a properly executed certificate from us certifying that the common stock and stock options are not U.S. real property interests.

The merger agreement provides that any or all of the conditions described above may be waived, in whole or in part, by Excelligence, ELC Holdings or ELC Acquisition, to the extent permitted by applicable law. None of Excelligence, ELC Holdings or ELC Acquisition currently expect to waive any material condition to the completion of the merger. If either Excelligence, on the one hand, or ELC Holdings and ELC Acquisition on the other, determines to waive any condition to the merger that would result in a material and adverse change in the terms of the merger to Excelligence or our stockholders (including any change in the tax consequences of the transaction to our stockholders), proxies would be resolicited from our stockholders in connection with the waiver. Additionally, because the parties to the merger agreement have agreed to use reasonable best efforts to take all actions and to do all things necessary, proper or advisable under applicable laws to complete the merger by November 30, 2006, we believe that there is no material uncertainty as to the satisfaction of any of the conditions to the consummation of the merger, subject to our stockholders’ vote to adopt the merger agreement.

Solicitation of Proposals from Other Parties

We have agreed that we will not, nor will we authorize or permit our subsidiaries nor any of our or our subsidiaries’ respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, affiliates and agents (which we sometimes refer to as our representatives) to, directly or indirectly:

•	initiate, solicit or otherwise knowingly take any action to facilitate any inquiry, offer or proposal which constitutes, or would reasonably be expected to lead to, an acquisition proposal;

•	participate in any discussions or negotiations regarding any acquisition proposal or furnish, or disclose, to any third party (other than ELC Holdings and ELC Acquisition and their representatives and lenders) any non-public information with respect to our company or any of our subsidiaries in connection with an acquisition proposal; or

•	enter into any agreement, agreement in principle or letter of intent with respect to any acquisition proposal.

An acquisition proposal means any inquiry, offer or proposal (other than the merger or an inquiry, offer or proposal from ELC Holdings or ELC Acquisition or their representatives), whether or not in writing, relating to an acquisition transaction. An acquisition transaction means:

•	any transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction that would result in any third party or group acquiring 20% or more of the fair market value of our company and our subsidiaries, taken as a whole;

•	any transaction pursuant to which any third party or group acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of our company or any of our subsidiaries representing, in the aggregate, 20% or more of the assets of our company and our subsidiaries, taken as a whole;

•	any issuance, sale or other disposition to any third party or group (including by way of merger, consolidation, share exchange or any similar transaction) of outstanding shares of our capital stock (or options, rights or warrants to purchase or securities convertible into, outstanding shares of our capital stock) representing 20% or more of the votes attached to the outstanding shares of our capital stock;

•	any tender offer or exchange offer that, if consummated, would result in any third party or group beneficially owning 20% or more of any class of equity securities of our company or any of our subsidiaries; or

•	any combination of the foregoing.

If, prior to the approval of the merger agreement by our stockholders, we receive a bona fide unsolicited written acquisition proposal that did not result from a breach by us of the no solicitation provisions in the merger agreement, as discussed above, and our board determines (subsequent to the recommendation of the special committee) in good faith, after consultation with and having considered the advice of our outside legal counsel and our financial advisor, that such acquisition proposal constitutes or would reasonably be expected to lead to a superior proposal, then we may:

•	furnish information and/or draft agreements with respect to our company or any of our subsidiaries to the person making such acquisition proposal pursuant to a customary confidentiality agreement with us containing terms no less favorable to us than those contained in our confidentiality agreement with ELC Holdings; and

•	participate in discussions and/or negotiations with the person making such unsolicited acquisition proposal regarding such acquisition proposal.

A superior proposal means any bona fide acquisition proposal (with all percentages included in the definition of an acquisition proposal increased to 75%) on terms that our board determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and our financial advisor to be more favorable to our stockholders than the merger and the transactions contemplated by the merger agreement, in each case taking into account, among other things, all legal, financial, regulatory and other aspects of the merger agreement and the proposal, including the likelihood that such transaction will be consummated and any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition, and taking into account any revisions made in writing by ELC Holdings or ELC Acquisition prior to the time of determination.

We have agreed to promptly, and in any event within 48 hours, notify ELC Holdings and ELC Acquisition in writing if any acquisition proposal is received by, any non-public information is requested from, or any negotiations or discussions are sought to be initiated (or, in the case of negotiations or discussions taking place on or before the date of the merger agreement, continued) with, us or our representatives, in each case in connection with any acquisition proposal. Any such notice will indicate the name of the person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications) to ELC Holdings). We are also required to keep ELC Holdings informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). The merger agreement further provides that we will promptly (and in any event within forty-eight (48) hours) after a determination by our board of directors (pursuant to a recommendation of the special committee) that an acquisition proposal is a superior proposal notify ELC Holdings of the making of such determination. Prior to providing any non-public information regarding our company or our subsidiaries to any other person in connection with an acquisition proposal, we must notify ELC Holdings of the provision of such non-public information to such person and shall provide ELC Holdings with any such non-public information, which it had not been previously provided with, no later than the date of provision of such information to such other person.

Prior to the approval of the merger agreement by our stockholders, our board (subsequent to the recommendation of the special committee) may:

•	approve or recommend to our stockholders a superior proposal;

•	withdraw, qualify or modify in a manner adverse to ELC Holdings and ELC Acquisition (or not continue to make) its recommendation with respect to the merger agreement; and/or

•	subject to compliance with the provisions of the merger agreement related to the payment of fees and expenses in connection with a termination of the merger agreement, terminate the merger agreement and enter into an agreement regarding a superior proposal.

However, our board may only take the foregoing actions if:

•	our board, subsequent to the recommendation of the special committee, reasonably determines in good faith that the failure to take such action would result in the breach of its fiduciary duties to our stockholders under applicable law;

•	we have given to ELC Holdings three business days’ prior notice of our intention to take such action and we and our board have cooperated and negotiated in good faith with ELC Holdings to make such adjustments, modifications or amendments to the terms and conditions of the merger agreement as would enable us to proceed with our board’s original recommendation with respect to the merger agreement; and

•	at the end of such three days’ prior notice period, after taking into account any such adjusted, modified or amended terms as may have been proposed in writing by ELC Holdings during such period, our board of directors, subsequent to a recommendation of the special committee, again determines in good faith that such acquisition proposal is a superior proposal.

We are required to promptly, and in any event within 48 hours, following determination by our board of directors (subsequent to the recommendation of the special committee) that an acquisition proposal constitutes a superior proposal notify ELC Holdings of the making of such determination. We have also agreed to notify ELC Holdings if we provide to any person in connection with an acquisition proposal any non-public information regarding us or our subsidiaries and to provide to ELC Holdings any such non-public information which has not been previously provided to ELC Holdings no later than the date of provision of such information to that person.

Reasonable Best Efforts

Excelligence and ELC Holdings have agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate and make effective the transactions contemplated by the merger agreement as promptly as practicable after the date of the merger agreement. However, neither we nor ELC Holdings may take any action that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any governmental authority necessary to be obtained prior to the closing of the merger. In addition, our company and ELC Holdings have agreed to:

•	promptly consult with the other party with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) copies of, all filings made by such party with any governmental authority or any other information supplied by such party to a governmental authority in connection with the merger agreement and the transactions contemplated by the merger agreement;

•	promptly inform the other of any communication from any governmental authority regarding any of the transactions under the merger agreement, unless otherwise prohibited by law;

•	endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with any request for additional information or documentary material from any government authority with respect to the transactions under the merger agreement;

•	give any notices to third parties; and

•	use reasonable best efforts to obtain any consents necessary, proper or advisable to consummate the transactions contemplated in the merger agreement or required to be disclosed in the disclosure schedule to the merger agreement.

We have also agreed to use our reasonable best efforts to effect any transfers, amendments or modifications of permits (including environmental permits) required as a result of the execution of the merger agreement or consummation of the transactions under the merger agreement.

Termination of the Merger Agreement

Either ELC Holdings or we may terminate the merger agreement at or prior to the closing of the merger if any of the following occurs:

•	the parties mutually agree in writing to terminate the merger agreement;

•	the merger has not occurred on or before November 30, 2006 (provided that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the closing of the merger to occur on or before November 30, 2006);

•	any law makes consummation of the merger illegal or otherwise permanently prohibited (and which law the parties have used their reasonable best efforts to resist, resolve or lift);

•	any governmental authority issues a final and nonappealable order, writ, judgment, injunction, decree, stipulation, determination or award permanently enjoining or otherwise permanently prohibiting the transactions contemplated by the merger agreement (and which order the parties have used their reasonable best efforts to resist, resolve or lift) (provided that this right to terminate the merger agreement will not be available to any party whose breach of any provision of the merger agreement results in the imposition of any such order or the failure of such order to be resisted, resolved or lifted);

•	there has been a material breach by the other party of any of its representations, warranties, covenants or agreements in the merger agreement, which breach would result in the failure to satisfy one or more of the conditions, as applicable, discussed in the section entitled “—Conditions to the Merger” beginning on page 71 of this proxy statement, and such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice of the breach is given to the breaching party (provided that, at the time of delivery of such written notice, the party delivering such written notice is not in material breach of its obligations under the merger agreement) (we sometimes refer to this termination right as the material breach termination right); or

•	if, at the special meeting or any adjournment thereof, our stockholders fail to adopt the merger agreement.

In addition, ELC Holdings has the right to unilaterally terminate the merger agreement (we sometimes refer to these termination rights as ELC Holdings’ unilateral termination rights) if our board (subsequent to the recommendation of the special committee):

•	adversely modifies or qualifies, withholds or withdraws its approval or recommendation to our stockholders that they vote in favor of adoption of the merger agreement (including taking a neutral position or no position with respect to an acquisition proposal);

•	makes any filing or release, in connection with the special meeting or otherwise, inconsistent with its approval or recommendation to our stockholders that they vote in favor of adoption of the merger agreement;

•	approves or recommends or resolves to recommend an acquisition proposal;

•	fails to publicly reconfirm its approval or recommendation to our stockholders that they vote in favor of approval of the merger agreement within five business days of being requested to do so in writing by ELC Holdings; or

•	resolves or otherwise determines to take, or announces an intention to take, any of the foregoing actions.

We have the right to terminate the merger agreement if, prior to obtaining stockholder approval of the merger, our board, in accordance with the terms of the merger agreement, approves or recommends to our stockholders a superior proposal; withdraws, qualifies or modifies its recommendation with respect to the merger agreement; or enters into a definitive agreement to effect a superior proposal, all as more fully discussed in the section entitled “—Solicitation of Proposals from Other Parties” beginning on page 71 of this proxy statement.

Termination Fee; Expenses

The merger agreement also requires us to pay ELC Holdings a termination fee equal to $3.6 million (which we sometimes refer to as the ELC Holdings termination fee), and to reimburse up to $1.4 million of ELC Holdings’ reasonable and accountable out-of-pocket expenses relating to the merger agreement (which we sometimes refer to as the ELC Holdings expenses), if the merger agreement is terminated under certain circumstances.

The merger agreement requires us to pay ELC Holdings the ELC Holdings termination fee and ELC Holdings expenses concurrently with the termination if:

•	the merger agreement is terminated by ELC Holdings pursuant to ELC Holdings’ unilateral termination rights, as discussed in the section entitled “—Termination of the Merger Agreement” beginning on page 75 of this proxy statement; and

•	the merger agreement is terminated by us if, prior to obtaining stockholder approval of the merger, our board, in accordance with the terms of the merger agreement, approves or recommends to our stockholders a superior proposal; withdraws, qualifies or modifies its recommendation with respect to the merger agreement; or enters into a definitive agreement to effect a superior proposal, all as more fully discussed in the section entitled “—Solicitation of Proposals from Other Parties” beginning on page 72 of this proxy statement.

The merger agreement requires us to pay ELC Holdings the ELC Holdings termination fee and ELC Holdings expenses (within two business days after the consummation of an acquisition transaction) if:

•	the merger agreement is terminated by ELC Holdings because we have materially breached (and the breach would result in the failure to satisfy one or more of the applicable closing conditions, and such breach is incapable of being cured or, if capable of being cured, has not been cured within 30 days after written notice of the breach) any of our covenants related to:

•	the conduct of our business prior to the closing of the merger, as discussed in the section entitled “—Covenants Relating to the Conduct of our Business” beginning on page 68 of this proxy statement;

•	solicitation of proposals from other parties, as discussed in the section entitled “—Solicitation of Proposals from Other Parties” beginning on page 72 of this proxy statement;

•	the special meeting of our stockholders, as discussed in the section entitled “—Stockholders’ Meeting” beginning on page 71 of this proxy statement;

•	this proxy statement and the Rule 13E-3 transaction statement to be filed with the SEC;

•	using our reasonable best efforts, as discussed in the section entitled “—Reasonable Best Efforts” beginning on page 74 of this proxy statement; or

•	giving ELC Holdings (and its representatives and lenders) reasonable access to our employees, books and records, systems, facilities and properties and furnishing ELC Holdings on a timely basis with such financial and operating data and other information as ELC Holdings may from time to time reasonably request.

• and:

•	on or before the date of such termination, an acquisition proposal with respect to our company has been publicly announced or disclosed to our board; and

•	within 12 months of the date of such termination, we enter into a definitive agreement with respect to, or we have consummated, an acquisition transaction (with all of the percentages in the definition of acquisition transaction (as discussed in the section entitled “—Solicitation of Proposals from Other Parties” on page 72 of this proxy statement) increased to 50%).

•	the merger agreement is terminated by us because the closing of the merger has not occurred on or before November 30, 2006 (provided that this right to terminate the merger agreement will not be available to any party whose failure to fulfill any obligation under the merger agreement has been the cause of, or resulted in, the failure of the closing of the merger to occur on or before November 30, 2006) and:

•	on or before the date of such termination, an acquisition proposal with respect to our company has been publicly announced or disclosed to our board; and

•	within 12 months of the date of such termination, we enter into a definitive agreement with respect to, or we have consummated, an acquisition transaction (with all of the percentages in the definition of acquisition transaction (as discussed in the section entitled “—Solicitation of Proposals from Other Parties” on page 72 of this proxy statement) increased to 50%).

•	the merger agreement is terminated by ELC Holdings or by us because adoption of the merger agreement by our stockholders at the special meeting was not obtained and:

•	on or before the date of such termination, an acquisition proposal with respect to our company has been publicly announced or disclosed to our board; and

•	within 12 months of the date of such termination, we enter into a definitive agreement with respect to, or we have consummated, an acquisition transaction (with all of the percentages in the definition of acquisition transaction (as discussed in the section entitled “—Solicitation of Proposals from Other Parties” on page 72 of this proxy statement) increased to 50%).

Employee Matters

For a period of not fewer than 18 months following the closing date of the merger, for each of our employees employed immediately prior to the effective time of the merger who remains employed after the effective time of the merger, ELC Holdings has agreed to maintain base compensation and benefits that are no less favorable to such affected employee as we or our subsidiaries provided to such affected employee immediately prior to the effective time of the merger.

Each affected employee will also receive full credit for service with us for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by ELC Holdings to the same extent recognized immediately prior to the effective time of the merger. ELC Holdings has also agreed to waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to our affected employees under any welfare benefit plans in which our employees may be eligible to participate after the effective time of the merger, other than limitations or waiting periods that are already in effect and that have not been satisfied as of the effective time of the merger. In addition, any deductibles, co-pays and out-of-pocket expenses paid by our affected employees under our health plans in the calendar year in which the effective time of the merger occurs will be credited towards the deductibles, co-pays and out-of-pocket expenses under the welfare benefit plans of ELC Holdings and its subsidiaries.

Indemnification and Insurance

ELC Holdings and the surviving corporation have each agreed to indemnify our current and former directors and officers against losses arising out of acts or omissions occurring at or prior to the effective time of the merger to the fullest extent permissible under the applicable provisions of the Delaware General Corporation Law, the terms of our restated certificate of incorporation, as amended, and our amended and restated bylaws and under any agreements in effect as of the date of the merger agreement. ELC Holdings has agreed that the certificate of incorporation and bylaws of the surviving corporation shall contain provisions no less favorable with respect to the exculpation and indemnification of directors and officers than those set forth in our current governing documents and such provisions will not be amended, repealed or otherwise modified for a period of six years.

Before the effective time of the merger, ELC Holdings will purchase an extended reporting period endorsement for our directors and officers under either (1) our existing directors’ and officers’ liability insurance coverage or (2) a fully paid “tail” policy. The endorsement must be for a period of at least six years following the effective time of the merger in a form with coverage substantially equivalent to existing coverage under our current directors’ and officers’ liability insurance policy. However, the aggregate cost for this insurance cannot exceed 200% of the annual premium for our directors’ and officers’ liability insurance policy. ELC Holdings will, and will cause the surviving corporation to, maintain this insurance coverage following the merger.

Amendment and Waiver

Any provision of the merger agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by both ELC Holdings and us, or in the case of a waiver, by the party against whom the waiver is to be effective (provided that after our stockholders’ approval of the merger is obtained, no amendment or waiver may be made without further stockholder approval which by law requires further stockholder approval). While we do not have any current intention to waive any of the conditions to closing in favor of our company, we may determine that such a waiver is in the best interests of our stockholders because the benefits of closing the merger outweigh the detriments, if any, of waiving such condition.

Liability Under the Merger Agreement

Excelligence, on the one hand, and ELC Holdings and ELC Acquisition, on the other hand, have agreed that neither party shall have liability to the other in respect of any claims for monetary damages that such party may bring against the other pursuant to or in connection with the merger agreement that are in an aggregate amount, including all other such claims that have been brought by such party against the other, in excess of $15.0 million. As it relates to us, this amount is inclusive of the ELC Holdings termination fee, ELC Holdings expenses and any other monetary damages that ELC Holdings or ELC Acquisition may seek to obtain from us under the merger agreement.

APPRAISAL RIGHTS

Under Delaware law, you have the right to dissent from the merger and to receive payment in cash for the fair value of your common stock plus a fair rate of interest, if any, as determined by the Court of Chancery of the State of Delaware. Stockholders electing to exercise appraisal rights must strictly comply with the provisions of Section 262 of the General Corporation Law of the State of Delaware, or the DGCL, in order to perfect their rights. A copy of Section 262 is attached as Annex D to this proxy statement.

The following is a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to perfect the stockholder’s appraisal rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL. This summary does not constitute legal advice, nor does it constitute a recommendation that our stockholders exercise their appraisal rights under Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D to this proxy statement because failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under Delaware law.

Section 262 requires that, where a merger agreement is to be submitted for adoption at a stockholders’ meeting, stockholders be notified not less than 20 days before the meeting to vote on the adoption of the merger agreement that appraisal rights will be available. A copy of Section 262 must be included with such notice. This proxy statement constitutes notice to our stockholders of the availability of appraisal rights in connection with the merger in compliance with the requirements of Section 262.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

(i) You must deliver to us a written demand for appraisal of your shares before the vote is taken on the merger agreement at the special meeting. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the merger. A stockholder wishing to exercise appraisal rights must hold of record the shares on the date that the written demand for appraisal is made and must continue to hold the shares of record through the effective time of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective time of the merger. Voting against, abstaining from voting on, or failing to vote for the adoption of the merger agreement itself does not constitute a demand for appraisal under Section 262.

(ii) You must not vote in favor of the adoption of the merger agreement. A vote in favor of the adoption of the merger agreement, by proxy or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. A proxy that is signed and does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement or abstain from voting on the merger agreement.

If you fail to comply with either of these conditions, and the merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the merger agreement, but will have no appraisal rights with respect to your shares.

All demands for appraisal should be addressed to Excelligence Learning Corporation, Secretary, 2 Lower Ragsdale Drive, Suite 200, Monterey, California 93940, should be delivered before the vote on the merger agreement is taken at the special meeting and should be executed by, or on behalf of, the record holder of the shares. The demand must reasonably inform us of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a stockholder must be made by, or in the name of, such record stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) and cannot be made by the beneficial owner if he or she does not also hold the shares of record. The beneficial owner must, in such cases, have the record holder submit the required demand in respect of such shares.

If shares are held of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in such capacity; and if the shares are held of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record holder or holders and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record holder. A record holder, such as a broker, who holds shares as a nominee for others, may exercise his, her or its right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In such case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of such record holder.

If you hold your shares in a brokerage or bank account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or bank or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by such nominee.

Within 10 days after the closing date of the merger, the surviving entity must give written notice of the closing date of the merger to each stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the adoption of the merger agreement. Within 120 days after the closing date of the merger, either the surviving entity or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. The surviving corporation has no obligation (and has no present intention) to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal.

At any time within 60 days after the closing date of the merger, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment for common stock specified by the merger agreement. Any attempt to withdraw an appraisal demand more than 60 days after the closing date of the merger will require the written approval of the surviving corporation. Within 120 days after the closing date of the merger, any stockholder who has complied with Section 262 will be entitled, upon written request, to receive a statement setting forth the aggregate number of shares of common stock not voted in favor of the adoption of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after a written request therefor has been received by the surviving corporation, or within 10 days after the expiration of the period for delivery of demands for appraisal, whichever is later.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated within 20 days after receiving service of a copy of the petition to file in the office of the Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares has not been reached by the surviving corporation. After notice to stockholders who have demanded an appraisal of their shares, the Chancery Court is empowered to conduct a hearing upon the petition, to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby. The Chancery Court may require the stockholders who have demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with that direction, the Chancery Court may dismiss the proceedings as to such stockholder.

After determination of the stockholders entitled to appraisal of their shares, the Chancery Court will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid. When the value is determined, the Chancery Court will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Chancery Court so determines, to the stockholders entitled to receive the same, upon surrender by such holders of the certificates representing such shares.

In determining fair value and, if applicable, a fair rate of interest, the Chancery Court is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Chancery Court, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. We do not anticipate offering more than the applicable merger consideration to any stockholder of the company exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of common stock of the company is less than the applicable consideration pursuant to the merger agreement, and that the methods which are generally considered acceptable in the financial community and otherwise admissible in court should be considered in the appraisal proceedings. In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. The Chancery Court will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose shares of common stock of the company have been appraised. If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. The Court may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares entitled to be appraised.

If any stockholder who demands appraisal of shares of our common stock under Section 262 fails to perfect, or successfully withdraws the demand or loses, such holder’s right to appraisal, the stockholder’s shares of common stock will be deemed to have been converted at the effective time of the merger into the right to receive the merger consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the holder’s right to appraisal if, among other things, no petition for appraisal is filed within 120 days after the effective time of the merger or if the stockholder delivers to the surviving corporation a written withdrawal of the holder’s demand for appraisal and an acceptance of the merger in accordance with Section 262.

From and after the effective time of the merger, no dissenting stockholder will have any rights of a stockholder of our company with respect to that holder’s shares for any purpose, except to receive payment of fair value and to receive payment of dividends or other distributions on the holder’s shares of common stock, if any, payable to stockholders of the company of record as of a time prior to the effective time of the merger; provided, however, that if a dissenting stockholder delivers to the surviving corporation a written withdrawal of the demand for an appraisal within 60 days after the completion of the merger or subsequently with the written approval of the surviving corporation, or, if no petition for appraisal is filed within 120 days after the completion of the merger, then the right of that dissenting stockholder to an appraisal will cease and the dissenting stockholder will be entitled to receive only the merger consideration. Once a petition for appraisal is filed with the Delaware court, the appraisal proceeding may not be dismissed as to any stockholder of the company without the approval of the court.

Failure to comply strictly with all of the procedures set forth in Section 262 will result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is urged to consult legal counsel before attempting to exercise those rights.

IMPORTANT INFORMATION ABOUT EXCELLIGENCE

We are a Delaware corporation with our principal executive offices at 2 Lower Ragsdale Drive, Suite 200, Monterey, California 93940. Our telephone number is (831) 333-2000. We are a developer, manufacturer and retailer of educational products which are sold to child care programs, preschools, elementary schools and consumers. Our company serves early childhood professionals, educators, and ELC Holdings by providing quality educational products and programs for children from infancy to 12 years of age. With its proprietary product offerings, a multi-channel distribution strategy and extensive management expertise, the company aims to foster children’s early childhood and elementary education. We are composed of two business segments, Early Childhood and Elementary School. Through our Early Childhood segment, we develop, market and sell educational products through multiple distribution channels primarily to early childhood professionals and, to a lesser extent, consumers. Through our Elementary School segment, we sell school supplies and other products specifically targeted for use by children in kindergarten through sixth grade to elementary schools, teachers and other education organizations. Those parties then resell the products either as a fundraising device for the benefit of a particular school, student program or other community organization, or as a service project to the school. We are publicly traded over the counter on the pink sheets under the symbol “LRNS.pk.” For more information about Excelligence, please visit our website at www.excelligencelearning.com.

Selected Historical Financial Data

Below are our consolidated statements of operations and balance sheet information for the five years ended December 31, 2005 and the six months ended June 30, 2005 and 2006, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2006, which are incorporated herein by reference. The financial data for the five years ended December 31, 2005 has been derived from our audited consolidated financial statements. The financial data as of and for the six months ended June 30, 2005 and 2006 has been derived from our unaudited condensed interim financial statements. We are of the opinion that all material adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our interim results of operations and financial condition for the six months ended June 30, 2005 and 2006 have been included. The results of operations for any interim period should not be regarded as necessarily indicative of results of operations for any future period.

(In Thousands, except for share and per share amounts)	Years Ended December 31,							Six Months Ended June 30,
	2005	2004	2003	2002		2001(1)		2006	2005
Statement of Operations Data:
Revenues	$132,744	$120,988	$109,921	$100,760		$92,849		$57,827	$52,359
Gross profit	$46,017	$40,580	$39,494	$36,282		$33,102		$21,658	$18,068
Selling, general and administrative expenses	$39,859	$38,257	$34,578	$32,603		$39,208		$20,630	$17,637
Impairment charges	$—	$—	$—	$—		$29,580		$	$
Amortization of intangible assets	$173	$173	$279	$288		$5,485		$87	$87
Net income (loss)	$3,586	$1,282	$7,811	$2,452		$(35,610	)(2)	$587	$259
Net income per share:
Basic	$0.40	$0.15	$0.91	0.29		—		$0.06	$0.03
Diluted	$0.38	$0.14	$0.85	0.29	(1)	—		$0.06	$0.03
Shares used in per share calculation:
Basic	8,976,358	8,763,326	8,536,314	8,371,726		—		9,043,195	8,934,155
Diluted	9,423,651	9,277,719	9,171,814	8,371,726		—		9,530,641	9,338,575
Pro forma net loss per share—basic and diluted	—	—	—	—		(4.79	)(2)	—	—
Shares used in pro forma per share calculation—basic and diluted	—	—	—	—		7,433,503	(2)	—	—

(In Thousands)	As of December 31,							As of June 30
	2005	2004	2003	2002		2001		2006	2005
Selected Balance Sheet Data:
Cash and cash equivalents	$9,862	$2,657	$3,620	$2,713		$1,623		$1,563	$—
Total assets	$57,377	$49,951	$45,924	$39,054		$44,290		$68,604	$68,127
Working capital	$30,790	$24,173	$21,991	$17,476		$12,484		$31,738	$25,155
Long-term debt, net of current portion	$—	$—	$—	$—		$14		$—	$—
Equity	$46,405	$42,026	$39,131	$30,610		$27,574		$47,292	$42,737

(1)	On April 30, 2001, the combination of Earlychildhood LLC and SmarterKids.com, Inc. was completed. The financial information reflects the combined results of operations of our predecessor, Earlychildhood, and SmarterKids.com subsequent to May 1, 2001.
(2)	Net loss for the year ended December 31, 2001 reflects the pro forma income tax effect of our and our predecessor companies’ income being subject to federal and state income taxes as a C corporation. The pro forma net loss basic and diluted per share information and shares used in pro forma per share calculation included in the statement of operations data for the year ended December 31, 2001 reflect the impact of the exchange of all of the membership interests in Earlychildhood for shares of our common stock in the combination as of January 1, 2001 or date of issuance, if later.

The calculation of our net book value per share as of June 30, 2006 produced values ranging from $4.84 to $5.22 per share, depending on the degree to which our shares were diluted based on the exercise of outstanding options. These values were substantially below the $13.00 per share cash merger consideration.

Projected Financial Information

We do not as a matter of course make long-term public projections as to future sales, earnings, or other results. However, our management prepared certain projected financial information to present a view of future operating results in connection with the sale process and for use by our board of directors and by Piper Jaffray in its fairness analysis as summarized under “Special Factors—Opinion of Piper Jaffray & Co.” The projected financial information set forth below was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the SEC, U.S. generally accepted accounting principles, or the guidelines established by the American Institute of Certified Public Accountants with respect to the preparation and presentation of projected financial information. The projected financial information set forth below was prepared by our management and presented, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of our company on a stand-alone basis as of July 18, 2006. The projected financial information is subject to the key assumptions described below, was prepared on a reasonable basis and reflected the best estimates and judgments available to management as of July 18, 2006. The projections were prepared in good faith at the time they were made; however, the projections are estimates of our future financial performance, and you should not assume that the projections will continue to remain accurate or reflective of management’s view as of any future date. This information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the projected financial information. The financial projections are included below solely for the purpose of giving our stockholders access to the same non-public information that was provided to our board of directors.

The projected financial information included in this proxy statement was prepared by, and is the responsibility of, our management. Neither KPMG LLP nor Piper Jaffray examined nor compiled the projected financial information and, accordingly, neither KPMG LLP nor Piper Jaffray expresses an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference into this proxy statement relates to our historical financial information. The Piper Jaffray opinion relates to the fairness, from a financial point of view, of the merger consideration. Neither the KPMG report nor the Piper Jaffray opinion extends to the projected financial information and should not be read to do so.

The assumptions and estimates by our management of certain non-recurring expenses relating to its restatement of financial information, the related SEC investigation into the restatement of our financial statements for the year ended December 31, 2004 and for the quarter ended March 31, 2005 and other litigation not in the ordinary course of business and the pro forma financial effect upon historical financial results of adjusting for these non-recurring expenses, and in addition, certain internal financial projections for Excelligence on a stand-alone basis and estimates of our net operating loss tax benefits, prepared for financial planning purposes and furnished to Piper Jaffray by our management, are inherently uncertain and, though considered reasonable by our management as of July 18, 2006, are subject to significant business, economic, and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projected financial information, including, among others, risks and uncertainties due to general business, economic, regulatory, market and financial conditions, as well as changes in our business, financial condition or results of operations.

Accordingly, the projected results set forth below may not be indicative of our future performance and actual results may differ materially from those presented. Inclusion of the projected financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the projected financial information will be achieved.

We do not generally publish our business plans and strategies or make external disclosures of our anticipated financial position or results of operations. Accordingly, we do not intend to update or otherwise revise the projected financial information to reflect circumstances arising subsequent to July 18, 2006 or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error. Furthermore, we do not intend to update or revise the projected financial information to reflect changes in general economic or industry conditions.

($ in Thousands)	2006 (1)		2007	2008	2009	2010
Estimated Revenue	$146,245		$167,752	$192,300	$210,195	$229,235
Estimated EBIT	$11,597	(2)	$13,044	$15,192	$17,392	$21,768
Estimated EBITDA	$13,767	(2)	$15,785	$17,724	$19,935	$24,517
Estimated Capital Expenditures	$2,025		$2,246	$2,267	$2,423	$2,583
Net Working Capital	$24,428		$27,990	$32,089	$35,005	$38,089
Increase in Net Working Capital	$3,500		$3,562	$4,099	$2,916	$3,084
Estimated Earnings per Share	$0.72		$—	$—	$—	$—

(1)	Reflects actual results through May 31, 2006 and forecasted results for the remainder of the period. Forecasted results for the period from June 1, 2006 through December 31, 2006 were as follows: (i) Estimated Revenue - $102,126; (ii) Estimated EBIT - $10,502; (iii) Estimated EBITDA - $11,766; (iv) Estimated Capital Expenditures - $1,044; (v) Increase in Net Working Capital - $8,744; (vi) Estimated Net Working Capital - $24,428.
(2)	Amounts for our company were adjusted in accordance with the views of our management, as of July 18, 2006, to exclude certain non-recurring, one-time costs, including restatement and SEC investigation related costs of $3,231,161 and Nasdaq costs related to the maintaining our listing of $9,000.

Key Assumptions for the Projected Financial Information for Years 2006 through 2010

Assumptions

The Estimated Revenue, Estimated Gross Profit, Estimated EBIT, Estimated EBITDA and Estimated Capital Expenditures as reflected in the tables set forth above were prepared after taking into account the following assumptions:

•	Revenue growth, through increased proprietary product offerings and additional breadth of products, particularly as a result of the opening of our new distribution center in Kansas City, at a compounded annual rate of 11.5% from 2005 through 2010.

•	Gross profit margin of 35.9% in 2006, increasing to 36.5% in 2010, driven by an increased percentage of proprietary offerings that would provide an opportunity for margin enhancements.

•	Decrease in selling, general and administrative costs, as a percentage of sales, from 27.9% in 2006 to 27.0% in 2010 as a result of higher revenue levels driving improved economies of scale.

•	Effective aggregate tax rate of 40%, excluding estimated benefit of net operating loss carry-forwards.

•	Net present value of net operating losses of $5.7 million, which was calculated based upon assumptions of net operating loss, in thousands, of $6,358 in 2006, $1,102 per year from 2007 through 2021, $7 in 2022 and $20 in 2023. The tax rate utilized in the calculation of net present value of net operating losses was 35% and a discount rate of 7% was applied.

•	Capital expenditures, the majority of which are anticipated to be comprised of computer hardware, software, as well as additional expenditures on management information systems, in each case to help drive revenue, of $2.0 to $2.6 million per year, with the expectation that depreciation and amortization will trend in line with capital expenditures.

•	Net Working Capital (excluding cash and current debt) is held approximately constant as a percentage of sales and cost of goods sold for the 2006 through 2010 period.

Ratio of Earnings to Fixed Charges

The following presents our ratio of earnings to fixed charges for the two years ended December 31, 2005 and 2004 and the six months ended June 30, 2006 and 2005, which should be read in conjunction with our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005 and our Quarterly Report on Form 10-Q for the three and six months ended June 30, 2006, which are incorporated herein by reference.

	Six Months Ended		Years Ended
($ in Thousands)	2006	2005	2005	2004
Income before taxes	$994	$321	$5,990	$2,075
Interest	$42	$58	$146	$89
Amortization of debt issuance costs	—	—	—	—
Portion of rental expense deemed to be interest	$252	$211	$422	$404

Income available for fixed charges	$1,288	$590	$6,558	$2,568

Fixed charges:
Interest	$42	$58	$146	$89
Amortization of debt issuance costs	—	—	—	—
Portion of rental expense deemed to be interest	$252	$211	$422	$404

Total fixed charges	$294	$269	$568	$493

Ratio of earnings to fixed charges	4.38	2.19	11.55	5.21

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes plus fixed charges. Fixed charges include: (i) interest expensed and capitalized, (ii) amortization of premiums, discounts and capitalized expenses related to indebtedness, and (iii) the estimate of the interest within rental expense.

Market Price and Dividend Data

Throughout 2004 and 2005, our common stack was traded on The Nasdaq Capital Market. From January 1, 2004 to August 17, 2005, the company’s ticker symbol was “LRNS;” from August 18, 2005 to December 31, 2005, our ticker symbol was “LRNSE.” Since February 3, 2006, the company’s common stock has been traded on the pink sheets under the symbol “LRNS.pk.” The following table sets forth the high and low price per share of our common stock for all quarters during the years 2005 and 2004, and for the two completed quarters of 2006:

Year Ended December 31, 2006	High	Low
Second Quarter	$9.45	$7.40
First Quarter	8.25	6.52

Year Ended December 31, 2005	High	Low
Fourth Quarter	$7.23	$6.25
Third Quarter	8.00	5.46
Second Quarter	8.30	5.35
First Quarter	5.94	4.15

Year Ended December 31, 2004	High	Low
Fourth Quarter	$4.59	$3.74
Third Quarter	6.00	3.65
Second Quarter	6.29	4.50
First Quarter	6.90	5.25

On October 26, 2006, there were 9,055,935 outstanding shares of the company’s common stock held by approximately 124 holders of record.

We have never paid and do not presently intend to declare cash dividends. We currently intend to retain future earnings to finance our operations and fund the growth of our business. Any payment of future dividends will be at the sole discretion of our board of directors and will depend upon, among other things, our earnings, results of operations, financial condition, capital requirements, level of indebtedness, contractual restrictions in respect of the payment of dividends, future prospects and other factors deemed relevant to the determination by the board of directors.

The company has not sold any securities that were not registered under the Securities Act within the past three years. Neither we nor any affiliated purchaser purchased any of our common stock during year 2005.

Directors and Executive Officers

The following table sets forth, as of October 26, 2006, the names, ages, titles of our directors and executive officers, their present principal occupation and their business experience during the past five years. During the last five years, neither we nor our current executive officers or directors have been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. All of the directors and executive officers listed below are U.S. citizens and Ron Elliott’s business telephone number is (831) 333-2000.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Robert MacDonald (59) Chairman of the Board	Robert MacDonald has served as a director of the company since April 2001 and as Chairman of the Board since May 2003. From May 1999 to April 2001, Mr. MacDonald served as a member of the management committee of Earlychildhood LLC, a wholly owned subsidiary of the company. Since August 1993, Mr. MacDonald has served as President of William E. Simon & Sons Private Equity, L.L.C., the managing member of William E. Simon & Sons Private Equity, L.P., one of the company’s indirect significant stockholders. He has also served as President of Paladin Private Equity Partners, a private equity firm whose focus is investing in clean water, energy, and environmental companies, since January 2004. Mr. MacDonald currently serves on the board of directors of each of AimNet Solutions, Inc. and Custom Food Products, each of which is a privately held company.

Ron Elliott (50) Director; Chief Executive Officer	Ron Elliott has served as our Chief Executive Officer and as a director since April 2001. Prior thereto, Mr. Elliott served as President and Chief Executive Officer of Earlychildhood LLC, herein referred to as “Earlychildhood,” a limited liability company that combined with SmarterKids.com, Inc., herein referred to as “SmarterKids.com,” to form the company, and Earlychildhood’s predecessor, QTL Corporation, a company that he founded in 1985.

Judith McGuinn (57) Executive Vice President & Chief Operating Officer	Judith McGuinn has served as our Chief Operating Officer since April 2001 and as an Executive Vice President of the company since February 2003. From October 2001 to July 2003, Ms. McGuinn also served as our Secretary. Prior thereto, from April 2000 to April 2001, Ms. McGuinn served as Chief Operating Officer of Earlychildhood, having served as Vice President of Content and Publishing of Earlychildhood from December 1999 to April 2000. Prior to joining Earlychildhood, from July 1994 to December 1999, Ms. McGuinn was Vice President/Director of Time Warner AudioBooks, a division of Time Warner Trade Publishing (now part of Time Warner).

Vikas Arora (33) Vice President, General Counsel & Secretary	Vikas Arora has served as our Vice President, General Counsel and Secretary since July 2003. From October 1999 to July 2003, Mr. Arora was associated with the Los Angeles office of Latham & Watkins LLP. From September 1998 to September 1999, Mr. Arora served as a judicial clerk for the Honorable James Lawrence King, United States District Judge for the Southern District of Florida. Mr. Arora received an A.B. degree cum laude in Government from Harvard College and a J.D. cum laude from Harvard Law School.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience

Dr. Louis Casagrande (59) Director; Member of the Audit Committee	Dr. Louis Casagrande has been a director of the company since May 2001 and a member of the Audit Committee since February 2002. Since July 1994, Dr. Casagrande has served as President and Chief Executive Officer of The Children’s Museum of Boston, Massachusetts. From May 2002 to May 2004, Dr. Casagrande served as a chair of the board of directors of The American Museums Association. From May 2000 to June 2003, Dr. Casagrande also served as President of the Council of the Association of Children’s Museums. From June 1987 to June 1994, Dr. Casagrande served as Senior Vice President at the Science Museum of Minnesota. Dr. Casagrande is the author and editor of numerous publications in anthropology and museum studies.

Dean DeBiase (48) Director; Chairman of the Audit Committee	Dean DeBiase has served as a director of the company since May 2001, a member of the Audit Committee since February 2002 and Chairman of the Audit Committee since May 2004. Mr. DeBiase is currently the Chairman and CEO of Fathom Online, a search engine marketing and digital media services company, and the Chairman of Startup Partners, a strategic consulting and interim management group. While at Startup Partners, Mr. DeBiase has served in a variety of leadership roles, most recently as the Chief Executive Officer of FreeDrive, a media sharing service that was acquired by Xdrive, Inc. in 2002. From December 1998 to September 2001, Mr. DeBiase served in the roles of Chairman, Chief Executive Officer and President of Autoweb.com, Inc., an Internet automotive marketing services company that merged with Autobytel Inc. in 2001.

Richard Delaney (62) Director	Richard Delaney has been a director of the company since May 2001. He also served as our Executive Vice President and Chief Financial Officer from September 2001 to August 2004. He is currently a self-employed management consultant and private investor, which he also was from November 1999 to August 2001. From July 2000 to April 2001, Mr. Delaney was a member of the board of directors of the Peoples Bank of California and its publicly traded holding company, PBOC Holdings. From June 1969 to October 1999, Mr. Delaney worked with Grant Thornton LLP, an accounting and consulting firm, where he was a partner and held various senior management positions.

Colin Gallagher (58) Director	Colin Gallagher has served as a director of the company since November 2004. Mr. Gallagher is the Managing Director and majority shareholder of Tasman Industries Limited, a manufacturer and exporter of school book covering, which he founded in May 1984. Mr. Gallagher has also been a major shareholder of Raeco® Australia, an importer and distributor of school and library supplies, since May 1996. In April 1986, Mr. Gallagher founded Raeco® New Zealand, an importer and distributor of library and consumer products, of which he currently is a major shareholder. In addition, Mr. Gallagher was a founding shareholder of Lectronic Trading (Sydney) in March 2004; a shareholder of BELT Pty. Ltd. (Better English Language Teaching) Sydney since February 2001; and a member of the management buy-in team of WC Penfold Pty. Ltd., Australia’s oldest stationery retail chain, in November 2004.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience

Scott Graves (35) Director; Member of the Audit Committee	Scott L. Graves has been a director of the company since April 2001 and a member of the Audit Committee since February 2002 (except from May 2004 to November 2004). From July 2000 to April 2001, Mr. Graves served as a member of the management committee of Earlychildhood. Mr. Graves currently serves as a Managing Director in the Distressed Opportunities Funds of Oaktree Capital Management, LLC, a registered investment adviser specializing in alternative and inefficient investment markets. Prior to joining Oaktree Capital Management, from May 1998 through October 2001, Mr. Graves was with William E. Simon & Sons, LLC, a private investment firm and merchant bank, where he held several positions, most recently as Principal in its private equity group. From May 1996 through August 1997, Mr. Graves worked in the mergers and acquisitions group of Merrill Lynch & Company, an international investment banking firm. Prior thereto, Mr. Graves worked in the Audit and Business Services Division of Price Waterhouse LLP (now known as PricewaterhouseCoopers LLP), an international professional services firm from 1993 through 1995. Mr. Graves received a B.A. degree in History from the University of California at Los Angeles and an M.B.A. in Entrepreneurial Finance from the Wharton School at the University of Pennsylvania. Mr. Graves is a Certified Public Accountant in the State of California. In addition to serving on the company’s Board of Directors, Mr. Graves currently serves on the board of directors of Pillowtex Corp. and TopFlite Golf Company, each of which is a company subject to the requirements of Section 15(d) of the Exchange Act. Mr. Graves also currently serves on the board of directors of Reeves Industries, Inc., a privately held company.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information, as of October 26, 2006, with respect to the beneficial ownership of shares of our common stock, by:

•	each person known to us to beneficially own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	our chief executive officer;

•	each of our other executive officers; and

•	all executive officers and directors as a group.

Percentage ownership is based on 9,055,935 shares of common stock outstanding on October 26, 2006, in addition to shares acquirable pursuant to options exercisable within 60 days of October 26, 2006.

As a result of the voting agreement and the voting and rollover agreement, which are described in “Special Factors—Interests of Certain Persons in the Merger” beginning on page 47, Thoma Cressey may be deemed to beneficially own each of the shares indicated in the following table as beneficially owned by the Simon Fund and Mr. Elliott, respectively. Thoma Cressey is not entitled to any rights as a stockholder of Excelligence, other than the voting rights Thoma Cressey may have pursuant to the voting agreement and the voting and rollover agreement with respect to shares beneficially owned by the Simon Fund and Mr. Elliott. Thoma Cressey disclaims beneficial ownership of the shares of common stock which are beneficially owned by the Simon Fund and Ron Elliott.

Unless otherwise indicated, the address of each of the stockholders listed below is c/o Excelligence Learning Corporation, 2 Lower Ragsdale Drive, Suite 200, Monterey, California 93940.

	Common Stock Beneficially Owned(1)
Name of Beneficial Owner	Number of Shares	Option Shares(2)	Percent of Class
Robert MacDonald(3)	1,479	—	*
Ron Elliott	1,328,301	180,000	16.3%
Dr. Louis Casagrande	—	42,667	*
Dean DeBiase	—	42,000	*
Richard Delaney	116,000	40,000	1.7%
Colin Gallagher	10,000	26,666	*
Scott Graves	2,912	42,667	*
Judith McGuinn	291	97,522	*
Diane Kayser	—	—	*
Vikas Arora	—	15,000	*
Group consisting of WESKIDS III, L.L.C., William E. Simon & Sons Private Equity Partners, L.L.C., William E. Simon & Sons Private Equity Partners, L.P. and IPP99 Private Equity, L.L.C.(4)	2,418,998	—	26.7%
Group consisting of Gruber and McBaine Capital Management, L.L.C., Jon D. Gruber, J. Patterson McBaine and Eric B. Swergold(5)	546,575	—	6.0%
All current directors and executive officers (10 persons) as a group	1,458,983	486,522	20.39%

*	Represents beneficial ownership of less than one percent of the company’s issued and outstanding common stock on October 26, 2006.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with the rules of the SEC. In calculating percentage ownership, each person is deemed to beneficially own shares subject to options that are exercisable within 60 days, but options owned by others (even if exercisable within 60 days) are not deemed to be outstanding shares. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power.
(2)	Reflects shares of Common Stock subject to options to purchase common stock issued by the company which, on October 26, 2006 were unexercised but were exercisable on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.”
(3)	The 1,479 shares represent shares directly held by the Simon Fund a holder of greater than 10% of the common stock. Mr. MacDonald owns a 6.67% membership interest and a profit interest in the general partner of the Simon Fund, and is a Principal and President of the general partner of the Simon Fund, which owns a 1.5% interest in the Simon Fund. Mr. MacDonald disclaims beneficial ownership of the shares of common stock beneficially owned by the entity except to the extent of his pecuniary interest therein.
(4)	The number of shares beneficially owned is based in part on a Schedule 13D/A filed by WESKIDS III, L.L.C., herein referred to as “WESKIDS,” WES LLC, the Simon Fund and IPP99 Private Equity, L.L.C., herein referred to as “IPP99,” with the SEC on July 21, 2006. The address of each such reporting person is 310 South Street, Morristown, New Jersey 07962. In Item 5 of such Schedule 13D/A, WESKIDS, WES LLC, the Simon Fund and IPP99 reported that, since (x) WESKIDS is the managing member of IPP99 and WES LLC, and (y) WES LLC is the general partner of the Simon Fund, such reporting persons may be deemed to be a group within the meaning of Section 13 of the Exchange Act, such group referred to herein as the “13D Group.” On such Schedule 13D/A, (a) the Simon Fund reported direct beneficial ownership of 1,478,700 shares, (b) IPP99 reported direct beneficial ownership of 940,298 shares, (c) WES LLC, as the general partner of the Simon Fund, reported indirect beneficial ownership of 22,180 shares and (d) WESKIDS, as the managing member of each of WES LLC and IPP99, reported indirect beneficial ownership of 569,593 shares. In Item 5 of such Schedule 13D/A, the 13D Group also indicated that (i) WES LLC, as the general partner of the Simon Fund, has the direct power to vote and dispose of the shares directly held by the Simon Fund, (ii) WESKIDS, as the managing member of WES LLC, has the indirect power to vote and dispose of the shares directly held by the Simon Fund, (iii) IPP99 has the direct power to vote and dispose of the shares held by it and (iv) WESKIDS as the managing member of IPP99 has the indirect power to vote and dispose of the shares directly held by IPP99. To avoid duplication, the shares indirectly beneficially owned by WES LLC and WESKIDS are excluded for purposes of the beneficial ownership table, and the 2,418,998 shares listed in the beneficial ownership table includes only those shares directly held by the Simon Fund and by IPP99 and represents the aggregate number of shares held as a matter of record by members of the 13D Group as of October 26, 2006. None of WESKIDS, WES LLC or IPP99 are party to the voting agreement entered into between the Simon Fund and ELC Holdings on July 19, 2006.
(5)

The number of shares beneficially owned is based in part on a Schedule 13G filed by Gruber and McBaine Capital Management, L.L.C., herein referred to as “Gruber and McBaine,” Jon D. Gruber, J. Patterson McBaine, and Eric B. Swergold with the SEC on January 26, 2006. The address of each such stockholder is 50 Osgood Place, Penthouse, San Francisco, California 94133. On such Schedule 13G, the reporting persons report that Messrs. Gruber, McBaine and Swergold are the managers, controlling persons and portfolio managers of Gruber and McBaine, a registered investment advisor, and that such reporting persons may be deemed to be a group within the meaning of Section 13 of the Exchange Act, such group herein referred to as the “13G Group.” On such Schedule 13G, Gruber and McBaine reported beneficial ownership of 437,574 shares, Mr. Gruber reported beneficial ownership of 495,225 shares, Mr. McBaine reported beneficial ownership of 488,924 shares and Mr. Swergold reported beneficial ownership of 437,574 shares. The 546,575 shares listed in the beneficial ownership table includes only those shares directly beneficially owned by members of the 13G Group, which includes 437,574 shares directly held by Gruber and McBaine, 57,651 shares directly held by Mr. Gruber and 51,350 shares directly held by Mr. McBaine. On such Schedule 13G, (a) each member of the 13G Group reported shared voting and dispositive power with respect to the shares directly held by Gruber and McBaine, (b) Mr. Gruber reported sole voting and dispositive power with respect to the 57,651 shares directly held by him and (c) Mr. McBaine reported sole voting and dispositive power with respect to the 51,350 shares directly held by him. To avoid duplication, the shares indirectly beneficially owned by Messrs. Gruber, McBaine and Swergold are excluded for purposes of the beneficial ownership table and the 546,575 shares listed in the beneficial ownership table represents the aggregate number of shares held as a matter of record by members of the 13G Group as of October 26, 2006.

Transactions with Management and Others

Transactions Involving Ron Elliott

On May 5, 1999, our wholly owned subsidiary, Earlychildhood LLC, entered into a lease agreement with Elliott-Mair Salinas LLC, a company wholly owned by Mr. Elliott, our Chief Executive Officer, and Jeffrey R. Mair and Gloria June Mair, trustees of The Mair Family 1984 Living Trust. Pursuant to the lease, we paid Elliott-Mair Salinas LLC $96,965 in rent during the year ended December 31, 2005. The lease expired on August 5, 2005. Pursuant to a sublease and consent to sublease entered into among Elliott-Mair Salinas LLC, Earlychildhood LLC and Mr. Elliott on September 1, 2002, Mr. Elliott paid Earlychildhood $3,058 in rent and proportionate operating expenses during the year ended December 31, 2005 to sublease a portion of the premises subject to the lease. The sublease expired on August 5, 2005 in connection with the termination of Earlychildhood’s lease with Elliott-Mair Salinas LLC.

Transactions Involving Colin Gallagher

We purchase products for sale from Tasman Industries Limited, referred to herein as “Tasman,” a manufacturer and exporter of school book covering founded by Colin Gallagher, one of our directors. Mr. Gallagher is currently the Managing Director and majority shareholder of Tasman. During the year ended December 31, 2005, we paid Tasman an aggregate of $154,998.

Prior Public Offerings

During the last three years, we have not made any underwritten public offering of securities for cash that was registered under the Securities Act of 1933 or exempt from registration under Regulation A.

Transactions in Shares

Securities Transactions Within 2 Years

Excelligence has not purchased any shares of its own common stock within the last two years.

During the second quarter of 2005, Mr. Elliott made four separate open market purchases of shares of our common stock. On May 27, 2005, Mr. Elliott purchased 1,000 shares of our common stock at a price per share of $6.05, and again on June 1, 2005, Mr. Elliott purchased 2,000 additional shares at a price per share of $6.50. In addition, on June 7, 2005, Mr. Elliott purchased 2,000 shares of our common stock at a price per share of $7.00 and 200 shares of our common stock at a price per share of $7.20. The average price Mr. Elliott paid for purchases of our common stock during the second quarter of 2005 was $6.63.

On August 26, 2004, Mr. Elliott purchased 5,000 shares of our common stock at a price per share of $3.90 pursuant to an open market purchase of securities. The average price Mr. Elliott paid for purchases of our common stock made during the third quarter of 2004 was $3.90.

Securities Transactions Within 60 Days

None of our company, any executive officer or director of ours, any pension, profit-sharing or similar plan of ours or any associate or majority owned subsidiary of our company has effected any transactions with respect to our common stock during the past 60 days.

IMPORTANT INFORMATION ABOUT THOMA CRESSEY,

ELC HOLDINGS AND ELC ACQUISITION

ELC Holdings, a corporation organized under the laws of the State of Delaware, was formed on July 14, 2006 for the sole purpose of completing the merger with our company and arranging the related financing transactions. ELC Holdings’ sole stockholder is Thoma Cressey Fund VIII, L.P., a limited partnership with TC Partners VIII, L.P. serving as its general partner. ELC Holdings has not engaged in any business except in anticipation of the merger. ELC Holdings may assign its rights and obligations under the merger agreement to an affiliate and would remain liable for its obligations under the merger agreement if the affiliate were not to perform its obligations.

ELC Acquisition, a corporation organized under the laws of the State of Delaware, is a direct wholly owned subsidiary of ELC Holdings. ELC Acquisition was formed on July 14, 2006 for the sole purpose of effecting the merger. This is the only business of ELC Acquisition.

Thoma Cressey is a leading private equity investment firm with more than 25 years of experience in building successful companies. The firm has invested in many industry sectors and currently specializes in the software, healthcare, business services, education and consumer products and services industries. Recognized nationally for pioneering the ‘industry consolidation’ or ‘buy and build’ strategy, Thoma Cressey identifies high-potential industry sectors to partner with successful companies and build industry leaders through organic growth, operational improvements and strategic acquisitions. Thoma Cressey currently manages about $2 billion in a series of private equity funds.

Directors and Executive Officers

ELC Holdings and ELC Acquisition

The following table sets forth the name, age, and title of the director and executive officer of ELC Holdings and ELC Acquisition, his present principal occupation and his business experience during the past five years. This individual holds the same director and executive officer positions in both ELC Holdings and ELC Acquisition. His business address and telephone number is c/o ELC Holdings Corporation, 9200 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606-6331, (312) 777-4444. During the last five years, none of ELC Holdings or ELC Acquisition or any of their respective officers or directors, as the case may be, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. He is a U.S. citizen.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Carl D. Thoma (57), President and Sole Director	Mr. Thoma has been the sole director of each of ELC Holdings and ELC Acquisition since July 18, 2006 and the President of each of ELC Holdings and ELC Acquisition since July 19, 2006. Mr. Thoma is a co-founder of Thoma Cressey, an affiliate of ELC Holdings and ELC Acquisition, and has been a partner of Thoma Cressey since its inception in 1998.

Thoma Cressey Fund VIII, L.P.

Thoma Cressey Fund VIII, L.P., a Delaware limited partnership, is a private investment fund engaging in the purchase and sale of investments for its own account. TC Partners VIII, L.P., is the general partner of Thoma Cressey Fund VIII, L.P. and during the last five years, Thoma Cressey Fund VIII, L.P. has not been (i) convicted in a criminal proceeding or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Thoma Cressey Fund VIII, L.P. does not have any directors or officers.

The business address and telephone number of Thoma Cressey Fund VIII, L.P. is c/o Thoma Cressey Equity Partners Inc., 9200 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606-6331, (312) 777-4444.

TC Partners VIII, L.P.

TC Partners VIII, L.P. a Delaware limited partnership, is the general partner of Thoma Cressey Fund VIII, L.P., which is its only business. Thoma Cressey Equity Partners Inc. is the general partner of TC Partners VIII, L.P. and during the last five years, TC Partners VIII, L.P. has not been (i) convicted in a criminal proceeding or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. TC Partners VIII, L.P does not have any directors or officers.

The business address and telephone number of TC Partners VIII, L.P is c/o Thoma Cressey Equity Partners Inc., 9200 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606-6331, (312) 777-4444.

Thoma Cressey Equity Partners Inc.

Thoma Cressey Equity Partners Inc., a Delaware corporation, is a leading private equity investment firm with more than 25 years of experience in building successful companies.

The following table sets forth the name, age and title of the managing partners, directors and executive officers, as the case may be, of Thoma Cressey Equity Partners, their present principal occupation and their business experience during the past five years. The business address and telephone number of Thoma Cressey Equity Partners Inc. is 9200 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606-6331, (312) 777-4444.

During the last five years, none of Thoma Cressey Equity Partners or any of its partners, officers or directors, as the case may be, has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. Unless otherwise noted, each individual is a U.S. citizen and his business address and telephone numbers are c/o Thoma Cressey Equity Partners Inc., 9200 Sears Tower, 233 South Wacker Drive, Chicago, Illinois 60606-6331, (312) 777-4444.

Name, Age and Title	Present Principal Occupation and Five Year Business Experience
Carl D. Thoma (57) Managing Partner and Director	Mr. Thoma is a co-founder of Thoma Cressey and has been a partner since its inception in 1998. Mr. Thoma was a partner of Thoma Cressey’s predecessor, Golder, Thoma, Cressey, Rauner, from 1980 to 1998.

Bryan C. Cressey (56) Managing Partner and Director	Mr. Cressey is a co-founder of Thoma Cressey and has been a partner since its inception in 1998. Mr. Cressey was a partner of Thoma Cressey’s predecessor, Golder, Thoma, Cressey, Rauner, from 1980 to 1998. Mr. Cressey serves on the board of directors of BeldenCTD, Inc.

Lee M. Mitchell (63) Managing Partner and Director	Mr. Mitchell has been a partner of Thoma Cressey since its inception in 1998 and was a partner of its predecessor, Golder, Thoma, Cressey, Rauner, from 1994 to 1998.

David J. Mayer (37) Managing Partner and Director	Mr. Mayer has been a partner of Thoma Cressey since its inception in 1998.

Orlando Bravo (35) Managing Partner and Director	Mr. Bravo has been with Thoma Cressey since its inception in 1998. Mr. Bravo has been a partner of Thoma Cressey since 2000. Mr. Bravo serves on the board of directors of JDA Software Group, Inc.

Management Agreement

Thoma Cressey and ELC Holdings expect to enter into a management agreement at or following the closing of the merger, pursuant to which ELC Holdings will pay Thoma Cressey a fee for certain services provided by Thoma Cressey to ELC Holdings in connection with the merger and the financing of the transaction. ELC Holdings will also pay to Thoma Cressey an annual fee for certain management services to be performed by Thoma Cressey for ELC Holdings following consummation of the merger and an investment fee for services provided in connection with any future investment or financing and will reimburse Thoma Cressey for certain out-of pocket expenses incurred in connection with the performance of these services.

Transactions in Shares

None of Thoma Cressey, ELC Holdings or ELC Acquisition or any of their respective directors, principal executive officers or general partners, or persons or entities controlling their respective general partners, has purchased any shares of our common stock during the past two years or currently holds any shares of our common stock.

ADJOURNMENT OF THE SPECIAL MEETING (PROPOSAL 2)

If there are insufficient votes at the time of the special meeting to adopt the merger agreement, we may propose to adjourn our special meeting, if a quorum is present, to solicit additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment at our special meeting if there are sufficient votes to adopt the merger agreement. If the proposal to adjourn our special meeting to solicit additional proxies is submitted to our stockholders for approval, the approval would require the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present or represented by proxy and entitled to vote at the meeting.

The board of directors unanimously recommends that you vote “FOR” the adjournment of the special meeting, if necessary, to solicit additional proxies.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2005 incorporated by reference in this proxy statement have been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report appearing on page F-2 of the Annual Report on Form 10-K.

FUTURE STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meetings of stockholders. However, if the merger is not completed, we expect to hold our 2007 annual meeting of stockholders. If the meeting is held, stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy statement for our 2007 annual meeting should be sent to us at Excelligence Learning Corporation, 2 Lower Ragsdale Drive, Suite 200, Monterey, California 93940, Attention: Secretary, and we must receive such proposals no later than December 22, 2006 and in compliance with the requirements of Rule 14a-8. Our amended and restated bylaws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our proxy statement, to be brought before an annual meeting of stockholders. In general, notice must be received by the Secretary of the company not less than 70 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2007 Annual Meeting, stockholder proposals must be received by the company after February 22, 2007 but no later than March 14, 2007. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified us of its intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, we need not present the proposal for a vote at such meeting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

Our filings with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at www.sec.gov.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference information into this proxy statement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference into this proxy statement is considered a part of this proxy statement, and information that we file later with the SEC, prior to the closing of the merger, will automatically update and supersede the previously filed information and be incorporated by reference into this proxy statement.

We incorporate by reference into this proxy statement the documents listed below:

•	Annual Report on Form 10-K for our year ended December 31, 2005, as filed on April 14, 2006;

•	Proxy Statement on Schedule 14A filed on April 14, 2006;

•	Quarterly Report on Form 10-Q for our quarter ended March 31, 2006, as filed on May 12, 2006;

•	Quarterly Report on Form 10-Q for our quarter ended June 30, 2006, as filed on August 14, 2006; and

•	Current Reports on Form 8-K filed on September 29, 2006, September 27, 2006, September 22, 2006, September 22, 2006, July 25, 2006, July 20, 2006, July 18, 2006, May 17, 2006, May 10, 2006, April 21, 2006, February 22, 2006, February 3, 2006 and January 6, 2006.

However, we are not incorporating any information furnished under Item 2.02 and Item 9.01 of our current reports on Form 8-K filed with the Securities and Exchange Commission.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at CCG Investor Relations, 10960 Wilshire Boulevard, Suite 2050, Los Angeles, California 90024. If you would like to request documents, please do so by November 21, 2006, in order to receive them before the special meeting.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated October 26, 2006. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

This proxy statement contains a description of representations and warranties made in the merger agreement. Representations and warranties are also set forth in contracts and other documents that are attached or filed as annexes to this proxy statement or are incorporated by reference into this document. These representations and warranties, including those made in the merger agreement, were made only for the purposes of such contracts or other documents and solely for the benefit of the parties to such contracts or other documents as of specific dates, may be subject to important limitations and qualifications agreed to by the contracting parties (including Excelligence, ELC Holdings and ELC Acquisition), and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the parties to such contract or other document instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should not rely upon the descriptions of representations and warranties contained in this proxy statement or the actual representations and warranties contained in such contracts and other documents, including the merger agreement, as statements of factual information.

YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided as described in the enclosed proxy card. Submitting your proxy now will not affect your right to vote in person if you attend the meeting.

If you have any questions about this proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should CCG Investor Relations at (310) 477-9800.

Annex A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ELC HOLDINGS CORPORATION,

ELC ACQUISITION CORPORATION

AND

EXCELLIGENCE LEARNING CORPORATION

DATED AS OF JULY 19, 2006

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of July 19, 2006 (this “Agreement”), by and among ELC Holdings Corporation, a Delaware corporation (“Parent”), ELC Acquisition Corporation, a Delaware corporation (“Merger Sub”), and Excelligence Learning Corporation, a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into a transaction whereby Merger Sub will merge with and into the Company with the Company being the surviving corporation, upon the terms and provisions of and subject to the conditions set forth in this Agreement (the “Merger”);

WHEREAS, the Board of Directors of the Company (the “Company Board”), acting upon the recommendation of the Special Committee has (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of the Company’s stockholders, (ii) approved this Agreement and the Merger and (iii) resolved to recommend adoption of this Agreement and approval of the Merger by the stockholders of the Company (the “Company Recommendation”);

WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Merger are advisable, fair to and in the best interests of its stockholder, (ii) approved this Agreement and the Merger and (iii) recommended adoption of this Agreement and approval of the Merger by its stockholder;

WHEREAS, Merger Sub is a wholly-owned Subsidiary of Parent;

WHEREAS, concurrently with the execution of this Agreement, and as an inducement to Parent and Merger Sub to enter into this Agreement, (i) Parent and William E. Simon & Sons Private Equity Partners, L.P. have entered into a Voting Agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, such stockholder has agreed, subject to the terms thereof, to vote, or cause to be voted, at the Company Stockholder Meeting (as defined below) all of the shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), beneficially owned by such stockholder in favor of the adoption of this Agreement and approval of the Merger and (ii) Parent and Ronald Elliott have entered into a Voting and Rollover Agreement, pursuant to which such stockholder has agreed, subject to the terms thereof, to vote, or cause to be voted, at the Company Stockholder Meeting (as defined below) all of the shares of the Common Stock beneficially owned by such stockholder in favor of the adoption of this Agreement and approval of the Merger and to exchange a portion of such stockholder’s Common Stock for capital stock of the Parent (the “Voting and Rollover Agreement”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Thoma Cressey Fund VIII, L.P. and the Company are entering into a guaranty (the “Guaranty”), pursuant to which Thoma Cressey Fund VIII, L.P. has agreed, subject to the terms and conditions set forth therein, to guarantee the prompt and complete payment and performance of the obligations of Parent and Merger Sub to the Company hereunder; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

Section 1.1 Definitions.

As used in this Agreement, the following terms shall have the following meanings:

“2001 Director Stock Option Plan” shall mean the 2001 Non-Employee Director Stock Option Plan of the Company.

“2001 Stock Option Plan” shall mean the Amended and Restated 2001 Stock Option and Incentive Plan of the Company, as amended.

“2006 Budget” shall have the meaning given in Section 5.1(d).

“Acquisition Proposal” shall have the meaning given in Section 5.2(a).

“Acquisition Transaction” shall have the meaning given in Section 5.2(a).

“Affected Employees” shall have the meaning given in Section 5.7(a).

“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, through one or more intermediaries, is in control of, is controlled by or is under common control with such Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.

“Agreement” shall mean this Agreement, as the same may be amended or supplemented.

“Balance Sheet” shall have the meaning given in Section 3.7.

“Bankruptcy Exceptions” shall have the meaning given in Section 3.2.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

“Certificates” shall have the meaning given in Section 2.7(b).

“Certificate of Merger” shall have the meaning given in Section 2.3.

“Cleanup” shall mean all actions, whether voluntary or compelled by Environmental Laws, required to: (i) clean up, remove, treat or remediate Hazardous Materials in the indoor or outdoor environment; (ii) prevent the Release of Hazardous Materials so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care; or (iv) respond to any government or third-party requests for information or documents in any way relating to clean-up, removal, treatment or remediation or potential clean-up, removal, treatment or remediation of Hazardous Materials in the indoor or outdoor environment.

“Closing” shall have the meaning given in Section 2.2.

“Closing Date” shall have the meaning given in Section 2.2.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall have the meaning given in the recitals of this Agreement.

“Company” shall have the meaning given in the preamble to this Agreement.

“Company 401(k) Plan” shall have the meaning given in Section 5.7(d).

“Company Board” shall have the meaning given in the recitals of this Agreement.

“Company Liability Cap” shall have the meaning given in Section 8.9(c).

“Company Licensed Intellectual Property” shall mean Intellectual Property licensed to the Company or one if its Subsidiaries.

“Company Owned Intellectual Property” shall mean Intellectual Property owned by the Company or one if its Subsidiaries.

“Company Recommendation” shall have the meaning given in the recitals of this Agreement.

“Company SEC Documents” shall have the meaning given in Section 3.6(a).

“Company Stockholder Approval” shall have the meaning given in Section 3.23(b).

“Company Stockholder Meeting” shall have the meaning given in Section 5.3(a).

“Company Stock Options” shall have the meaning given in Section 2.9(a).

“Company Subsequent Determination” shall have the meaning given in Section 5.2(d).

“Company Treasury Stock” shall have the meaning given in Section 3.3(a).

“Computer Programs” shall mean (i) any and all computer software programs, including all source and object code, (ii) all descriptions, flow-charts and other work product used to design, plan, organize or develop any of the foregoing, and (iii) all documentation, including user manuals and training materials, relating to any of the foregoing.

“Confidentiality Agreement” shall have the meaning given in Section 5.2(b).

“Consent” means any consent, clearance, Permit, qualification, approval or authorization by, to or with, any Person.

“Credit Agreement” means that certain Business Loan Agreement, dated as of September 26, 2003, between Bank of America, N.A. and the Company, Earlychildhood LLC, Educational Products, Inc., SmarterKids.com, Inc., Marketing Logistics, Inc., and Colorations, Inc., as amended by Amendment Number One to Business Loan Agreement, dated as of October 28, 2003 and Amendment Number Two to Business Loan Agreement, dated as of October 1, 2005.

“D&O Indemnified Parties” shall have the meaning given in Section 5.11(a).

“D&O Insurance” shall have the meaning given in Section 5.11(b).

“DGCL” shall have the meaning given in Section 2.1.

“Disclosure Schedule” shall have the meaning given in ARTICLE III.

“Dissenting Shares” shall have the meaning given in Section 2.8.

“Early Childhood Segment” shall mean the business and operations of the Company’s early childhood segment as such is described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including the business and operations of SmarterKids.com, Inc., Earlychildhood LLC, Marketing Logistics, Inc. and Colorations, Inc.

“Effective Time” shall have the meaning given in Section 2.3.

“Elementary School Segment” shall mean the business and operations of the Company’s elementary school segment as such is described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, including the business and operations of Educational Products, Inc.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or written notice by any Person alleging potential Liability (including potential Liability for investigatory costs, Cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, Release or threatened Release, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment, including Laws relating to Releases or threatened Releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, and all Laws with regard to record keeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“Environmental Permits” shall mean all permits, approvals, identification numbers, licenses, certificates, executions, approvals and any other authorizations under any Environmental Law.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall have the meaning given in Section 3.17(a).

“ERISA Plans” shall have the meaning given in Section 3.17(e).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Financial Statements” shall have the meaning given in Section 3.6(b).

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any United States or foreign governmental, federal, state or local judicial, legislative or regulatory or administrative authority or commission or similar body or instrumentality thereof (including the following self-regulatory organizations: National Association of Securities Dealers, Inc., Public Accounting Oversight Board and Internet Corporation for Assigned Names and Numbers).

“Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Guaranty” shall have the meaning given in the preamble to this Agreement.

“Hazardous Materials” shall mean all substances defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, toxic mold or defined as such by, or regulated as such under, any Environmental Law.

“HSR Act” shall have the meaning given in Section 3.5(b).

“Indebtedness” of any Person at any date shall include, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities for trade payables incurred and payable in the ordinary course of business consistent with past practice), (b) any other indebtedness of such Person which is evidenced by a note, mortgage, bond, indenture, debenture or similar instrument (other than performance, surety and appeal bonds arising in the ordinary course of business consistent with past practice), (c) all obligations of such Person under capitalized leases, (d) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (e) all obligations of such Person to make payments pursuant to sale-leaseback transactions, (f) all guarantees by such Person of obligations of others whether or not such Person has assumed or otherwise become directly liable for the payment thereof, (g) all Liabilities secured by any Lien; (h) all letters of credit or similar obligations issued on behalf of such Person; and (i) all interest, fees, prepayment premiums and other expenses owed with respect to the indebtedness referred to in clauses (a) through (h) above.

“Intellectual Property” shall mean all intellectual property rights, including all United States and foreign patents and patent applications, Trademarks, copyrights, copyright registrations and applications and copyrightable materials, Computer Programs, technology, trade secrets, know-how and confidential and proprietary information.

“IRS” shall mean the United States Internal Revenue Service.

“Knowledge” shall mean, with respect to any particular fact or matter, the actual knowledge of such fact or matter, without a separate duty to investigate, provided, however, that “Knowledge” of the Company or any of its Subsidiaries shall only refer to the actual knowledge, without a separate duty to investigate, of the following individuals: (i) Ronald Elliott, (ii) Judith McGuinn, (iii) Vikas Arora, (iv) William Gochnauer, (v) Kelly Crampton (solely with respect to the Company’s Early Childhood Segment), (vi) Cathy Adams (solely with respect to the Company’s Early Childhood Segment), (vii) David Jennings (solely with respect to the Company’s Early Childhood Segment), (viii) Jeffrey Burns (solely with respect to the Company’s Early Childhood Segment), (ix) Robert Stevenson (solely with respect to the Company’s Early Childhood Segment), (x) Ronald Phelan (solely with respect to the Company’s Elementary School Segment), (xi) Rick Phelan (solely with respect to the Company’s Elementary School Segment) and (xii) James Faryewicz (solely with respect to the Company’s Elementary School Segment).

“Law” shall mean any United States or foreign, federal, state or local law (including common law), statute, ordinance, rule or regulation.

“Leased Property” shall have the meaning given in Section 3.9(b).

“Leases” shall have the meaning given in Section 3.9(b).

“Liabilities” shall mean any and all losses, claims, charges, Indebtedness, demands, actions, causes of action, suits, damages, costs and expenses and similar obligations, and other liabilities, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising.

“Licensed Software” shall have the meaning given in Section 3.20(a).

“Lien” shall mean any lien, pledge, mortgage, security interest, lease, charge, or any condition or restriction on use or transfer under any instrument or agreement, or any other encumbrance of any nature whatsoever.

“Litigation” shall mean any litigation, action, arbitration, proceeding, demand, claim or investigation, affecting or brought by or against the Company or any of its Subsidiaries or any of their respective assets or businesses or any of their respective employees or independent contractors.

“Material Adverse Effect” shall mean any change, event, development, effect or circumstance that, individually or in the aggregate, (a) is, or would reasonably be expected to be, materially adverse to the business, operations, assets, liabilities, financial condition, results of operations, or properties of the Company and its Subsidiaries, taken as a whole or (b) materially impairs, or would reasonably be expected to materially impair, the Company’s ability to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement; provided, however, that notwithstanding the foregoing, the term Material Adverse Effect shall not include any change, event, development, effect or circumstance resulting from, arising out of or related to (i) changes in or generally affecting the industry in which the Company operates or arising from changes in general business or economic conditions (and not having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries, taken as a whole); (ii) (A) reasonable out-of-pocket fees and expenses (including without limitation legal, accounting, investigatory, investment banking, and other fees and expenses) incurred in connection with the transactions contemplated by this Agreement, or (B) the payment by the Company and its Subsidiaries of all amounts due to any officers or employees of the Company and its Subsidiaries under employment contracts, employee benefit plans or severance arrangements described or disclosed in the Disclosure Schedule or the Company SEC Documents or reflected on the Financial Statements; (iii) any change in Law or GAAP (not having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); (iv) the public announcement or the pendency of this Agreement or the transactions contemplated by or any actions taken in compliance with this Agreement or otherwise with the consent of Parent, including the impact thereof on the relationships of the Company or any of its Subsidiaries with customers, suppliers, distributors, consultants, employees or independent contractors; (v) the failure by the Company to meet published financial projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof (it being understood that the facts and circumstances giving rise to such failure to meet published financial projections may be considered and shall be taken into account in determining whether there has been a Material Adverse Effect); (vi) any attack on, or by, or acts of terrorism involving, the United States, or any declaration of war by the United States Congress (and not having a materially disproportionate effect (relative to most other industry participants) on the Company and its Subsidiaries taken as a whole); or (vii) the SEC’s investigation into the Company’s restatement of its financial statements for the fiscal year ended December 31, 2004 and for the quarter ended March 31, 2005 (the “SEC Investigation”), or any action or suit arising therefrom or related thereto, including all filings, appeals, judgments or settlements in connection therewith and announcements or disclosure thereof, except, in the case of this clause (vii), to the extent that such change, event, development, effect or circumstance (A) results from, arises out of or relates to (1) any civil enforcement action brought against the Company or the Company’s current Chief Executive Officer by the SEC or (2) any criminal indictment of the Company or any current or former executive officer of the Company by the United States Department of Justice (each, an “Excepted Enforcement Action”) and (B) such Excepted Enforcement Action, individually or together with all other Excepted Enforcement Actions and all other changes, events, developments, effects or circumstances, would have a Material Adverse Effect.

“Material Contracts” shall have the meaning given in Section 3.14(a).

“Maximum D&O Premium” shall have the meaning given in Section 5.11(b).

“Merger” shall have the meaning given in the recitals of this Agreement.

“Merger Consideration” shall have the meaning given in Section 2.6(a).

“Merger Sub” shall have the meaning given in the preamble to this Agreement.

“Notice of Superior Proposal” shall have the meaning given in Section 5.2(d).

“Organizational Documents” shall have the meaning given in Section 3.1.

“Owned Software” shall have the meaning given in Section 3.20(a).

“Parent” shall have the meaning given in the preamble to this Agreement.

“Parent Expenses” shall have the meaning given in Section 7.3(a).

“Parent Liability Cap” shall have the meaning given in Section 8.9(b).

“Parent Material Adverse Effect” shall have the meaning given in Section 4.1.

“Paying Agent” shall have the meaning given in Section 2.7(a).

“Payment Fund” shall have the meaning given in Section 2.7(a).

“Permits” shall mean, as to any Person, all licenses, permits, franchises, approvals, concessions, consents, filings, registrations, authorizations and qualifications under any Laws with any Governmental Authorities that are issued or granted to such Person, including Environmental Permits, or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

“Permitted Liens” shall mean any (i) Liens which arise by operation of Law with respect to current Taxes not yet due and payable, or for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (ii) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations; (iii) statutory materialmen’s, mechanics’, workmen’s or repairmen’s Liens in each case created in the ordinary course of business; (iv) Liens securing indebtedness or liabilities that are reflected on the Balance Sheet; (v) such non-monetary Liens or other imperfections of title, if any, that, individually or in the aggregate, are not reasonably likely to (x) materially interfere with the present use or operation of any property of the Company or any of its Subsidiaries or (y) materially detract from the value of any such property; (vi) Liens arising under the Credit Agreement; (vii) Liens securing specific assets acquired or held subject to the interest of a vendor or lessor pursuant to vendor-provided financing or other title retention agreements; and (viii) other Liens securing assets with a value not to exceed $50,000 in the aggregate.

“Person” shall mean an individual, corporation, joint venture, partnership, limited liability company, business association, joint stock or other company, business trust, trust or other entity or organization, including a Governmental Authority.

“Plans” shall have the meaning given in Section 3.17(a).

“Policies” shall have the meaning given in Section 3.12(a).

“Post-Signing Tax Return” shall have the meaning given in Section 5.10.

“Preferred Stock” shall mean the preferred stock, par value $.01 per share, of the Company.

“Proxy Statement” shall have the meaning given in Section 5.3(b).

“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment (including ambient air, surface water, groundwater and surface or subsurface strata), or onto, into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Representatives” shall have the meaning given in Section 5.2(a).

“Schedule 13E-3” shall have the meaning given in Section 3.6(e).

“SEC” shall mean the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Software” shall have the meaning given in Section 3.20(a).

“Special Committee” shall mean a committee of disinterested directors of the Company Board, consisting of Robert MacDonald, Dean DeBiase and Richard Delaney.

“Stock Option Plans” shall mean the 2001 Stock Option Plan and the 2001 Director Stock Option Plan.

“Subsidiary” shall mean, with respect to any specified Person, any other Person of which (or in which) such specified Person will, at the time, directly or indirectly through one or more subsidiaries, (a) own at least 50% of the outstanding capital stock (or other shares of beneficial interest) having ordinary voting power to elect a majority of the board of directors or other similar governing body, (b) hold at least 50% of the interests in the capital or profits, (c) hold at least 50% of the beneficial interest (in the case of any such Person that is a trust or estate), or (d) be a general partner (in the case of a partnership) or a managing member (in the case of a limited liability company).

“Superior Proposal” shall have the meaning given in Section 5.2(b).

“Surviving Corporation” shall have the meaning given in Section 2.1.

“Tax” or “Taxes” shall mean any and all taxes, assessments, customs, duties, levies, fees, tariffs, imposts, deficiencies and other governmental charges of any kind whatsoever (including taxes on or with respect to net or gross income, franchise, profits, gross receipts, capital, sales, use, ad valorem, value added, transfer, real property transfer, transfer gains, inventory, capital stock, license, payroll, employment, social security, unemployment, severance, occupation, real or personal property, estimated taxes, rent, excise, occupancy, recordation, bulk transfer, intangibles, alternative minimum, doing business, withholding and stamp), together with any interest thereon, penalties, fines, damages, costs, fees, additions to tax or additional amounts with respect thereto, imposed by the United States, or any state, local, foreign or other applicable jurisdiction.

“Tax Claim” shall have the meaning set forth in Section 3.16(d).

“Tax Return” shall mean any return, report, declaration, estimates information return (including Form 1099 and partnership returns filed on Form 1065) or other document (including any related or supporting information) with respect to Taxes (including any attachments thereto and amendments thereof), and including, where permitted or required, combined, consolidated or unitary returns for any group of entities that includes the Company and any of its Subsidiaries or any of their respective Affiliates.

“Termination Fee” shall have the meaning given in Section 7.3(a).

“Third Party” shall mean any Person other than the Company, Parent, Merger Sub or any of their respective Subsidiaries.

“Trademarks” shall mean trademarks, service marks, logos, designs, trade dress, slogans, trade names, domain names and any other similar designations of source or origin and any and all registrations and applications therefor, together with all goodwill of the Company and its Subsidiaries and the businesses of the Company and its Subsidiaries, as currently conducted, related to any of the foregoing.

“Treasury Regulations” shall mean the United States Tax regulations, including temporary regulations, promulgated under the Code, as the same may be amended hereafter from time to time (including corresponding provisions of succeeding United States Tax regulations).

“Voting Agreement” shall have the meaning given in the recitals of this Agreement.

“Voting and Rollover Agreement” shall have the meaning given in the recitals of this Agreement.

“WARN Act” shall have the meaning given in Section 3.18(h).

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place at 11:00 a.m., Washington, D.C. time, within two (2) Business Days after satisfaction or waiver (subject to applicable Law) of all the conditions to Closing contained in ARTICLE VI hereof (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) unless this Agreement has been theretofore terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto (the actual date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Goodwin Procter LLP, 901 New York Ave., N.W., Washington, D.C. 20001, unless another place is agreed to in writing by the parties hereto.

Section 2.3 Effective Time. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such subsequent date or time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the “Effective Time”).

Section 2.4 Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all of the restrictions, disabilities and duties of the Company and Merger Sub, as provided under Section 259 of the DGCL.

Section 2.5 Certificate of Incorporation; By-laws; Directors and Officers.

(a) From and after the Effective Time, the certificate of incorporation of the Company shall be amended and restated to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time (except that the name of the Company, as the Surviving Corporation, shall continue to be the name of the Company), until thereafter changed or amended in accordance with the terms therein or by applicable Law. From and after the Effective Time, the by-laws of the Company shall be amended and restated to be identical to the by-laws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter changed or amended in accordance with the terms therein or by applicable Law.

(b) From and after the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation, in each case until their successors shall have been duly elected, appointed or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the by-laws of the Surviving Corporation.

Section 2.6 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any party hereto or of the holders of capital stock thereof:

(a) Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled or converted in accordance with Section 2.6(b) and Dissenting Shares) shall be converted into the right to receive $13.00 in cash (the “Merger Consideration”). As of the Effective Time, all such shares of Common Stock shall no longer remain outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder thereof shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of the certificate or certificates representing such shares of Common Stock in accordance with Section 2.7, without interest or dividends.

(b) Each share of Company Treasury Stock shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be paid or delivered in exchange therefor.

(c) Each issued and outstanding share of common stock of Merger Sub, par value $0.01 per share, shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.7 Surrender and Payment.

(a) Paying Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as the paying agent for the payment of the Merger Consideration to the holders of shares of Common Stock (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an amount sufficient to make the payments contemplated by Section 2.6(a) and Section 2.9 in accordance with the procedures set forth in Section 2.7(b) (such funds, the “Payment Fund”). In the event the Payment Fund shall be insufficient to make all such payments, Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount equal to the deficiency in the amount of funds required to make such payments. The Payment Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation, in their sole discretion, pending payment thereof by the Paying Agent to the holders of the shares of Common Stock entitled thereto; provided, however, that (i) no such investment or losses thereon shall affect the Merger Consideration payable to the holders of Common Stock and following any losses Parent shall promptly provide additional funds to the Paying Agent for the benefit of the holders of the shares of the Common Stock in the amount of any such losses and (ii) such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank that are then publicly available). Earnings from such investments shall be the sole and exclusive property of Parent and the Surviving Corporation, and no part of such earnings shall accrue to the benefit of holders of the shares of Common Stock.

(b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding share of Common Stock immediately prior to the Effective Time (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates formerly representing shares of Common Stock immediately prior to the Effective Time (the “Certificates”) shall pass, only upon proper delivery of such Certificates (or affidavits of loss in lieu thereof, together with any bond as contemplated by Section 2.7(h)) to the Paying Agent and which shall be in the form and have such other provisions as the Surviving Corporation or Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the payment of the Merger Consideration to be made to the holder thereof pursuant to Section 2.6. Upon surrender of a Certificate for cancellation to the Paying Agent, together with a letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate shall be entitled to receive promptly in exchange therefor the Merger Consideration for each share of Common Stock formerly represented by such Certificate and such Certificate so surrendered shall be forthwith cancelled. The Paying Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. No interest shall be paid or accrued for the benefit of holders of the shares of Common Stock or on the consideration payable upon the surrender of the Certificate formerly representing such shares of Common Stock.

(c) No Further Ownership Rights; Closing of the Company’s Transfer Books. All cash paid upon the surrender of a Certificate in accordance with the terms of this ARTICLE II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock formerly represented by such Certificate. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter, there shall be no further registration of transfers of shares of Common Stock theretofore outstanding on the records of the Company. If Certificates are presented to the Company for transfer following the Effective Time, they shall be cancelled against delivery of the Merger Consideration for each share of Common Stock formerly represented by such Certificate.

(d) Termination of Payment Fund. Any portion of the Payment Fund and any interest received with respect thereto that remains undistributed to the holders of the Certificates for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation. Any holders of Certificates who have not complied with this Section 2.7 prior to the end of such twelve (12) month period shall thereafter look, only as general creditors thereof, to the Surviving Corporation (subject to Section 2.7(e)) for payment of the Merger Consideration with respect to the shares of Common Stock formerly represented by such Certificates.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or any of their respective Affiliates or the Paying Agent shall be liable to any Person in respect of any cash held in the Payment Fund delivered to a public official pursuant to the requirements of any applicable abandoned property, escheat or other similar Law.

(f) Transfer Taxes. If payment is to be made in respect of any Certificate to a Person other than the Person in whose name the Certificate is registered, it shall be a condition of such payment that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such payment shall pay to the Paying Agent any transfer or other Taxes required by reason of the payment of the applicable consideration to a Person other than the registered holder of the Certificate so surrendered, or shall establish to the reasonable satisfaction of the Paying Agent that such Tax either has been paid or is not applicable.

(g) Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of a Certificate or Company Stock Option such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code (including under Section 1445 of the Code) or any provisions of applicable state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation, Parent or the Paying Agent, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificate or Company Stock Option as applicable, in respect of which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent.

(h) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to this Agreement.

(i) Adjustments to Prevent Dilution. If prior to the Effective Time, (i) solely as a result of a reclassification, stock split (including a reverse stock split), stock dividend or stock distribution which in any such event is made on a pro rata basis to all holders of Common Stock there is a change in the number of shares of Common Stock outstanding or issuable upon the conversion, exchange or exercise of securities or rights convertible or exchangeable or exercisable for shares of Common Stock or (ii) the Company makes a cash dividend on a pro rata basis to all holders of Common Stock, then the Merger Consideration shall be correspondingly adjusted to provide the holders of the applicable shares of Common Stock the same economic effect contemplated by this Agreement prior to such event.

Section 2.8 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, any shares of Common Stock that are issued and outstanding immediately prior to the Effective Time and held by a stockholder who has properly exercised such stockholder’s appraisal rights available under Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into or be exchangeable for the right to receive the Merger Consideration, unless and until such stockholder shall have failed to perfect, or shall have effectively withdrawn or lost such stockholder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with this Agreement and Section 262 of the DGCL. If any such holder of Dissenting Shares shall have failed to perfect or shall have effectively withdrawn or lost such right to appraisal, such stockholder’s shares of Common Stock shall thereupon be converted into and become exchangeable only for the right to receive, as of the Effective Time, the Merger Consideration for each share of Common Stock formerly represented by the Certificates held by such stockholder without any interest thereon upon surrender of such Certificates in the manner provided in Section 2.7(b). The Company shall give Parent (a) reasonably prompt notice of any notices or demands for appraisal of any shares of Common Stock, attempted withdrawals of such notices or demands and any other instruments served pursuant to the DGCL and received by the Company relating to rights to be paid the “fair value” of Dissenting Shares, as provided in Section 262 of the DGCL and (b) the opportunity to participate at Parent’s own expense in all negotiations and proceedings with respect to any such demands or notices. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any notices or demands for appraisals, offer to settle or settle any demands or approve any withdrawal of any such notices or demands.

Section 2.9 Stock Options.

(a) Immediately prior to the Effective Time, all options then outstanding to purchase shares of Common Stock (the “Company Stock Options”) granted under the Stock Option Plans shall become fully vested and exercisable (whether or not then vested or subject to any performance condition that has not been satisfied). As of the Effective Time, each outstanding and unexercised Company Stock Option shall be cancelled and, in exchange therefor, each holder of any such cancelled Company Stock Option shall be entitled to receive from the Company and the Company shall pay, as promptly as practicable thereafter (but in no event more than five (5) Business Days), an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Stock Option multiplied by (y) the excess of the amount of the per share Merger Consideration over the exercise price per share of Common Stock under such Company Stock Option (with the aggregate amount of such payment rounded to the nearest cent) less applicable Taxes, if any, required to be withheld with respect to such payment. After the Effective Time, any such cancelled Company Stock Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment described in the preceding sentence.

(b) The Company shall cause all rights, stock options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries, or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, in each case, other than the Company Stock Options granted under the 2001 Stock Option Plan or the 2001 Director Stock Option Plan (which are to be treated in accordance with Section 2.9(a)), to be cancelled prior to the Effective Time without any payment being made therefor.

(c) Prior to the Effective Time, the Company shall take all actions that are necessary or appropriate to give effect to the transactions contemplated by Section 2.9(a) and Section 2.9(b). Without in any manner limiting the foregoing sentence, prior to the Effective Time, the Company shall obtain all necessary consents from all holders of Company Stock Options, to the extent required by the terms of the applicable Stock Option Plans, or pursuant to the terms of any Company Stock Option granted thereunder, and take all such other reasonable lawful action as may be necessary to give effect to the transactions contemplated by this Agreement, including the amendment, modification or termination of the 2001 Stock Option Plan and the 2001 Director Stock Option Plan in order to permit the transactions contemplated by this Agreement.

Section 2.10 Further Action. If, at any time after the Effective Time, any further action is determined by Parent to be reasonably necessary or desirable to carry out the purpose of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedule delivered by the Company to Parent and Merger Sub immediately prior to the execution of this Agreement (the “Disclosure Schedule”), the Company hereby represents and warrants to Parent and to Merger Sub as set forth below. Any exception, qualification, limitation, document or other item listed or described in any section or subsection of the Disclosure Schedule shall be deemed to be listed or fully disclosed with respect to all other sections or subsections of the Disclosure Schedule as, and to the extent, it is reasonably clear on the face of the Disclosure Schedule that such item applies to such other section or subsection.

Section 3.1 Organization. The Company and each of its Subsidiaries is a corporation or limited liability company, validly existing and in good standing under the laws of the jurisdiction of its organization. The Company and each of its Subsidiaries has all requisite corporate or limited liability power and authority to conduct its businesses as they are now being conducted and to own, lease and operate its properties and assets. The Company and each of its Subsidiaries is duly qualified or licensed to do business in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not have a Material Adverse Effect. A true and complete copy of the certificate of incorporation and by-laws or similar documents of the Company and each of its Subsidiaries, as the same may have been amended (collectively, the “Organizational Documents”), to the extent not included in the Company SEC Documents, have previously been made available to Parent. The Organizational Documents are in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any provision of its respective Organizational Documents.

Section 3.2 Authorization. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereunder; provided that the Company

Stockholder Approval is required for the Company to consummate the Merger. Subject to receipt of the Company Stockholder Approval, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company, and constitutes, assuming due authorization, execution and delivery of this Agreement by Parent and Merger Sub, a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or law) (collectively, the “Bankruptcy Exceptions”).

Section 3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 15,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock of the Company. At the close of business on July 18, 2006: (i) 9,055,935 shares of Common Stock were issued and outstanding; (ii) no shares of Common Stock and no shares of Preferred Stock were held by the Company in its treasury (such shares, “Company Treasury Stock”) and no shares of Common Stock or Preferred Stock were held by any Subsidiary of the Company; (iii) no shares of Preferred Stock were issued and outstanding; (iv) 1,800,000 shares of Common Stock were reserved for issuance pursuant to the 2001 Stock Option Plan, of which 549,839 shares are subject to outstanding Company Stock Options; and (v) 300,000 shares of Common Stock were reserved for issuance pursuant to the 2001 Director Stock Option Plan, of which 172,000 shares are subject to outstanding Company Stock Options. As of the date hereof, except as set forth on Section 3.3 of the Disclosure Schedule, there are no accrued but unpaid dividends with respect to any shares of the Common Stock or Preferred Stock. Section 3.3 of the Disclosure Schedule contains a true, accurate and complete list, as of the date hereof, of the name of each holder of a Company Stock Option, the grant date of each such Company Stock Option, the number of shares of Common Stock such holder is entitled to receive upon the exercise of each Company Stock Option, the corresponding exercise price and vesting term. The Company has made available to Parent complete and accurate forms of all stock option agreements evidencing Company Stock Options.

(b) All of the outstanding shares of the Company’s capital stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Company Stock Options will be, when issued in accordance with the terms thereof prior to the Effective Time, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other Indebtedness of the Company or any of its Subsidiaries having general voting rights (or convertible into securities having such rights) issued and outstanding. Except as disclosed in this Section 3.3 or as set forth in Section 3.3 of the Disclosure Schedule; (i) there are no shares of capital stock of the Company or any of its Subsidiaries authorized, issued, reserved for issuance or outstanding; (ii) there are no existing options, warrants, calls, pre-emptive rights, anti-dilutive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind relating to the issued or unissued capital stock of the Company or any of its Subsidiaries obligating the Company or any of its Subsidiaries to issue or sell or cause to be issued, transferred or sold any shares of capital stock of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Subsidiaries or any other Person.

(c) Except as set forth in the Company SEC Documents or in Section 3.3 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any agreement restricting the transfer of, relating to the voting of, requiring registration of, any of the capital stock of the Company or any of its Subsidiaries. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

Section 3.4 Subsidiaries. Section 3.4 of the Disclosure Schedule sets forth the name, form of organization, jurisdiction of organization and authorized and outstanding capital stock or other equity interests (including record and beneficial owners thereof) of each of the Company’s Subsidiaries. Other than the Company’s Subsidiaries and as set forth in Section 3.4 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries own, directly or indirectly, any equity or other ownership interests in any Person. All of the outstanding capital stock of each of the Company’s Subsidiaries is owned directly or indirectly by the Company free and clear of all Liens (other than Permitted Liens), and is validly issued, fully paid and nonassessable.

Section 3.5 Consents and Approvals; No Violations.

(a) Assuming that all filings with the Governmental Authorities listed in Section 3.5(b) have been obtained or made, none of the execution, delivery or performance by the Company of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with or result in a breach of any provision of the Organizational Documents of the Company or any of its Subsidiaries; (ii) require any consent, approval or notice under, violate or result in the violation of, conflict with or result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in a right of termination or acceleration or result in the loss of a benefit under or result in the creation of any Lien (other than a Permitted Lien) upon any of the properties or assets of the Company or any of its Subsidiaries or any of the shares of Common Stock under the terms, conditions or provisions of any Material Contract to which either the Company or any of its Subsidiaries is a party or to which they or their respective properties or assets are subject; or (iii) violate, or result in the violation of, any Law or Governmental Order applicable to the Company or any of its Subsidiaries, except, in the case of clauses (ii) or (iii) for any such violations, conflicts, breaches, defaults, terminations, accelerations, losses or failures to obtain any such consent, approval or notice that would not have a Material Adverse Effect.

(b) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by the Company or any of its Subsidiaries in connection with the execution, delivery and performance by the Company of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of the Proxy Statement, Schedule 13E-3 and other reports and filings in compliance with any applicable requirements of the Exchange Act; (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL; (iii) filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”); (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; (v) applicable filings, if any, with any stock exchange or trading market on which the Common Stock are trading; (vi) other filings reasonably necessary to maintain the Permits of the Company or any of its Subsidiaries; or (vii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Material Adverse Effect.

Section 3.6 SEC Filings; Financial Statements; Sarbanes-Oxley; Schedule 13E-3.

(a) Except as set forth in Section 3.6(a) of the Disclosure Schedule, the Company has timely filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 2003 under the Exchange Act or the Securities Act (as such documents have been amended or superseded since the time of their filing, collectively, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file any form, report, schedule, statement or other document with the

SEC. Except as set forth in Section 3.6(a) of the Disclosure Schedule, as of their respective dates or, if amended or superseded by a filing prior to the date hereof, as of the date of the last such filing, the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading, and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at such time of filing. As used in this Section 3.6, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC; provided, however, that such term shall not include any document or information furnished, supplied or otherwise made available to the SEC in connection with the SEC Investigation.

(b) Each of the financial statements (including in each case, any related notes thereto) contained in the Company SEC Documents, in each case, as amended or restated (the “Financial Statements”) (i) was prepared from the books and records of the Company and its Subsidiaries; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated therein or in the notes thereto or, in the case of unaudited statements, except that such unaudited statements do not contain footnotes as permitted by Form 10-Q under the Exchange Act); (iii) complied in all material respects with the published rules and regulations of the SEC with respect thereto as in effect on the date of filing; (iv) except with respect to the unaudited financial statements contained in the Company SEC Documents filed on Form 10-Q under the Exchange Act, was accompanied by unqualified reports from the independent auditor opining on the same as to the financial statements contained therein; and (v) fairly presents, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of their respective dates and the consolidated results of their operations and cash flows for the respective periods indicated therein, except that the unaudited interim financial statements were subject to normal year end audit adjustments which would not have a Material Adverse Effect.

(c) The management of the Company has implemented disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) to ensure, in all material respects, that material information relating to the Company and its Subsidiaries, taken as a whole, is made known to the management of the Company. The Company’s Chief Executive Officer and Acting Principal Financial Officer has disclosed, based on the Company’s most recent evaluation of internal control over financial reporting, to the Company’s independent auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information; and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Except as disclosed in the Company SEC Documents, since December 31, 2004, there have been no material changes in the Company’s internal controls over financial reporting that could have materially and adversely affected the Company’s internal controls or any significant deficiencies or material weaknesses in such internal controls for the time periods covered by such Company SEC Documents. The Company and its Subsidiaries, taken as a whole, maintain a system of internal accounting controls sufficient to provide reasonable assurance in all material respects that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has previously made available to Parent complete and correct copies of all written policies, manuals and other documents promulgating such internal accounting controls.

(d) Except as disclosed in the Company SEC Documents or on Section 3.6(d) of the Disclosure Schedule, none of the Company, its Subsidiaries nor, to the Knowledge of the Company and its Subsidiaries, any of their respective auditors, accountants or representatives have received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the Knowledge of the Company and its Subsidiaries, oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim (other than complaints, allegations, assertions or claims in connection with the SEC Investigation known to the executive officers of the Company and provided to Parent and Merger Sub) that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

(e) The Proxy Statement and the Rule 13E-3 Transaction Statement to be filed with the SEC concurrently with the filing of the Proxy Statement (the “Schedule 13E-3”) will not, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3, at the date it is first filed with the SEC or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that, in each case, no representation is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent, Merger Sub or any Affiliate of Parent or Merger Sub in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. The Proxy Statement and the Schedule 13E-3 that are filed by the Company will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.7 No Undisclosed Liabilities. Except (i) as reflected or reserved against in the consolidated balance sheet (including the notes thereto) of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2006 (the “Balance Sheet”), or (ii) for Liabilities incurred since March 31, 2006 in the ordinary course of business consistent with past practice which, individually and in the aggregate, would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred or has existing any Liabilities that would be required to be disclosed on a balance sheet in accordance with GAAP.

Section 3.8 Absence of Certain Changes or Events. Except as expressly permitted by this Agreement or as set forth in the Company SEC Documents filed since December 31, 2005 or in Section 3.8 of the Disclosure Schedule, since December 31, 2005, the Company and its Subsidiaries have conducted their business only in the ordinary course of business and consistent with past practice and there has not been (i) a Material Adverse Effect and (ii) any action that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1(b), Section 5.1(e), Section 5.1(g), Section 5.1(h), Section 5.1(i), Section 5.1(k), Section 5.1(n), Section 5.1(o), Section 5.1(p), and Section 5.1(q) or any agreement by the Company to take any action that would constitute a breach of the foregoing.

Section 3.9 Assets; Real Estate.

(a) The Company and each of its Subsidiaries owns, or otherwise has a valid leasehold interest providing sufficient and legally enforceable rights to use, all of the property, assets (tangible and intangible) and rights used or held for use by it in the businesses of the Company and its Subsidiaries, as currently conducted, except where the failure to own or have a valid leasehold interest to use such property, assets or rights would not have a Material Adverse Effect. The Company and each of its Subsidiaries have good and valid title, free and clear of all Liens (except Permitted Liens), to all assets reflected on the Balance Sheet or acquired since March 31, 2006 other than in any case assets disposed of since March 31, 2006 in the ordinary course of business consistent with past practice that are not, individually or in the aggregate, material to the businesses of the Company and its Subsidiaries, as currently conducted (and, to the extent disposed of following the date of this Agreement, disposed of not in violation of Section 5.1). The buildings, plants, structures, machines, equipment and other assets of the Company and its Subsidiaries are sufficient for the continued conduct of their business after the Effective Time in substantially the same manner as conducted immediately prior to the Effective Time.

(b) The Company and its Subsidiaries do not own any real property on the date hereof. Section 3.9(b) of the Disclosure Schedule contains a true, correct and complete list of all real property leased or subleased by the Company or any of its Subsidiaries (including the addresses thereof) (the “Leased Property”), indicating the lessee and/or sublessee of such real property, and the name and address of the lessor and/or sublessor together with any amendments, modifications, or extensions thereof (the “Leases”). With respect to all Leased Property, the Company and its Subsidiaries have valid leasehold interests in such Leased Property, free and clear of all Liens, and subject only to Permitted Liens.

(c) The Company has made available to Parent a true, correct and complete copy of each of the Leases, and, except as would not have a Material Adverse Effect: (i) each Lease is in full force and effect; (ii) no event or circumstance exists or has occurred which, with the delivery of notice, the passage of time or both, would permit the termination, modification or acceleration of rent under any Lease; and (iii) except as disclosed under Section 3.9(c) of the Disclosure Schedule the consummation of the transactions contemplated by this Agreement will not constitute a default or give rise to a right of termination on the part of the lessor under any Lease or cancellation of any right or loss of benefit under any of the Leases or result in an increase in rent or payment of any other amount to the lessor thereunder.

Section 3.10 Litigation and Claims. Except as disclosed in Section 3.10 of the Disclosure Schedule or in Company SEC Documents filed since December 31, 2005, there is no action, suit, investigation, audit, arbitration or proceeding pending, or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties, at law or in equity, before or by any Governmental Authority or before any arbitration board or panel, wherever located, except in each case which would not have a Material Adverse Effect.

Section 3.11 Compliance with Laws; Permits and Licenses.

(a) Each of the Company and its Subsidiaries has all Permits that are required in order to permit the Company and its Subsidiaries to own and operate their businesses as presently conducted, except for failures to have such Permits which would not have a Material Adverse Effect. All Permits are in full force and effect except, in each case, as would not have a Material Adverse Effect, and, to the Company’s and its Subsidiaries’ Knowledge, no suspension or cancellation of any Permit is threatened that would have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of the Permits, except for failures to comply which would not have a Material Adverse Effect.

(b) Except as set forth in Section 3.11(b) of the Disclosure Schedule or in Company SEC Documents filed since December 31, 2005, the Company and its Subsidiaries are not in violation of or default under any Law or order of any Governmental Authority applicable to the Company and its Subsidiaries, except for violations or defaults that would not have a Material Adverse Effect. Except as set forth in Section 3.11(b) of the Disclosure Schedule or in Company SEC Documents filed since December 31, 2003, since January 1, 2004, neither the Company, nor any of its Subsidiaries has received a written notification or other communication from any Governmental Authority asserting that the Company, its Subsidiaries or any of their respective directors, officers or employees in their capacities as such is not in compliance with any of the Laws applicable to the Company and its Subsidiaries which such Governmental Authority enforces, except for such non-compliance that would not have a Material Adverse Effect.

Section 3.12 Insurance Coverage.

(a) Section 3.12(a) of the Disclosure Schedule sets forth a list of all policies of property and casualty insurance, including physical damage, general liability, workers compensation and all other forms of insurance and similar arrangements (each, a “Policy” and, collectively, the “Policies”) in effect as of the date hereof with respect to the assets, properties, business, operations, employees, agents, officers or directors of the Company or any of its Subsidiaries owned or held by the Company or any of its Affiliates for the benefit of the Company or any of its Subsidiaries. With respect to each Policy: (a) the Policy is in full force and effect; (b) all premiums with respect thereto have been paid, (c) neither the Company nor any

Subsidiary is in breach or default, and, to the Company’s Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default; and (d) no written notice of cancellation or termination has been received by the Company or any of its Subsidiaries with respect to any Policies other than in connection with ordinary renewals under such Policy, in each case (a), (b), (c) and (d) as would not have a Material Adverse Effect.

(b) Except as set forth on Section 3.12(b) of the Disclosure Schedule, the Policies (i) are sufficient for compliance with all Material Contracts to which the Company or any of its Subsidiaries is a party or bound, except as would not have a Material Adverse Effect; (ii) provide insurance coverage for the assets, properties, business, operations, employees, officers or directors in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law; and (iii) will not be affected by, or terminate or lapse by reason of, the transactions contemplated hereby, except as would not have a Materially Adverse Effect. Set forth on Section 3.12(b) of the Disclosure Schedule is each claim made by the Company or any of its Subsidiaries under any of the Policies.

Section 3.13 Environmental Matters.

(a) The Company and each of its Subsidiaries are in compliance with all Environmental Laws (which compliance includes the possession by the Company and its Subsidiaries of all Environmental Permits required under applicable Environmental Laws, and compliance with the terms and conditions thereof) , except where such non-compliance would not have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries have received any communication from any Person or Governmental Authority alleging that the Company or any of its Subsidiaries is not in such compliance and, to the Knowledge of the Company, there are no circumstances or conditions that would reasonably be expected to prevent or materially interfere with such compliance in the future.

(b) There are no Environmental Claims pending or, to the Knowledge of the Company and its Subsidiaries, threatened against the Company, any of its Subsidiaries or against any Person whose Liability for any Environmental Claim the Company or any of its Subsidiaries have or may have retained or assumed either contractually or by operation of Law, except where such Environmental Claim, if made, would not have a Material Adverse Effect.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the Release, threatened Release or presence of any Hazardous Material which could reasonably be expected to form the basis of any Environmental Claim against the Company, any of its Subsidiaries or, to the Knowledge of the Company and its Subsidiaries, any Person whose Liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, except where such Environmental Claim, if made, would not have a Material Adverse Effect.

Section 3.14 Material Contracts.

(a) Except as disclosed in the Company SEC Documents filed since December 31, 2005 or in Section 3.14(a) of the Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to nor are any of their assets or properties bound or subject to (collectively, the “Material Contracts”):

(i) any agreements currently in effect that would be required to be filed as an exhibit to an Annual Report on Form 10-K of the Company pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC;

(ii) any advertising, market research and other marketing agreements that provide for aggregate annual payments by the Company or any of its Subsidiaries in excess of $100,000 and which are not terminable on ninety (90) days’ or less notice without the payment of a material termination fee or similar material payment;

(iii) any employment, material severance or material consulting agreement with any director, officer, consultant or employee of the Company or any of its Subsidiaries, under which the Company or any of its Subsidiaries has any obligation, and any material non-competition agreements executed in favor of the Company or any of its Subsidiaries, whether or not it is a party;

(iv) any agreements (A) relating to the borrowing of money by or extension of credit to the Company or any of its Subsidiaries, in each case for amounts in excess of $100,000 (except for accounts receivable and payable in the ordinary course of business) or (B) restricting the ability of the Company or any of its Subsidiaries to incur Indebtedness or own, operate, sell, transfer, pledge or otherwise dispose of any material assets (individually or in the aggregate) of the Company or any of its Subsidiaries;

(v) any agreements providing for the indemnification of any Person or guarantee of any Liability in excess of $100,000 of any Person by the Company or any of its Subsidiaries (other than indemnification obligations or other express or implied warranties in connection with sale of the products of the Company or its Subsidiaries in the ordinary course business consistent with past practice);

(vi) any material agreements with any Governmental Authority;

(vii) any agreements relating to the purchasing of goods by, or the furnishing of services to, the Company or any of its Subsidiaries requiring aggregate annual financial commitments by the Company or any of its Subsidiaries in excess of $100,000, other than (A) agreements which are terminable on ninety (90) days’ or less notice without the payment of a material termination fee or similar material payment and/or (B) purchase orders entered into in the ordinary course of business;

(viii) any contracts, agreements and other arrangements for the sale of assets with a fair market value in excess of $100,000 (except for sales of inventory or other assets in the ordinary course of business) or the furnishing of services by the Company or any of its Subsidiaries in which aggregate annual consideration to the Company exceeds $100,000, other than, in each case, (A) agreements which are terminable on ninety (90) days’ or less notice without the payment of a material termination fee or similar material payment and/or (B) sales orders entered into in the ordinary course of business;

(ix) any material agreements (including settlement agreements, co-existence agreements, and consent agreements) relating to Intellectual Property, currently in effect, pursuant to which (A) the Company or any of its Subsidiaries license the right to use any Intellectual Property to any Person or from any Person (other than agreements granting the Company or any of its Subsidiaries’ rights to use Computer Programs which are not Licensed Software); (B) any Person has the right to acquire rights in any Company Owned Intellectual Property; and (C) the Company’s or any of its Subsidiaries’ rights to use or register any Company Owned Intellectual Property have been restricted;

(x) any material confidentiality agreements entered into by the Company or any of its Subsidiaries during the period commencing two (2) years prior to the date of this Agreement pursuant to which the Company or any of its Subsidiaries was restricted from providing information to third parties;

(xi) any material joint venture, limited liability company or partnership to which the Company or any of its Subsidiaries is a party (other than between or among the Company and/or any of its Subsidiaries);

(xii) (A) all material Leases and (B) any lease agreement with respect to personal property with annual payments in excess of $50,000 and which is not terminable on ninety (90) days’ or less notice without the payment of a material termination fee or similar material payment; and

(xiii) any agreements that materially limit the ability of the Company or any of its Subsidiaries thereof to compete in any line of business or geographic area or hire or solicit for employment any Person.

(b) Each Material Contract is a legal, valid and binding obligation of, and enforceable against, the Company or one or more of its Subsidiaries, and, to the Knowledge of the Company, the other parties thereto, in each case subject to the Bankruptcy Exceptions, and is in full force and effect. Except as would not have a Material Adverse Effect, (i) the Company and each of its Subsidiaries are not (and with the giving of notice or lapse of time would not be) in breach of, or default under, any Material Contract and (ii) to the Knowledge of the Company and its Subsidiaries, no other party thereto is in breach of, or default under, any Material Contract. None of the Company or its Subsidiaries has received written notice that any party to a Material Contract intends to terminate such Material Contract prior to the termination date specified therein, or that any other party is in breach of, or default under, any Material Contract, except for such terminations, breaches or defaults as would not have a Material Adverse Effect. True and complete copies of all Material Contracts or, in the case of oral agreements, if any, written summaries thereof have been previously made available to Parent.

Section 3.15 Intellectual Property.

(a) The Company and its Subsidiaries are the sole and exclusive owners of Company Owned Intellectual Property, free and clear of all Liens, other than Permitted Liens, and have adequate and valid rights to use all Company Licensed Intellectual Property as necessary for the operation of its respective businesses. Section 3.15(a) of the Disclosure Schedule sets forth, for all Company Owned Intellectual Property, a list of all U.S. and foreign (i) patents and patent applications; (ii) registered and applied for, and material unregistered marks for which the Company asserts trademark protection, trademarks, service marks, logos, slogans and trade names; (iii) copyright registrations and applications; and (iv) domain names. Except as specifically identified in Section 3.15(a) of the Disclosure Schedule, the Company or one of its Subsidiaries currently is listed in the records of the appropriate U.S., state or foreign agency as the sole owner of record for each application and registration listed in Section 3.15(a) of the Disclosure Schedule.

(b) Except as set forth on Section 3.15(a) of the Disclosure Schedule, the registrations and applications listed thereon are in full force and effect, and have not been cancelled, expired or abandoned, and to the Knowledge of the Company, are valid. There is no pending, or to the Knowledge of the Company, threatened opposition, interference or cancellation proceeding or other legal or governmental proceeding before any court or registration authority in any jurisdiction, or any Governmental Order, against any of the Company Owned Intellectual Property.

(c) With respect to the use of the Owned Software in the businesses of the Company and its Subsidiaries, as currently conducted no capital expenditures are necessary with respect to such use (i) other than capital expenditures in the ordinary course of business that are consistent with the past practice of the Company or any of its Subsidiaries, or (ii) except as would not have a Material Adverse Effect.

(d) The Company Owned Intellectual Property and the businesses of the Company and its Subsidiaries, as currently conducted, do not infringe upon, misappropriate or otherwise violate any Intellectual Property right of any Third Party (other than any patents) and, to the Knowledge of the Company, the Company Owned Intellectual Property and the businesses of the Company and its Subsidiaries, as currently conducted, do not infringe upon any patents of any Third Party and, since January 1, 2004, no such claim has been made in writing, by a Third Party against the Company or any of its Subsidiaries. To the Knowledge of the Company and its Subsidiaries, no Third Party is infringing upon, misappropriating or otherwise violating rights to any Company Owned Intellectual Property, and, since January 1, 2004, no such claims have been made in writing against a Third Party by the Company or any of its Subsidiaries. There are no claims or suits pending, or, to the Knowledge of the Company and its Subsidiaries, threatened, and neither the Company nor any of its Subsidiaries has received any written notice of a Third Party claim or suit challenging the ownership, validity or enforceability of any Company Owned Intellectual Property.

(e) To the Knowledge of the Company, the Company and each of its Subsidiaries are in material compliance with (i) applicable data protection and privacy Laws governing the use of personal information,

and (ii) any Company or Subsidiary privacy policies, or other written notices that concern the personal information collected by or on behalf of the Company or any of its Subsidiaries through any Internet website operated by or on behalf of the Company or any of its Subsidiaries.

(f) The Company and each of its Subsidiaries has taken all reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and other confidential and proprietary information and know-how owned by the Company or any of its Subsidiaries or used or held for use by the Company or any of its Subsidiaries in its respective businesses. To the Company’s Knowledge, no trade secret or confidential know-how material to the businesses of the Company and its Subsidiaries as currently conducted or contemplated to be conducted has been disclosed or authorized to be disclosed to any Third Party (which Third Parties do not include employees of the Company), other than pursuant to a non-disclosure agreement that the Company and its Subsidiaries reasonably believe protects the Company’s and its Subsidiaries’ proprietary interests in and to such trade secrets and confidential know-how.

Section 3.16 Taxes.

(a) Each of the Company and its Subsidiaries has (i) duly and timely filed (or there has been duly and timely filed on its behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by it (giving effect to all valid extensions and such Tax Returns are true, correct and complete in all material respects; (ii) timely paid in full (or there has been timely paid on its behalf) all Taxes required to be paid by it, except for those Taxes for which the failure to have paid would not, individually or in the aggregate, reasonably be expected to materially affect the Company and its Subsidiaries; and (iii) made adequate provision in accordance with GAAP (or provision has been made on its behalf), as reflected in the Company’s most recent Financial Statements, for all accrued Taxes not yet due and payable as of the date of such Financial Statements. Since the date of the Company’s most recent Financial Statements, neither the Company nor any of its Subsidiaries have incurred any liability for Taxes other than in the ordinary course of business consistent with past practice.

(b) There are no Liens for Taxes upon any property or assets of the Company or any Subsidiary, except for Liens which arise by operation of Law with respect to current Taxes not yet due and payable, or for Taxes which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(c) Each of the Company and its Subsidiaries has complied in all respects with all applicable Laws, relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any foreign Laws) and has, within the time and manner prescribed by Law, withheld and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under applicable Laws.

(d) No federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or other administrative proceedings (“Tax Claims”) have commenced, with respect to any taxable period ending on or after January 1, 2003, or are pending with regard to any material Taxes of the Company or any of its Subsidiaries, and no notification has been received that an audit, investigation, claim or other administrative proceeding is pending or threatened with respect to any material Taxes due from or with respect to the Company or any of its Subsidiaries. No material deficiency for any Tax has been proposed, asserted or assessed with respect to the Company or any of its Subsidiaries which has not been finally resolved and settled in full.

(e) None of the Company or any of its Subsidiaries has granted any power of attorney which is currently in force with respect to any Taxes or Tax Returns.

(f) None of the Company or any of its Subsidiaries has requested an extension of time within which to file any Tax Return in respect of a taxable year which has not since been filed and no outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns has been given by or on behalf of the Company or any of its Subsidiaries.

(g) None of the Company or any of its Subsidiaries is a party to, bound by, or has any obligation or potential Liability under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten.

(h) Except with respect to the group the common parent of which is the Company, none of the Company or any of its Subsidiaries (i) has been included in any “consolidated,” “unitary,” “combined” or similar Tax Return provided for under the Laws of the United States, any foreign jurisdiction or any state or locality with respect to Taxes or (ii) has any liability for Taxes of another Person (other than the Company and its Subsidiaries) as a result of transferee, successor or similar liability.

(i) The Company and its Subsidiaries have made available to Parent complete copies of (i) all federal, state, local and foreign income, franchise and other material Tax Returns of the Company and/or any of its Subsidiaries relating to taxable periods ended on or after January 1, 2001, and (ii) any audit report issued within the last three (3) years relating to any income, franchise or other material Taxes due from or with respect to the Company and/or any of its Subsidiaries.

(j) Section 3.16 of the Disclosure Schedule lists all jurisdictions where the Company or any of its Subsidiaries file Tax Returns and all material types of Tax Returns filed by or on behalf of the Company or any of the Subsidiaries. No claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(k) No closing agreements, private letter rulings, technical advance memoranda or similar agreements or ruling have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries within five (5) years of the date this Agreement, and no such agreement or ruling has been applied for and is currently pending.

(l) Neither the Company nor any of its Subsidiaries has agreed or is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local, foreign or other Law) by reason of a change in accounting method or otherwise for any Tax period for the which the applicable statutes of limitations has not yet expired.

(m) Since their formation, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code.

(n) Neither the Company nor any of its Subsidiaries has engaged in any transaction that gives rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the Treasury Regulations thereunder.

(o) Neither the Company nor any of its Subsidiaries has participated in any deferred intercompany transaction (except for any deferred intercompany transaction that would not have a Material Adverse Effect) or has any material excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law).

(p) None of the Company or any of its Subsidiaries has engaged in a trade or business, had a permanent establishment (within the meaning of an applicable tax treaty or local Law), or has otherwise become subject to Tax in a jurisdiction other than the country of its formation or has a foreign branch or division.

(q) None of the Company or any of its Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897 of the Code or the Treasury Regulations thereunder.

Section 3.17 Employee Benefits; ERISA.

(a) Section 3.17(a) of the Disclosure Schedule contains a true and complete list of each (i) bonus, deferred compensation, incentive compensation, stock purchase, stock option, stock appreciation right or other stock-based incentive plan or program; (ii) “welfare plan” (within the meaning of Section 3(1) of

ERISA, whether or not subject to ERISA); (iii) “pension plan” (within the meaning of Section 3(2) of ERISA, whether or not subject to ERISA); (iv) employment, consulting, termination or severance agreement; and (v) other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is or, with respect to any such “welfare plan” or “pension plan,” has, within the past three (3) years, been sponsored, maintained or contributed to or required to be contributed to by the Company and its Subsidiaries, or to which the Company or any of its Subsidiaries is party, whether written or oral, for the benefit of any current or former employee, independent contractor or director of the Company or any of its Subsidiaries (collectively, the “Plans”). Neither the Company nor any of its Subsidiaries has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan in any material respect (except as required by Law) that would affect any current or former employee or director of the Company or any of its Subsidiaries. There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Affiliates or Subsidiaries, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level or expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof. No Plan is or has been subject to Title IV of ERISA or Section 412 of the Code and none of the Company, any of its Subsidiaries or any trade or business, whether or not incorporated (an “ERISA Affiliate”), that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b)(1) of ERISA has sponsored, maintained, contributed to or been required to contribute to any such plan within the past four (4) years prior to the date of this Agreement. No Plan is a “multiemployer plan,” as such term is defined in Section 3(37) of ERISA, and none of the Company, any of its Subsidiaries or any ERISA Affiliate at any time within the four (4) years prior to the date of this Agreement, has contributed to or been obligated to contribute to any “multiemployer plan.”

(b) With respect to each of the Plans, the Company and each of its Subsidiaries has previously made available to Parent true, correct and complete copies of each of the following documents, as applicable: (i) the Plan documents (including all amendments thereto) for each written Plan or a written description of any Plan that is not otherwise in writing; (ii) the three (3) most recent annual reports on Form 5500 and actuarial reports, if required under ERISA, and the most recent report prepared with respect thereto in accordance with Statement of Financial Accounting Standards No. 87; (iii) the most recent summary plan description and all material modifications thereof; (iv) if the Plan is funded through a trust or any other funding vehicle, the trust or other funding agreement (including all amendments thereto) and the latest financial statements thereof, if any; and (v) the most recent determination or opinion letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401(a) of the Code.

(c) No Liability under Title IV or Section 302 of ERISA has been incurred by the Company, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and, to the Knowledge of the Company, no condition exists that presents a material risk to the Company, any of its Subsidiaries or any ERISA Affiliate of incurring any such Liability.

(d) All contributions required to be made by the Company with respect to any Plan on or prior to the date of the Agreement have been timely made or are reflected on the Balance Sheet.

(e) None of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any Plan that is an “employee welfare benefit plan,” or “employee pension benefit plan” as such terms are defined in Sections 3(1) and 3(2), respectively, of ERISA (such plans being hereinafter referred to collectively as the “ERISA Plans”), any trust created thereunder, nor any trustee or administrator thereof, has engaged in a transaction or has taken, or failed to take, any action in connection with which the Company or any of its Subsidiaries could reasonably be expected to be subject to any material Liability for either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975(a) or (b), 4976 or 4980B of the Code. All contributions and premiums which the Company or any of its Subsidiaries is required to pay under the terms of each of the ERISA Plans and the Code, have, to the extent required, been paid or properly recorded on the financial statements or records of the Company and its Subsidiaries in all material respects.

(f) (i) Each of the Plans has been operated and administered in all material respects in accordance with its terms and any applicable Law, including ERISA and the Code; (ii) each of the ERISA Plans that is intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS that it is so qualified and the trusts maintained thereunder comply in all material respects with Section 501(a) of the Code; (iii) any fund established under an ERISA Plan that is intended to satisfy the requirements of Section 501(c)(9) of the Code has so satisfied such requirements and to the Knowledge of the Company, no condition exists that would reasonably be expected to adversely affect such qualification; and (iv) there are no pending or, to the Knowledge of the Company and its Subsidiaries, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits or relating to qualified domestic relations orders).

(g) No Plan provides retiree benefits, including death, hospitalization, surgical, medical or similar benefits (whether or not insured), with respect to current or former employees of the Company or any of its Subsidiaries after retirement (other than (i) coverage mandated by applicable Laws; (ii) death benefits under any “employee pension plan”; or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary)). No condition exists that would prevent the Company or any of its Subsidiaries from amending or terminating any Plan providing retiree health or medical benefits in respect of any active or former employee of the Company or any of its Subsidiaries.

(h) Except as provided herein, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event resulting from an action taken by the Company prior to Closing, (i) entitle any current or former employee, officer or director of the Company or any of its Subsidiaries to severance pay, unemployment compensation or any other similar payment or (ii) accelerate the time of payment or vesting or increase the amount of any benefit due any such employee, officer or director under any Plan. No amounts payable in connection with the transactions contemplated by this Agreement under any of the Plans or any other contract, agreement or arrangement with respect to which the Company or any of its Subsidiaries may have any Liability would reasonably be expected to fail to be deductible by the Company, its Subsidiaries or the payor of such amounts for federal income Tax purposes by virtue of Section 280G of the Code.

(i) There has been no material failure of a Plan that is a group health plan (as defined in section 5000(b)(1) of the Code) to meet the requirements of section 4980B(f) of the Code with respect to a qualified beneficiary (as defined in section 4980B(g) of the Code). Except as would not have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has contributed to a nonconforming group health plan (as defined in section 5000(c) of the Code) and no ERISA Affiliate of the Company has incurred a tax under section 5000(a) of the Code which is or would reasonably be expected to become a liability of the Company or any of its Subsidiaries.

(j) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could reasonably be expected to result, individually or in the aggregate, in the payment of any amount that will not be fully deductible by the Company as a result of Section 162(m) of the Code (or any similar provision of state, local or foreign Tax Law).

Section 3.18 Labor Matters.

(a) No labor dispute, strike, work slowdown, work stoppage, lockout or other collective labor action involving the employees of the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company and its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries and, during the past five (5) years, there has not been any such action.

(b) Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization or any work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries, and no collective bargaining or similar agreement is currently being negotiated by the Company or any of its Subsidiaries.

(c) No representation election petition or application for certification has been filed by any employees of the Company or any of its Subsidiaries within the past five (5) years, nor is such a petition or application pending with the National Labor Relations Board or any other Governmental Authority, and, to the Knowledge of the Company or any of its Subsidiaries, no labor organization is currently engaged in or threatening organizational efforts with respect to any employees of the Company or any of its Subsidiaries.

(d) No unfair labor practice charge or complaint against any of the Company or any of its Subsidiaries is pending or, to the Knowledge of the Company and its Subsidiaries, threatened before the National Labor Relations Board or any other Governmental Authority that would have a Material Adverse Effect.

(e) No actions, suits, claims, labor disputes, grievances, charges or controversies are pending, or to the Knowledge of the Company and its Subsidiaries, threatened involving the Company or any of its Subsidiaries and any of their respective employees or former employees, and, since January 1, 2004, neither the Company nor any of its Subsidiaries has received any notice of the intent of the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries, and no such investigation is in progress.

(f) Each of the Company and its Subsidiaries: (i) is in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees; (iii) is not liable in any material respect for any arrears of wages or any Taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any material payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the ordinary course of business consistent with past practice).

(g) To the Knowledge of the Company and its Subsidiaries, no employee of the Company or any of its Subsidiaries is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to a former employer relating (i) to the right of any such employee to be employed by the Company or any of its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, in each case where such violation would have a Material Adverse Effect.

(h) The Company and each of its Subsidiaries is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, (“WARN Act”), and any similar state or local Law that requires notice to employees in the event of a plant closing or mass layoff. In addition, the Company and its Subsidiaries shall not have effected, at any time within the ninety (90) days before the Closing Date, without fully complying with the notice and other requirements of the WARN Act: (i) a “plant closing” (as defined in the WARN Act), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries; or any similar action under applicable state or local Law requiring notice to employees in the event of a plant closing or mass layoff.

(i) Section 3.18(i) of the Company Disclosure Schedule sets forth a true and complete list of (a) the names, positions and current compensation (including salary and bonus) of all directors, officers and employees of the Company and each of its Subsidiaries whose current annual compensation is in excess of $100,000 and (b) the number of shares of Common Stock and Company Stock Options owned of record by each such Person.

Section 3.19 Affiliate Transactions. Except as set forth in the Company SEC Documents filed since December 31, 2003, or in Section 3.19 of the Disclosure Schedule, there have been no agreements, arrangements and transactions since January 1, 2004 between the Company or any of its Subsidiaries, on the one hand, and any, director, officer or Affiliate of the Company or any of its Subsidiaries, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, other than agreements or transactions relating to payment of salary, bonus and other employee, officer or director benefits in the ordinary course of business.

Section 3.20 Software.

(a) Section 3.20(a) of the Disclosure Schedule sets forth a true, correct and complete list of (i) all Computer Programs (source code or object code) owned by the Company or any of its Subsidiaries, including any computer programs in the development or testing phase (collectively, the “Owned Software”) and (ii) all Computer Programs (source code or object code) licensed to the Company or any of its Subsidiaries by another person (other than any off-the-shelf Computer Program that is so licensed under a shrink wrap license or click wrap license) (collectively, the “Licensed Software” and, together with the Owned Software, the “Software”).

(b) Except for licensees of Owned Software in the ordinary course of business, Section 3.20(b) of the Disclosure Schedule sets forth a true, correct and complete list, by computer program, of (A) all Persons other than the Company or its Subsidiaries, that have been provided with the source code or have a right to be provided with the source code (including any such right that may arise after the occurrence of any specified event or circumstance, either with our without the giving of notice or passage of time or both) for any of the Owned Software and (B) all source code escrow agreements relating to any of the Owned Software (setting forth as to any such escrow agreement the source code subject thereto and the names of the escrow agent and all other persons who are actual or potential beneficiaries of such escrow agreement), and identifies with specificity all agreements and arrangements pursuant to which the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby would entitle any third party or parties to receive possession of the source code for any of the Owned Software or any related technical documentation.

Section 3.21 Brokers, Finders, etc. No broker, investment banker, financial advisor or other Person, other than Piper Jaffray & Co., the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (including the Merger) based upon arrangements entered into by the Company or any of its Subsidiaries.

Section 3.22 Opinion of Financial Advisor. The Special Committee has received the opinion of Piper Jaffray & Co., dated July 19, 2006, to the effect that, as of such date, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Common Stock (other than certain Affiliates of the Company). A copy of such opinion has been delivered (for informational purposes only) to Parent. The Company has been authorized by Piper Jaffray & Co. to permit the inclusion of such opinion in its entirety in the Proxy Statement.

Section 3.23 Board and Stockholder Approval.

(a) The Company Board, acting upon the recommendation of the Special Committee, at a meeting duly called and held, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable, fair to and in the best interests of the Company and the holders of Common Stock and (ii) resolved (subject to Section 5.2) to recommend that the holders of Common Stock vote for the adoption of this Agreement and approval of the Merger at the Company Stockholder Meeting.

(b) The affirmative vote of the holders of a majority of the outstanding shares of Common Stock entitled to vote at the Company Stockholder Meeting in favor of the adoption of this Agreement and the approval of the Merger (the “Company Stockholder Approval”) is the only vote of the Company’s stockholders required for adoption of this Agreement and approval of the transactions contemplated hereby, including the Merger.

Section 3.24 State Takeover Statutes. Assuming the accuracy of the representations and warranties of the Parent and Merger Sub set forth in Section 4.9 hereof:

(a) the Company has taken all steps necessary to approve and irrevocably exempt the transactions contemplated by this Agreement (including the Merger) and the Voting Agreement from any applicable “fair price,” “merger moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation of any jurisdiction; and

(b) without limiting the generality of the foregoing, the Company Board has adopted this Agreement and approved the Merger and the Voting Agreement and the transactions contemplated hereby and thereby in such manner as is sufficient to render the restrictions on business combinations of Section 203 of the DGCL inapplicable to the transactions contemplated by this Agreement (including the Merger ) and the Voting Agreement.

Section 3.25 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III or in any document delivered at Closing, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF PARENT AND MERGER SUB

Parent and Merger Sub hereby represent and warrant to the Company as set forth below:

Section 4.1 Organization. Parent is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Merger Sub is a corporation validly existing and in good standing under the laws of the jurisdiction of its organization. Each of Parent and Merger Sub is duly qualified or licensed to do business in each jurisdiction in which ownership of property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed would not reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger and the transactions contemplated by this Agreement (a “Parent Material Adverse Effect”).

Section 4.2 Authorization. Each of Parent and Merger Sub has the requisite corporate power and authority to execute and deliver this Agreement and to consummate the transaction contemplated hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub, and constitutes, assuming due authorization, execution and delivery of this Agreement by the Company, a valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy Exceptions.

Section 4.3 Consents and Approvals; No Violations.

(a) Assuming that all filings with the Governmental Authorities referred to in Section 3.5(b) have been obtained or made, none of the execution, delivery or performance by Parent or Merger Sub of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate, conflict with or breach any provision of the certificate of incorporation or by-laws of Parent or the certificate of incorporation or by-laws of Merger Sub; (ii) require any consent, approval or notice under, violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, result in the termination of, accelerate the performance required by or result in the loss of a material benefit under any material contract to which either Parent or Merger Sub is a party or to which they or their respective properties or assets are subject; or (iii) violate, or result in the violation of, any Law or Governmental Order applicable to Parent or Merger Sub, except in the case of clauses (ii) or (iii) for any such violations, conflicts, breaches, defaults, terminations, accelerations, losses or failures to obtain any such consent, approval or notice that would not have a Parent Material Adverse Effect or materially delay the Closing.

(b) No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required to be obtained or made by Parent or Merger Sub in connection with the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing with the SEC of the Schedule 13E-3 and other reports and filings in compliance with any applicable requirements of the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware as required by the DGCL, (iii) filings required under the HSR Act or (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws; or (v) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Schedule 13E-3. None of the information supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement or the Schedule 13E-3 will, in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholder Meeting or at the time of any amendment or supplement thereof, or, in the case of the Schedule 13E-3, at the date it is first filed with the SEC or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that in each case no representation is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company in connection with the preparation of the Proxy Statement or the Schedule 13E-3 for inclusion or incorporation by reference therein. All documents filed by Parent or Merger Sub with the SEC in connection with the Merger will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 4.5 Litigation and Claims. As of the date hereof, there is no action, suit, investigation, audit, arbitration or proceeding pending, or, to the Knowledge of Parent and Merger Sub, threatened against Parent or Merger Sub or any of their respective properties, at law or in equity before or by any Governmental Authority or before any arbitration board or panel, wherever located, except in each case which would not have a Parent Material Adverse Effect.

Section 4.6 Sufficient Funds. Parent and Merger Sub will have available to them at the Effective Time, sufficient funds to consummate the transactions under this Agreement, including payment in full of the Merger Consideration, subject to the terms and conditions of this Agreement.

Section 4.7 Brokers, Finders, etc. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement (including the Merger) based upon arrangements entered into by Parent or Merger Sub.

Section 4.8 No Prior Activities. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. Merger Sub has not incurred, directly or indirectly, any liabilities or obligations, except those incurred in connection with its incorporation or with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. Merger Sub has not engaged, directly or indirectly, in any business or activity of any type or kind, or entered into any agreement or arrangement with any person or entity, and is not subject to or bound by any obligation or undertaking that is not contemplated by or in connection with this Agreement, the Proxy Statement and the transactions contemplated hereby.

Section 4.9 Ownership of Company Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV or in any document delivered at Closing, neither Parent, Merger Sub nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its Subsidiaries.

ARTICLE V

COVENANTS OF THE PARTIES

Section 5.1 Operation of Business Prior to the Closing. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in Section 5.1 of the Disclosure Schedule, as otherwise contemplated by this Agreement, as required by applicable Law or as consented to in writing by Parent, the Company and its Subsidiaries shall conduct the businesses of the Company and its Subsidiaries in all material respects in the ordinary course of business consistent with past practice, and each of the Company and its Subsidiaries shall use its reasonable best efforts to (i) preserve substantially intact the businesses of the Company and its Subsidiaries and the relationships of the Company and its Subsidiaries with customers, suppliers, service providers and others having significant business relationships with the Company or any of its Subsidiaries, and (ii) keep available the services of the Company’s and its Subsidiaries’ officers and the employees of the Company specified in the definition of Knowledge in Section 1.1 of this Agreement. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as set forth in Section 5.1 of the Disclosure Schedule, as otherwise contemplated by this Agreement or as required by applicable Law, the Company and its Subsidiaries shall not do any of the following without the prior written consent of Parent:

(a) enter into any agreement or arrangement with any of the Company’s Affiliates or any waiver or modification of any such existing agreement or arrangement with any of the Company’s Affiliates, other than in the ordinary course of business consistent with past practice;

(b) make any change in the compensation payable or to become payable or the benefits provided to any of its officers or directors (other than increases pursuant to existing employment agreements) or materially increase the compensation payable or to become payable to any of its employees, agents, consultants or sales associates (other than general increases in wages to employees who are not officers or directors or Affiliates in the ordinary course of business consistent with past practice that do not exceed $100,000 per year in the aggregate) or to independent contractors or to Persons providing management services;

(c) enter into or amend any employment, severance, consulting, termination or other agreement with, or make any loans to, any of its officers, directors, employees, Affiliates, agents, consultants, sales associates, independent contractors or Persons providing management services, other than in the ordinary course of business consistent with past practice or as required by applicable Law; provided, however, that the Company may enter termination or severance agreements with employees of the Company providing for termination payments that do not exceed $100,000 in the aggregate;

(d) (i) except pursuant to the Company’s written employment policies or consistent with past practice, grant any retention pay to any current or former director, officer or employee of the Company or (ii) grant or make any bonus payments, other than bonus payments that are not, in the aggregate (when considered with all bonus payments made in 2006), $25,000 in excess of the aggregate bonus payments provided for in the Company’s budget for 2006, a correct and complete copy of which has been provided to Parent prior to the date hereof (the “2006 Budget”);

(e) (i) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock or other interests (other than dividends paid by a Subsidiary of the Company to the Company or to a Subsidiary of the Company in the ordinary course of business consistent with past practice); (ii) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or any of its Subsidiaries (other than upon exercise of options outstanding on the date of this Agreement); or (iii) redeem, purchase or otherwise acquire any shares of any class or series of the capital stock of the Company or any of its Subsidiaries;

(f) terminate or amend any Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement for the benefit of any director, officer or employee except as required by applicable Law or grant any equity or equity-based awards.

(g) (i) sell, lease, transfer or dispose of any assets or rights having value in excess of $100,000, other than in the ordinary course of business consistent with past practice; (ii) enter into any lease for real property; (iii) incur any Lien (other than Permitted Liens) upon any of its assets; or (iv) acquire or lease any assets or rights having a value in excess of $100,000, other than in the ordinary course of business consistent with past practice;

(h) acquire (including by merger, consolidation, or acquisition of stock or assets or any other business combination), or enter into any memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire, any corporation, partnership, other business organization or any division thereof or make investments in Persons other than wholly owned subsidiaries;

(i) incur aggregate Indebtedness outstanding at any time under the Credit Agreement in excess of $6,250,000 or incur Indebtedness (other than Indebtedness incurred pursuant to the Credit Agreement) in excess of $250,000 in the aggregate at any time outstanding;

(j) amend or change the Organizational Documents;

(k) (i) settle or dismiss, or incur out-of-pocket expenses with respect to, any Litigation or arbitration to which the Company or any of its Subsidiaries is a party, which settlement or dismissal or out-of-pocket expenses will result in a loss, payment or other cost in excess of $100,000 individually or $300,000 in the aggregate, in each case, net of insurance and indemnification payments actually received by the Company, or (ii) enter into any joint defense or similar agreement with respect to any Litigation;

(l) institute any liquidation, dissolution, reorganization, or insolvency proceedings or other proceedings, in each case, on behalf of the Company or any of its Subsidiaries, for relief under any bankruptcy or similar Law for the relief of debtors;

(m) hire any new employee with an annual base salary in excess of $100,000, appoint, promote or terminate any executive officer or member of senior management, or engage any consultant or independent contractor for a period exceeding ninety (90) days unless such engagement may be terminated on ninety (90) days’ or less notice without a material termination fee or similar material payment;

(n) make any capital expenditure, other than capital expenditures that are not, in the aggregate (when considered with all capital expenditures made in 2006), more than $250,000 in excess of the capital expenditures provided for in the 2006 Budget;

(o) enter into, amend, extend, terminate or permit any renewal notice period or option to lapse with respect to, any Material Contract (or any contract or agreement had it been in effect on the date hereof would have been a Material Contract) or waive, release or assign any material rights or claims under any Material Contract;

(p) make any change to any of the Company’s or any of its Subsidiaries’ financial or tax accounting principles, methods or practices (including any change in depreciation or amortization policies or rates or any change in the policies pertaining to the recognition of accounts receivable or the discharge of accounts payable or accounting for inventories) in any material respect, except in each case as required by GAAP or applicable Law;

(q) except as required by applicable Law, settle or compromise with respect to any Tax Liability or Tax attribute, make, change or revoke any election with respect to Taxes, surrender any right to claim a refund for any Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Taxes, Tax Return or Tax Claim, amend any Tax Return or enter into any closing or similar agreement with respect to Taxes;

(r) commence, terminate or change (in any material respect) any line of business;

(s) (i) fail to maintain in full force and effect the existing Policies covering the Company and the Subsidiaries and their respective properties, assets and businesses, taken as a whole, (ii) fail to use reasonable best efforts to replace or renew such Policies to the extent available at comparable rates or (iii) increase the premium on such Policies or replacements thereof in excess of generally available market rates;

(t) enter into or amend in an adverse manner any agreement which has non-competition, geographical restriction or similar covenants relating to the businesses of the Company and its Subsidiaries;

(u) (i) transfer to one or more third parties, mortgage or encumber, or, except in the ordinary course of business, license or sublicense, any Company Owned Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole, or (ii) fail to pay any fee, take any action or make any filing reasonably necessary to maintain its ownership of any Company Owned Intellectual Property that is material to the business of the Company and the Subsidiaries, taken as a whole;

(v) repurchase, repay, or forgive any Indebtedness (other than bonds and other similar instruments supporting performance obligations incurred in the ordinary course of business consistent with past practice) or make any loans or advances, except in the ordinary course of business consistent with past practice;

(w) take, or agree in writing or otherwise to take, any action that would or would reasonably be likely to result in any of the conditions to the Merger set forth in Article VI not being satisfied; or

(x) consent, agree or resolve to do any of the foregoing.

Section 5.2 No Solicitation.

(a) Except as otherwise provided herein, from the date hereof until the earlier of the Closing Date and the termination of this Agreement, the Company shall not, and shall not authorize or permit its Subsidiaries or the respective officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, Affiliates and agents (collectively “Representatives”) of the Company and its Subsidiaries to, directly or indirectly, (i) initiate, solicit or otherwise knowingly take any action to facilitate any inquiry, offer or proposal which constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish or disclose to any Third Party (other than Parent and Merger Sub and their Representatives and lenders) any non-public information with respect to the Company or any of its Subsidiaries in connection with any Acquisition Proposal; or (iii) enter into any agreement, agreement in principle or letter of intent with respect to any Acquisition Proposal. The Company and its Subsidiaries shall, and shall direct each of their Representatives involved in any discussions with respect to an Acquisition Proposal to, immediately cease and cause to be terminated all existing discussions, negotiations, and communications with any Third Parties with respect to any Acquisition Proposal.

For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, offer or proposal (other than the Merger or an inquiry, offer or proposal from Parent, Merger Sub or their Representatives), whether or not in writing, relating to an Acquisition Transaction. For purposes of this Agreement, “Acquisition Transaction” shall mean any (i) transaction or series of transactions involving any merger, consolidation, recapitalization, share exchange, liquidation, dissolution or similar transaction that would result in any Third Party or “group” (as such term is defined under the Exchange Act) acquiring twenty percent (20%) or more of the fair market value of the Company and its Subsidiaries, taken as a whole; (ii) transaction pursuant to which any Third Party or “group” (as such term is defined under the Exchange Act) acquires or would acquire (whether through sale, lease or other disposition), directly or indirectly, any assets of the Company or any of its Subsidiaries representing, in the aggregate, twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole; (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) to any Third Party or “group” (as such term is defined under the Exchange Act) of outstanding shares of capital stock of the Company securities (or options, rights or warrants to purchase or securities convertible into outstanding shares of capital stock of the Company) representing twenty percent (20%) or more of the votes attached to the outstanding shares of capital stock of the Company; (iv) tender offer or exchange offer that, if consummated, would result in any Third Party or “group” (as such term is defined under the Exchange Act) beneficially owning twenty percent (20%) or more of any class of equity securities of the Company or any of its Subsidiaries; or (v) any combination of the foregoing.

(b) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, if (i) the Company has received a bona fide unsolicited written Acquisition Proposal that did not result from a beach of this Section 5.2(a) and (ii) the Company Board (subsequent to the recommendation of the Special Committee) determines in good faith, after consultation with and having considered the advice of outside legal counsel and its financial advisor that such Acquisition Proposal constitutes, or would reasonably be expected to lead to, a Superior Proposal, then the Company may (A) furnish information and/or draft agreements with respect to the Company or any of its Subsidiaries to the Person making such Acquisition Proposal (and such Person’s Representatives) pursuant to a customary confidentiality agreement with terms no less favorable to the Company than those contained in the Confidentiality Agreement, dated June 15, 2006, between Parent and the Company (the “Confidentiality Agreement”), and (B) participate in discussions and/or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

For purposes of this Agreement, “Superior Proposal” shall mean any bona fide written Acquisition Proposal (with all percentages included in the definition of Acquisition Transaction increased to seventy-five percent (75%)) on terms that the Company Board (subsequent to the recommendation of the Special Committee) determines in its good faith judgment, after consultation with and having considered the advice of outside legal counsel and its financial advisor to be more favorable to the Company’s stockholders than the Merger and the transactions contemplated by this Agreement, in each case taking into account, among other things, all legal, financial, regulatory and other aspects of this Agreement and the proposal, including the likelihood that such transaction will be consummated and any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition, and taking into account any revisions made in writing by Parent or Merger Sub prior to the time of determination.

(c) The Company shall promptly (and in any event within forty-eight (48) hours) notify Parent and Merger Sub in writing if any Acquisition Proposal is received by the Company or its Representatives, or if any non-public information is requested from, or any negotiations or discussions are sought to be initiated (or, in the case of negotiations or discussions taking place on or before the date of this Agreement, continued) with, the Company or its Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in connection therewith, shall simultaneously provide to Parent copies of any written materials (including e-mails or electronic communications) received from or on behalf of such Person relating to such proposal, offer, information request, negotiations or discussions). The Company agrees that it shall keep Parent informed, on a current basis, of the status and terms of any such proposal, offer, information request, negotiations or discussions (including any amendments or modifications to such proposal, offer or request). The Company shall promptly (and in any event within forty-eight (48) hours) following determination by the Company Board (subsequent to the recommendation of the Special Committee) that an Acquisition Proposal is a Superior Proposal notify Parent of the making of such determination. Prior to providing any non-public information regarding the Company or its Subsidiaries to any other Person in connection with an Acquisition Proposal, the Company shall notify Parent of the provision of such non-public information to such Person and shall provide to Parent any such non-public information which has not been previously provided to Parent no later than the date of provision of such information to such other Person.

(d) Notwithstanding anything in this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, the Company Board (subsequent to the recommendation of the Special Committee) may (i) approve or recommend to the stockholders of the Company a Superior Proposal, (ii) withdraw, qualify or modify in a manner adverse to Parent and Merger Sub (or not continue to make) the Company Recommendation in connection therewith (a “Company Subsequent Determination”) and/or (iii) subject to compliance with its obligations under Section 7.3(a), terminate this Agreement and enter into an agreement regarding a Superior Proposal if (A) the Company Board (subsequent to the recommendation of the Special Committee) has reasonably determined in good faith that the failure to take such action would result in a breach of its fiduciary duties to the Company’s stockholders under applicable Law, (B) the Company has given Parent three (3) Business Days’ prior notice of its intention to take any such action (the “Notice of Superior Proposal”), and the Company and the Company Board shall have cooperated and negotiated in good faith with Parent to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable the Company to proceed with the Company Recommendation without a Company Subsequent Determination; provided, however, that Parent shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (C) in the case of an action described in (iii) above, at the end of the three (3) Business Day period described in the immediately preceding clause (B), after taking into account any such adjusted, modified or amended terms as may have been proposed in writing by Parent since its receipt of such Notice of Superior Proposal, the Company Board (subsequent to the recommendation of the Special Committee) has again in good faith made the determination that such Acquisition Proposal is a Superior Proposal. Notwithstanding the foregoing, the changing, qualifying or modifying of the Company Recommendation or the making of a Company Subsequent Determination by the Company Board shall not change the approval of the Company Board for purposes of causing Section 203 of the DGCL and any other state takeover statute or other state law to be inapplicable to this Agreement, the Voting Agreement, the Voting and Rollover Agreement and the transactions contemplated hereby and thereby, including the Merger.

(e) Nothing contained in this Agreement shall prohibit the Company, the Company Board or the Special Committee from complying with the Company’s obligations required under Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, including (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2 promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company if, in the good faith judgment of the Company Board (subsequent to the recommendation of the Special Committee), such disclosure would be necessary under applicable Law; provided, however, that prior to taking any actions described in the foregoing (i) and (ii), the Company has complied with the applicable requirements of Section 5.2(b); and, provided, further, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Company Recommendation unless the Company Board reaffirms the Company Recommendation in such disclosure.

Section 5.3 Stockholders’ Meeting; Proxy Material.

(a) Subject to Section 5.2(d), the Company shall use reasonable best efforts in accordance with applicable Law and the Company’s Organizational Documents to duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable after the date on which the Proxy Statement is cleared by the SEC for the purpose of voting upon the adoption of this Agreement and the approval of the Merger and shall use its reasonable best efforts to solicit proxies in favor of approval of this Agreement and the Merger.

(b) Subject to Section 5.2(d), as promptly as practicable following the date of this Agreement, (i) the Company shall prepare and file with the SEC a proxy statement (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”) relating to the Company Stockholder Meeting (provided, however, that prior to filing the Proxy Statement, the Company shall cooperate and provide Parent and Merger Sub with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto)) and (ii) the parties hereto shall prepare and file with the SEC the Schedule 13E-3. Parent shall furnish all information concerning it and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3.

(c) The Company shall as promptly as practicable notify Parent and Merger Sub of the receipt of any oral or written comments from the SEC relating to any request from the SEC for amendments of, or supplements to, the Proxy Statement or the Schedule 13E-3 as well as any request by the SEC for additional information. The Company (in consultation with Parent and Merger Sub) shall use its reasonable best efforts to respond to the comments of the SEC with respect to the Proxy Statement and the Schedule 13E-3 and to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the Proxy Statement shall have been cleared by the SEC. The Company shall provide Parent and Merger Sub with a reasonable opportunity to review and comment on the drafts of the Proxy Statement and the Schedule 13E-3 (including each amendment or supplement thereto) and all responses to requests for additional information by and replies to comments of the SEC, prior to filing such with, or sending such to, the SEC (and Parent shall provide comments, if any, no later than three (3) Business Days after Parent’s receipt thereof), and the parties hereto will provide each other with copies of all such filings made and correspondence with the SEC. If at any time prior to the Effective Time, any information should be discovered by any party which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3 so that the Proxy Statement or Schedule 13E-3, as the case may be, would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the stockholders of the Company; provided, that prior to such mailing, the Company shall provide Parent with the right to review and comment described in this Section 5.3(c). Subject to Section 5.2(d), the Company Recommendation shall be included in the Proxy Statement.

(d) Nothing in this Section 5.3 shall be deemed to prevent the Company, the Company Board or the Special Committee from taking any action they are permitted or required to take under, and in compliance with, Section 5.2 or are required to take under applicable Law.

(e) The Company will timely file with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Exchange Act or the Securities Act and such filings will comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, at the time of such filing.

Section 5.4 Reasonable Best Efforts.

(a) Prior to the Closing, upon the terms and subject to the conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable after the date hereof.

(b) Prior to the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other party (or its counsel) copies of, all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions hereunder. Each party hereto shall promptly inform the other of any communication from any Governmental Authority regarding any of the transactions under this Agreement unless otherwise prohibited by Law. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Government Authority with respect to the transactions under this Agreement, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of Permits (including Environmental Permits) are required as a result of the execution of this Agreement or consummation of the transactions hereunder, the Company shall use its reasonable best efforts to effect such transfers at the Closing.

(c) No party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Authority necessary to be contained prior to Closing.

(d) The Company and Parent shall give any notices to third parties, and use reasonable best efforts to obtain any Consents (i) necessary, proper or advisable to consummate the transactions contemplated in this Agreement or (ii) required to be disclosed in the Disclosure Schedule. In the event that either party shall fail to obtain any Consent described in the immediately preceding sentence, such party shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to minimize any adverse effect upon the Company and/or Parent and their respective businesses resulting, or which would reasonably be expected to result after the Closing, from the failure to obtain such Consent.

Section 5.5 Delisting. Parent shall take all reasonable actions necessary to terminate the Company’s registration under the Exchange Act as soon as practicable following the Effective Time, and, if prior to the Effective Time, the Company shall have successfully relisted the Common Stock on the Nasdaq Stock Market, to delist the Common Stock from the Nasdaq Stock Market as soon as practicable following the Effective Time; provided, in each case that such termination and delisting shall not be effective until after the Effective Time.

Section 5.6 Access.

(a) From the date of this Agreement until the Closing, the Company shall, and shall cause its Subsidiaries to (i) give Parent, Merger Sub, their Representatives and their lenders, upon reasonable prior notice, reasonable access during normal business hours to the employees, agreements, contracts, books, records (other than confidential information contained in personnel files to the extent the disclosure of such information is prohibited by privacy laws), analysis, projections, plans, systems, personnel, commitments, offices and other facilities and properties of the Company and its Subsidiaries and their accountants and accountants’ work papers and (ii) furnish Parent on a timely basis with such financial and operating data and other information with respect to the business, operations and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request.

(b) With respect to the information disclosed pursuant to Section 5.6(a), the parties shall comply with, and shall cause their respective Representatives to comply with their respective obligations under the Confidentiality Agreement or any similar agreement entered into between the Company and any Person to whom the Company, any of its Subsidiaries or their respective Representatives provide information pursuant to this Section 5.6, it being understood and agreed by the parties that, notwithstanding Section 5.6(a): (i) the Company, any of its Subsidiaries and their respective Representatives shall have no obligation to furnish, or provide any access to, any information to any Person not a party to the Confidentiality Agreement or any similar agreement with respect to such information, (ii) Section 5.6(a) shall not require the Company to take or allow actions that would unreasonably interfere with the Company’s or any of its Subsidiaries’ operation of the Company’s business, and (iii) the Company shall not be required to provide access to or furnish any information if to do so would contravene any agreement to which the Company or any of its Subsidiaries is party as of the date of this Agreement or violate any Law, or where the Company has been advised that access to information would reasonably be expected to involve the waiver of a disclosure privilege of the Company or any of its Subsidiaries.

Section 5.7 Employee Matters.

(a) Parent will, or will cause the Surviving Corporation to, give individuals who are employed by the Company and its Subsidiaries immediately prior to the Effective Time who remain employed with the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (the “Affected Employees”) full credit for purposes of eligibility, vesting and determination of the level of benefits under any employee benefit plans or arrangements maintained by Parent or any Subsidiary of Parent for such Affected Employees’ service with the Company or any of its Subsidiaries to the same extent recognized immediately prior to the Effective Time; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit.

(b) Parent will, or will cause the Surviving Corporation to, (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to the Affected Employees under any welfare benefit plans that such employees may be eligible to participate in after the Effective Time, other than limitations or waiting periods that are already in effect with respect to such employees and that have not been satisfied as of the Effective Time under any welfare benefit plan maintained for the Affected Employees immediately prior to the Effective Time, and (ii) provide each Affected Employee with credit for any co-payments and deductibles paid in the calendar year in which the Effective Time occurs for purposes of satisfying any applicable deductible or out-of-pocket requirements for such year under any welfare benefit plans that Affected Employees are eligible to participate in after the Effective Time.

(c) For a period of not fewer than eighteen (18) months after the Closing Date, for each Affected Employee, Parent will, or will cause the Surviving Corporation to, maintain base compensation and benefits that are no less favorable to such Affected Employee as the Company or any of its Subsidiaries provided to such Affected Employee immediately prior to the Effective Time. Nothing in this Section 5.7 shall be deemed to grant any Affected Employee any right to employment with the Surviving Corporation or any subsidiary of the Surviving Corporation after the Effective Time.

(d) If requested by Parent, the Company Board shall adopt resolutions terminating the Company’s 401(k) Plan (the “Company 401(k) Plan”) effective no later than the day immediately prior to the Closing Date and provide notice to the trustee of the Company 401(k) Plan pursuant to the terms of the Company 401(k) Plan. Parent shall notify the Company, in writing, at least ten (10) business days prior to the Closing Date of any such request. If Parent makes such a request to terminate the Company 401(k) Plan, the Company shall provide Parent and the trustee of the Company 401(k) Plan with a copy of such Board resolutions. Neither the Company nor any of its Subsidiaries prior to Closing shall have any other responsibilities or obligations with respect to the termination of the Company 401(k) Plan. If the Company 401(k) Plan is terminated, Parent shall cause the trustee of a defined contribution plan in which employees of Parent or any of its Subsidiaries participate, to accept “eligible rollover distributions” (as such term is defined under Section 402 of the Code) from the Company 401(k) Plan.

Section 5.8 Public Disclosure; Confidentiality. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as may be required by applicable Law (including any filing made with the SEC by Parent pursuant to Section 13(d) of the Exchange Act) or by the rules and regulations of any stock exchange or trading market upon which one of the parties’ securities are listed as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable and (b) as may be consistent with actions taken by the Company or the Company Board (or any committee thereof) pursuant to Section 5.2(d) and Section 5.2(e).

Section 5.9 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent (on behalf of itself and Merger Sub) shall give prompt notice to the Company, of the occurrence or non-occurrence of (i) any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause or result in the conditions to closing set forth in either Section 6.2(a) or Section 6.3(a) not to be satisfied at the Closing or (ii) any failure of such party, as the case may be, to comply with or satisfy in all material respects any covenant, condition or agreement to be complied with or satisfied by it hereunder that would reasonably be expected to cause or result in the conditions to closing set forth in either Section 6.2(b) or Section 6.3(b) not to be satisfied at the Closing; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties or the conditions to the obligations of the parties hereto.

Section 5.10 Tax Filings. During the period from the date hereof to the Closing Date, the Company shall, and shall cause its Subsidiaries to: (i) timely file all Tax Returns (“Post-Signing Tax Returns”) required to be filed by the Company and its Subsidiaries, as the case may be, and all such Post-Signing Tax Returns shall be prepared in a manner consistent with past practice, (ii) timely pay all Taxes due and payable by the Company and its Subsidiaries, respectively, and (iii) promptly notify Parent of any Tax Claims pending against or with respect to the Company or any of its Subsidiaries (or any significant developments with respect to ongoing Tax Claims).

Section 5.11 Directors’ and Officers’ Insurance and Indemnification.

(a) For a period of not fewer than six (6) years after the Effective Time, Parent agrees, and Parent shall use reasonable best efforts to cause, the Surviving Corporation (or any successor to the Surviving Corporation) to indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (the “D&O Indemnified Parties”), against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of Parent or the Surviving Corporation, which consent shall not unreasonably be withheld)) arising out of or pertaining to actions, omissions or matters existing or occurring at, prior to or after the Effective Time to the fullest extent permissible under applicable provisions of the DGCL, the terms of the Company’s Organizational Documents, and under any agreements as in effect at the date hereof (true and correct copies of which have been previously provided to Parent). From and after the Closing, the Certificate of Incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to the exculpation and indemnifications than those set forth in the Company’s Organizational Documents, and such provisions shall not be amended, repealed or otherwise modified for a period of six (6) years following the Closing Date in any manner that would materially adversely affect the rights thereunder of any D&O Indemnified Party; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.

(b) Parent or the Surviving Corporation shall maintain the Company’s existing officers’ and directors’ liability insurance covering those officers, directors and other persons that are currently covered by the Company’s directors’ and officers’ liability insurance policy (“D&O Insurance”) for a period of not fewer than six (6) years after the Effective Time; provided, however, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors, officers or other persons; provided, further, that if the existing D&O Insurance expires or is terminated or cancelled during such period, then Parent or the Surviving Corporation shall use its reasonable best efforts to obtain substantially similar D&O Insurance; provided, further, that in no event shall Parent be required to pay annual premiums for insurance under this Section 5.11(b) in excess of 200% of the annual premium paid by the Company for such insurance coverage (the sum of such six (6) years of annual premiums, the “Maximum D&O Premium”); and provided, further, that if Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.11(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance (up to the amount of insurance required by this Section 5.11(b)) as can be obtained for the Maximum D&O Premium. In lieu of the foregoing, the Surviving Corporation may obtain a “tail” policy of substantially equivalent coverage and amounts containing terms no less favorable to such former directors, officers or other persons covering events occurring at, prior to or after the Effective Time for a period of not fewer than six (6) years after the Effective Time at a cost not to exceed the Maximum D&O Premium.

(c) In the event that Parent, the Surviving Corporation, any of their respective Subsidiaries or any of their respective, successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Parent, the Surviving Corporation or any such Subsidiary shall succeed to and assume the obligations thereof set forth in this Section 5.11.

(d) The provisions of this Section 5.11 are intended to be in addition to the rights otherwise available to the current and former officers, directors, employees and agents of the Company and its Subsidiaries by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, the D&O Indemnified Parties, their heirs and personal representatives and shall be binding on the Parent, the Surviving Corporation and their respective successors and assigns.

Section 5.12 State Takeover Laws. If any state takeover statute becomes or is deemed to become applicable to the Company, this Agreement or the Merger, then Parent, the Company and their respective boards of directors shall take all action reasonably necessary to render such statute inapplicable to the foregoing.

Section 5.13 Certain Actions and Proceedings.

Until this Agreement is terminated in accordance with Section 7.1, Parent shall have the right to participate in the defense or settlement of any action, suit or proceeding instituted against the Company (or any of its directors or officers) before any court or Governmental Authority or threatened by any Governmental Authority or any third party, including a Company shareholder, to restrain, modify or prevent the consummation of the transactions contemplated by this Agreement, or to seek damages or a discovery order in connection with such transactions.

ARTICLE VI

CONDITIONS

Section 6.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Authority which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing consummation of the Merger; provided, however, that prior to invoking this condition, the party so invoking this condition shall have used its reasonable best efforts to resist, resolve or lift any such statute, rule, regulation, order or injunction and shall have complied with its obligations under Section 5.4; provided, further, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the imposition of such order or injunction or the failure of such order to be resisted, resolved or lifted, as applicable.

(c) Governmental Consents. All regulatory consents, approvals and clearances of Governmental Authorities (other than the filing of the Certificate of Merger) which, if not obtained in connection with the consummation of the transactions contemplated hereby, would have a Material Adverse Effect, shall have been obtained; provided, however, that prior to invoking this condition, the party so invoking this condition shall have used its reasonable best efforts to obtain such consents, approvals and clearances and shall have complied with its obligations under Section 5.4; provided, further, that the right to assert this condition shall not be available to any party whose breach of any provision of this Agreement results in the failure to obtain such consents, approvals or clearances.

(d) Expiration of HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

Section 6.2 Additional Conditions of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the following additional conditions, which may be waived in whole or in part by Parent or Merger Sub:

(a) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true as of such earlier date), except where such failure(s) to be true and correct would not have a Material Adverse Effect.

(b) Covenants and Agreements. The Company shall have performed and complied with all of its covenants, obligations and agreements required by this Agreement to be performed or complied with by it at or prior to the Closing Date, except where such failure(s) to perform or comply would not have a Material Adverse Effect.

(c) Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.

(d) Certificate. Parent shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer and the Chief Operating Officer or another executive officer of the Company, to the effect that the conditions in Sections 6.2(a), (b) and (c) have been satisfied.

(e) FIRPTA Certificate. The Parent shall have received a properly executed statement prepared in accordance with the certification requirements set forth in Treasury Regulations Section 1.1445-2(c)(3) certifying that the Common Stock and the Company Stock Options are not U.S. real property interests.

Section 6.3 Additional Conditions of the Company. The obligations of the Company to effect the Merger shall be subject to the following additional conditions, which may be waived in whole or in part by the Company:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement, when read without any exception or qualification as to materiality or Material Adverse Effect, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that to the extent such representations and warranties expressly speak as of an earlier date, such representations and warranties shall be true as of such earlier date), except where such failure(s) to be true and correct would not have a Parent Material Adverse Effect.

(b) Covenants and Agreements. Parent and Merger Sub shall have performed and complied with all of their respective covenants, obligations and agreements required by this Agreement to be performed or complied with by them at or prior to the Closing Date, except where such failure(s) to perform or comply would not have a Material Adverse Effect.

(c) Certificate. The Company shall have received a certificate, dated the Closing Date, signed by two executive officers of Parent, to the effect that the conditions in Section 6.3(a) and Section 6.3(b) have been satisfied.

ARTICLE VII

TERMINATION

Section 7.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned:

(a) at any time prior to the Closing:

(i) by mutual written consent of Parent and the Company;

(ii) by Parent or the Company if the Closing shall not have occurred on or before November 30, 2006; provided, further, that the right to terminate this Agreement under this Section 7.1(a)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

(iii) by Parent or the Company, if any Law makes consummation of the Merger illegal or otherwise permanently prohibited or any Governmental Authority shall have issued a Governmental Order permanently enjoining or otherwise permanently prohibiting the transactions contemplated under this Agreement and such Governmental Order shall have become final and nonappealable and, prior to termination pursuant to this Section 7.1(a)(iii), each of the parties shall have used its reasonable best efforts to resist, resolve or lift, as applicable, the Law or Governmental Order and shall have complied in all material respects with its obligations under Section 5.4; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(a)(iii) shall not be available to any Party whose breach of any provision of this Agreement results in the imposition of any such Order or the failure of such Order to be resisted, resolved or lifted, as applicable;

(iv) by Parent or the Company, if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, which breach would result in the failure to satisfy one or more of the conditions set forth in Sections 6.2(a) or (b) (in the case of a breach by the Company) or Sections 6.3(a) or (b) (in the case of a breach by Parent or Merger Sub), and such breach shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by the party alleged to be in breach; provided, at the time of the delivery of such written notice, the party delivering such written notice shall not be in material breach of its obligations under this Agreement;

(v) by Parent, if the Company Board (subsequent to the recommendation of the Special Committee) (A) adversely modifies or qualifies, withholds or withdraws the Company Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Company Recommendation), or makes any filing or release, in connection with the Company Stockholder Meeting or otherwise, inconsistent with the Company Recommendation, (B) approves or recommends or resolves to recommend an Acquisition Proposal, (C) fails to publicly reconfirm the Company Recommendation within five (5) Business Days of being requested in writing to do so by Parent or (D) resolves or otherwise determines to take, or announces an intention to take, any of the foregoing; and

(vi) by the Company, prior to the obtaining of the Company Stockholder Approval, if permitted by, and in compliance with, Section 5.2(d).

(b) at any time after the Company Stockholder Meeting and any adjournments thereof, by either Parent or the Company if at the Company Stockholder Meeting or any adjournment thereof the Company Stockholder Approval shall not have been obtained.

Section 7.2 Effect of Termination. Except as otherwise set forth in this Section 7.2, if this Agreement is terminated by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the Company, Parent or Merger Sub or their respective officers or directors, except with respect to this Section 7.2, Section 7.3, ARTICLE VIII and the Confidentiality Agreement, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, none of the Company, Parent or Merger Sub shall be relieved or released from any liabilities or damages arising out of any willful and material breach of this Agreement.

Section 7.3 Fees and Expenses.

(a) In the event this Agreement is terminated by Parent pursuant to Section 7.1(a)(v) or by the Company pursuant to Section 7.1(a)(vi) the Company shall pay to Parent (or its designees) an amount equal to the sum of (i) $3,600,000 (the “Termination Fee”) plus (ii) up to an aggregate amount of $1,400,000 of all reasonable and accountable out-of-pocket expenses of Parent and its Affiliates, including reasonable and accountable fees and expenses of financial advisors, outside legal counsel, accountants, experts and consultants, reasonably incurred by Parent and its Affiliates or on their respective behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”).

(b) In the event that (i) this Agreement is terminated (A) by Parent pursuant to Section 7.1(a)(iv) as a result of a breach by the Company of Section 5.1, Section 5.2, Section 5.3, Section 5.4 or Section 5.6 or (B) by the Company or Parent pursuant to Section 7.1(a)(ii) and (ii) on or before the date of any such termination, (x) a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed and (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction (with all percentages in the definition of Acquisition Transaction increased to fifty percent (50%), then the Company shall pay to Parent (or its designees), upon the consummation of such Acquisition Transaction, an amount equal to the sum of (i) the Termination Fee plus (ii) Parent Expenses.

(c) Without limiting the Parent’s right under Section 7.3(a) or Section 7.3(b), in the event that (i) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) and (ii) after the date hereof and prior to such termination, (x) a bona fide Acquisition Proposal with respect to the Company shall have been publicly announced or disclosed and (y) within twelve (12) months of such termination, the Company shall have entered into a definitive agreement with respect to, or the Company shall have consummated, an Acquisition Transaction (with all percentages in the definition of Acquisition Transaction increased to fifty percent (50%)), then the Company shall pay to Parent (or its designees), upon the consummation of such Acquisition Transaction, an amount equal to the sum of (i) the Termination Fee plus (ii) Parent Expenses.

(d) Any payment required to be made pursuant to (i) Section 7.3(a) shall be made concurrently with the termination giving rise to the payments provided for in Section 7.3(a), (ii) Section 7.3(b) shall be made not more than two (2) Business Days after the satisfaction of the conditions provided for in Section 7.3(b) and (iii) Section 7.3(c) shall be made not more than two (2) Business Days after the satisfaction of the conditions provided for in Section 7.3(c). All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. No payment under this Section 7.3 shall limit in any respect any rights or remedies available to Parent and Merger Sub relating to any breach or failure to perform any representation, warranty, covenant or agreement set forth in this Agreement resulting, directly or indirectly, in the right to receive any payment under this Section 7.3.

(e) Parent and the Company acknowledge that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent would not have entered into this Agreement. Accordingly, if the Company fails promptly to pay any amount due pursuant to this Section 7.3 and, in order to obtain such payment, Parent commences a suit which results in a judgment against the Company for the amount set forth in this Section 7.3, such non-prevailing party shall pay to the prevailing party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile or by email transmission. Any such notice shall be deemed delivered (a) on the date delivered if by personal delivery, (b) on the date upon which receipt is signed or delivery is made, if mailed by registered or certified mail, (c) on the date upon which the return receipt is signed or delivery is refused or the notice is designated by the postal authorities as not deliverable, as the case may be, if mailed by registered or certified mail, (d) on the next succeeding Business Day if sent by national courier service, (e) on the date sent by facsimile if the appropriate facsimile confirmation is received by the sender, or (f) on the date sent if by email.

If to the Company:

2 Lower Ragsdale Drive

Suite 200

Monterey, CA 93940-5743

United States of America

Attention:	Robert MacDonald Vikas Arora, Esq.
Telephone:	(831) 333-2000
Facsimile:	(831) 333-2580

With a copy to:

Latham & Watkins LLP

633 W. Fifth St., Suite 400

Los Angeles, CA 90071-2007

Attention:	Paul D. Tosetti, Esq.
Jeffrey L. Kateman, Esq.
Telephone:	(213) 485-1234
Facsimile:	(213) 891-8763

If to Parent or Merger Sub:

ELC Holdings Corporation

c/o Thoma Cressey Equity Partners, Inc.

9200 Sears Tower

233 South Wacker Drive

Chicago, IL 60606-6331

Attention:	Carl D. Thoma, Managing Partner
Telephone:	(312) 777-4420
Facsimile:	(312) 777-4421

With a copy to:

Goodwin Procter LLP

901 New York Ave., N.W.

Washington, DC 20001

Attention:	J. Hovey Kemp, Esq.
Telephone:	(202) 346-4283
Facsimile:	(202) 346-4444

and

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention:	Kathy A. Fields, Esq.
Telephone:	(617) 570-1304
Facsimile:	(617) 523-1231

Section 8.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Parent and the Company or in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, no amendment or waiver may be made without further stockholder approval which, by Law or in accordance with the rules of any relevant stock exchange, requires further approval by such stockholders. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.3 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the consummation of the Merger.

Section 8.4 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of Parent or the Company; provided, that Parent and the Merger Sub may assign any of their rights and obligations hereunder, in whole or in part, to any Affiliate or Subsidiary of Parent without obtaining the consent of the Company; and further provided, that any such assignment shall not relieve Parent or Merger Sub of its obligations hereunder.

Section 8.5 Entire Agreement. This Agreement (including all Schedules and Annexes hereto), the Confidentiality Agreement, the Guaranty and the other agreements, documents and instruments delivered in connection herewith (other than the Voting Agreement and the Voting and Rollover Agreement) contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

Section 8.6 Parties in Interest. Subject to Section 8.4, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Except as set forth in Section 5.11, nothing in this Agreement, express or implied, is intended to confer upon any Person other than Parent, the Merger Sub or the Company or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

Section 8.7 Expenses. Except as expressly set forth in Section 7.3, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 8.8 Governing Law; Jurisdiction; Waiver of Trial by Jury.

(a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware state court, or federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court or, to the extent permitted by applicable Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware state or federal court, and (iv) waives, to the fullest extent permitted by applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware state or federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by applicable Law.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (iii) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.8(c).

Section 8.9 Specific Performance.

(a) The parties agree that if any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached, irreparable damage would occur, no adequate remedy at

Law would exist and damages would be difficult to determine, and that the parties shall be entitled to specific performance of the terms of this Agreement, in addition to any other remedy at law or equity.

(b) The parties hereto further agree that the current, former and prospective stockholders of Parent and their respective Affiliates (other than Parent and Merger Sub) are not parties to this Agreement and (i) the Company shall not have any right to cause any monies to be contributed to Parent by any current, former or prospective stockholder of Parent or any of their respective Affiliates and (ii) except to the extent provided in the Guaranty, the Company may not otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective stockholder of Parent or any Affiliate thereof (other than Parent and Merger Sub). Neither Parent nor Merger Sub shall have liability to the Company in respect of any claims for monetary damages that the Company may bring against Parent or Merger Sub pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by the Company against Parent or Merger Sub, in excess of $15,000,000 (the “Parent Liability Cap”). Notwithstanding any other provision of this Agreement, if the payment to the Company of any judgment for monetary damages would cause the Parent Liability Cap to be exceeded, such judgment shall be paid only in such portion as would not cause the Parent Liability Cap to be exceeded.

(c) The parties hereto further agree that the current, former and prospective stockholders of the Company and their respective Affiliates (other than the Company, Parent and Merger Sub) are not parties to this Agreement and (i) neither Parent nor Merger Sub shall have any right to cause any monies to be contributed to the Company by any current, former or prospective stockholder of the Company or any of their respective Affiliates and (ii) neither Parent nor Merger Sub may otherwise pursue any claim or seek any legal or equitable remedy in connection with this Agreement (including, for avoidance of doubt, monetary damages and specific performance) against any current, former or prospective stockholders of the Company or any Affiliate thereof (other than the Company). The Company shall have no liability to Parent or Merger Sub in respect of any claims for monetary damages that Parent or Merger Sub may bring against the Company pursuant to or in connection with this Agreement that are in an aggregate amount, including all other such claims that have been brought by Parent or Merger Sub against the Company, in excess of $15,000,000 (the “Company Liability Cap”). The Company Liability Cap shall be inclusive of the Termination Fee, Parent Expenses and any other monetary damages that Parent or Merger Sub may seek to obtain from the Company under this Agreement. Notwithstanding any other provision of this Agreement, if the payment to Parent of the Termination Fee, the Parent Expenses or any judgment for monetary damages would cause the Company Liability Cap to be exceeded, such Termination Fee, Parent Expenses or judgment shall be paid only in such portion as would not cause the Company Liability Cap to be exceeded.

(d) Neither Parent or Merger Sub, on the one hand, nor the Company, on the other hand, may bring a claim for monetary damages against the other party to this Agreement for breach of any representation and warranty made herein unless such breach was material and willful.

Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, including facsimile counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.

Section 8.11 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 8.12 Interpretation. When a reference is made in this Agreement to Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

Section 8.13 Headings. The heading references herein and in the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COMPANY
EXCELLIGENCE LEARNING CORPORATION

By:	/S/ RONALD ELLIOTT
	Name:	Ronald Elliott
	Title:	Chief Executive Officer

PARENT
ELC HOLDINGS CORPORATION

By:	/S/ CARL D. THOMA
	Name:	Carl D. Thoma
	Title:	President

MERGER SUB
ELC ACQUISITION CORPORATION

By:	/S/ CARL D. THOMA
	Name:	Carl D. Thoma
	Title:	President

[Signature Page to Merger Agreement]

Annex B

GUARANTY

This GUARANTY (this “Guaranty”), dated as of July 19, 2006, is entered into by and between Excelligence Learning Corporation, a Delaware corporation (the “Company”), and Thoma Cressey Fund VIII, L.P., a limited partnership (“Guarantor”). Capitalized terms used herein without definition have the meanings given to them in the Merger Agreement (as defined below).

RECITALS

WHEREAS, concurrently with the execution and delivery of this Guaranty, the Company, ELC Holdings Corporation, a Delaware corporation (“Parent”), and ELC Acquisition Corporation, a Delaware corporation (“Merger Sub”), are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for the Merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth therein;

WHEREAS, each of Parent and Merger Sub is an Affiliate of the Guarantor; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, the Guarantor has agreed to enter into this Guaranty;

NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Guarantor hereby agree as follows:

1. Guaranty. The Guarantor hereby irrevocably and unconditionally guarantees to the Company the prompt and complete payment and performance of the obligations of Parent and Merger Sub to the Company arising under the Merger Agreement (the “Guaranteed Obligations”); provided, however, that the maximum aggregate liability of the Guarantor hereunder shall not exceed $15,000,000 (the “Maximum Amount”). The Company hereby agrees that in no event shall the Guarantor, be required to pay to any Person under, in respect of, or in connection with this Guaranty more than the Maximum Amount, and that Guarantor shall not have any obligation or liability to any Person relating to, arising out of or in connection with this Guaranty other than as expressly set forth herein.

2. Terms of Guaranty.

(a) This Guaranty is one of payment, not collection, and a separate action may be brought and prosecuted against the Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Parent or whether Parent is joined in any such action or actions. Without limiting the foregoing, Guarantor waives any right to require that any recourse be had by the Company to (i) the Company’s rights against any other Person, including Parent or Merger Sub, or (ii) any other right or remedy available to the Company by contract, Law or otherwise.

(b) Notwithstanding any other provision of this Guaranty, the Company hereby agrees that (i) the Guarantor may assert, as a defense to any payment or performance by Guarantor under this Guaranty, any claim, set-off, deduction or defense that Parent or Merger Sub could assert against the Company under the terms of the Merger Agreement or that could otherwise be asserted by Parent or Merger Sub against the Company in any action by the Company against Parent or Merger Sub and (ii) any failure by the Company to comply with the terms of the Merger Agreement, including, without limitation, any breach by the Company of the representations, warranties and covenants contained therein or in any of the agreements, certificates and other documents required to be delivered by the Company pursuant to the terms of the

Merger Agreement (whether such breach results from fraud, intentional misrepresentation or otherwise), that would relieve Parent and Merger Sub of their obligations under the Merger Agreement shall relieve the Guarantor of its obligations under this Guaranty to the same extent.

3. Sole Remedy.

(a) The Company hereby acknowledges and agrees that neither Parent nor Merger Sub has any assets as of the date hereof, and that the Company shall not have any right to cause any monies to be contributed to Parent by any current, former or prospective stockholder, officer, member, director, agent, employee, Affiliate or assignee of the Guarantor.

(b) The Company hereby agrees that no Person other than the Guarantor shall have any obligation or liability arising out of, in connection with or relating to this Guaranty and that neither the Company nor any other Person shall have any remedy, recourse or right of recovery against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of the Guarantor, or against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of any of the foregoing, whether through the Guarantor or otherwise, by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent or Merger Sub against the Guarantor or against any current, former or prospective stockholder, member, general or limited partner, officer, director, agent, employee, Affiliate or assignee of the Guarantor, Parent or Merger Sub or any of their respective Affiliates, or otherwise.

(c) Recourse by the Company against the Guarantor under this Guaranty shall be the sole and exclusive remedy of the Company against the Guarantor or any of its Affiliates (other than Parent or Merger Sub) in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against Guarantor or any of its Affiliates (other than Parent or Merger Sub), except for claims by the Company against the Guarantor under this Guaranty. Nothing set forth in this Guaranty shall affect or be construed to affect any liability of Parent or Merger Sub to the Company or shall confer or give, or shall be construed to confer or give, to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person in respect of or relating to any obligation or liability of the Guarantor arising out of, in connection with or relating to this Guaranty.

(d) Notwithstanding any provision hereof or otherwise, including by applicable Law, no obligation or liability contained in, arising out of, in connection with or relating to this Guaranty shall be enforceable by way of specific performance.

4. Representations and Warranties of Guarantor. Guarantor hereby represents and warrants to the Company as set forth below:

(a) The execution and delivery of this Guaranty and the performance by Guarantor of its obligations hereunder have been duly and validly authorized by all necessary limited partnership action, and no other proceedings on the part of Guarantor are necessary to authorize the execution and delivery of this Guaranty and the performance by Guarantor of its obligations hereunder.

(b) This Guaranty has been duly executed and delivered by Guarantor, and constitutes a valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

(c) None of the execution, delivery or performance of this Guaranty by Guarantor will (i) require any consent or approval that has not been obtained under; (ii) require notice that has not been given under; or (iii) violate, conflict with, breach, constitute a default (or an event which, with notice or lapse of time or both, would violate, conflict with, breach, or constitute a default) under or result in the termination of (or the right of its limited partners to terminate) its limited partnership agreement and/or other governing documents.

(d) As of the date hereof, Guarantor has sufficient liquid and unencumbered assets (or the enforceable right to obtain such assets from its limited partners in connection with this Guaranty pursuant to the terms of its limited partnership agreement or other governing documents) to satisfy its obligations under this Guaranty, and will maintain at least such amount of liquid and unencumbered assets (or the right to maintain such assets) until the termination of this Guaranty in accordance with Section 5 hereof.

5. Termination. This Guaranty shall terminate upon the earlier to occur of (i) the Effective Time and (ii) the final, non-appealable adjudication or settlement of any litigation, action, arbitration, proceeding, demand or claim by the Company against Parent, Merger Sub or Guarantor. In the event that the Company or any of its Affiliates asserts in any litigation relating to this Guaranty that the provisions of Section 1 hereof limiting the maximum aggregate liability of the Guarantors to the Maximum Amount or the provisions of Section 3 hereof are illegal, invalid or unenforceable in whole or in part, the obligations of the Guarantor under this Guaranty shall terminate forthwith and shall thereupon be null and void; provided, however, that the foregoing provisions of this sentence shall not apply in respect of any litigation involving claims against Parent, Merger Sub, the Guarantor or any of their Affiliates based on fraud (including fraudulent conveyance).

6. Continuing Guaranty. Unless terminated pursuant to the provisions of Section 5 hereof, this Guaranty is a continuing one and shall remain in full force and effect until the indefeasible payment and satisfaction in full of the Guaranteed Obligations, and shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted transferees and assigns.

7. Entire Agreement. This Guaranty constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, between the Guarantor or any of their Affiliates on the one hand, and the Company or any of its Affiliates on the other hand.

8. Amendments and Waivers.

(a) No amendment or waiver of any provision of this Guaranty shall be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Guarantors and the Company, or in the case of waiver, by the party against whom the waiver is sought to be enforced. No waiver by a party of any breach or violation of, or default under, this Guaranty shall be deemed to extend to any prior or subsequent breach, violation or default hereunder or to affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission by any party in exercising any right, power or remedy under this Guaranty shall operate as a waiver thereof.

(b) To the fullest extent permitted by Law, Guarantor waives presentment to, demand of payment from and protest to the Company, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. To the fullest extent permitted by Law, the obligations of Guarantor hereunder shall not be affected by (i) the failure of the Company to assert any claim or demand or to exercise or enforce any right or remedy against Parent or Merger Sub under the provisions of the Merger Agreement or otherwise, or (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions, of the Merger Agreement.

9. Counterparts. This Guaranty may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. This Guaranty shall become effective when duly executed by each party hereto.

10. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by telecopy or telex, overnight courier service or by registered or certified mail (postage prepaid, return receipt requested), to the respective parties at the following addresses or at such addresses as shall be specified by the parties by like notice:

(a)	If to the Guarantor:

Thoma Cressey Fund VIII, L.P.
c/o Thoma Cressey Equity Partners, Inc.
9200 Sears Tower
233 South Wacker Drive
Chicago, IL 60606-6331
Attention:	Carl D. Thoma, Managing Partner
Telephone:	(312) 777-4420
Facsimile:	(312) 777-4421

(b)	If to the Company:

2 Lower Ragsdale Drive
Suite 200
Monterey, CA 93940-5743
United States of America
Attention:	Robert MacDonald
Vikas Arora, Esq.
Telephone:	(831) 333-2000
Facsimile:	(831) 333-2580

11. Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent that mandatory provisions of federal law apply.

12. Jurisdiction and Venue; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the State of Delaware and any appellate court thereof, in any action or proceeding arising out of or relating to this Guaranty or any of the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action except in such court, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware state court, (c) waives, to the fullest extent it may legally and effectively do so any objection which it may now or hereafter have to venue of any such action or proceeding in any such Delaware state court, and (d) waives, to the fullest extent permitted by law, the defense of any inconvenient forum to the maintenance of such action or proceeding in any such Delaware state court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to service of process in any such action or proceeding in the manner provided for notices in Section 10 of this Guaranty; provided, however, that nothing in this Guaranty shall affect the right of any party hereto to serve process in any other manner permitted by law.

13. Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS GUARANTY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY AND ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND

ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS CONTAINED IN THIS SECTION 13.

14. Severability. Any term or provision of this Guaranty that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Guaranty or affecting the validity or enforceability of any terms or provisions of this Guaranty in any other jurisdiction so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party; provided, however, that this Guaranty may not be enforced without giving effect to the limitation of the amount payable hereunder to the Maximum Amount provided in Section 1 hereof and to the provisions of Sections 3 and 5 hereof. No party hereto shall assert, and each party shall cause its respective Affiliates not to assert, that this Guaranty or any part hereof is invalid, illegal or unenforceable.

15. Headings. Headings are used for reference purposes only and do not affect the meaning or interpretation of this Guaranty.

16. Parties in Interest. This Guaranty shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Guaranty, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Guaranty.

17. Defined Terms. Capitalized terms used by not otherwise defined herein shall have the meanings given to them in the Merger Agreement.

[Signatures follow on next page]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Guaranty as of the date first above written.

GUARANTOR

THOMA CRESSEY FUND VIII, L.P.

By:	TC Partners VIII, L.P.
Its:	General Partner

	By:	Thoma Cressey Equity Partners, Inc.
	Its:	General Partner

	By:	/s/ Carl D. Thoma
Carl D. Thoma, Partner

COMPANY

EXCELLIGENCE LEARNING CORPORATION

By:	/s/ Ronald Elliott
	Name:	Ronald Elliott
	Title:	Chief Executive Office

[Signature Page to Guaranty]

Annex C

July 19, 2006

Personal and Confidential

Special Committee of the Board of Directors

Excelligence Learning Corporation

2 Lower Ragsdale Drive, Suite 200

Monterey, CA 93940

Members of the Committee:

You have requested our opinion as to the fairness, from a financial point of view, to the holders (other than the Rollover Shareholder, as defined below) of common stock of Excelligence Learning Corporation (the “Company”) of the Merger Consideration (as defined below) to be exchanged pursuant to the Agreement and Plan of Merger (the “Agreement”), to be entered into among the Company, ELC Holdings Corporation (“Acquiror”), and ELC Acquisition Corporation (“Merger Sub”), a wholly owned subsidiary of Acquiror. The Agreement provides for the merger (the “Merger”) of the Merger Sub with and into the Company pursuant to which, among other things, each share of common stock of the Company will be converted into the right to receive $13.00 in cash (the “Merger Consideration”). We understand that a certain shareholder and executive officer of the Company (the “Rollover Shareholder”) will enter into a voting and rollover agreement pursuant to which he will, immediately prior to the Closing, exchange a portion of the shares of Company common stock held by him for shares of capital stock of Acquiror. The terms and conditions of the Merger are more fully set forth in the Agreement. Capitalized terms not otherwise defined will have the same meaning as in the Agreement.

We, as a customary part of our investment banking business, engage in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Special Committee of the Board of Directors in connection with the Merger and will receive a fee from the Company which is contingent upon the consummation of the Merger. We will receive a fee from the Company for providing this opinion, which is not contingent upon consummation of the Merger and will be credited against the fee for financial advisory services. In the ordinary course of our business, we and our affiliates may actively trade securities of the Company for our own account or the account of our customers and, accordingly, we may at any time hold a long or short position in such securities. We have in the past furnished, for a fee, financial advisory services to a company controlled by the controlling shareholder of Acquiror and may seek to provide services to other businesses controlled by such person.

In connection with our review of the Merger, and in arriving at our opinion, we have: (i) reviewed the financial terms of the draft of Agreement July 19, 2006; (ii) reviewed certain business, financial and other information and data with respect to the Company publicly available or made available to us from internal records of the Company; (iii) reviewed Company management’s estimates of certain non-recurring expenses relating to its restatement of financial information, the related SEC Investigation and other litigation not in the ordinary course of business and the pro forma financial effect upon historical financial results of adjusting for these non-recurring expenses; (iv) reviewed certain internal financial projections for the Company on a stand-alone basis and estimates of Company net operating loss tax benefits, prepared for financial planning purposes and furnished to us by the management of the Company; (v) conducted discussions with members of the senior management of the Company with respect to the business and prospects of the Company; (vi) reviewed the reported prices and trading activity of Company common stock and similar information for certain other companies deemed by us to be comparable to the Company; (vii) compared the financial performance of the Company with that of certain other publicly traded companies deemed by us to be comparable to the Company; (viii) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions; (ix) performed a discounted cash flows analysis for the Company on a stand-alone basis; and (x) reviewed the premiums paid, to the extent publicly available, of selected merger transactions. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

We have relied upon and assumed the accuracy and completeness of the financial, accounting and other information discussed with or reviewed by us and have not assumed responsibility independently to verify such information. We have further relied upon the assurances of the Company’s management that the information provided has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make the information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that the Company is not party to any material pending transaction, including any external financing, recapitalization, acquisition or merger, other than the Merger, and with respect to financial forecasts, pro forma adjustments, estimates of net operating loss tax benefits and other estimates and forward-looking information relating to the Company and the Merger reviewed by us, we have assumed that such information reflects the best currently available estimates and judgments of the Company’s management. We express no opinion as to any financial forecasts, pro forma adjustments, net operating loss or other estimates or forward-looking information of the Company or the assumptions on which they were based.

We have assumed the Merger will be consummated pursuant to the terms of the Agreement without amendments thereto and without waiver by any party of any conditions or obligations thereunder. In arriving at our opinion, we have assumed that all the necessary regulatory approvals and consents required for the Merger will be obtained in a manner that will not adversely affect the Company or alter the terms of the Merger.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished with any such appraisals or valuations. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, governmental proceedings or investigations, possible unasserted claims or other contingent liabilities, to which either the Company or its affiliates is a party or may be subject and at the Company’s direction and with its consent, our opinion makes no assumption concerning and therefore does not consider, the possible assertion of claims, outcomes, damages or recoveries arising out of any such matters, including the SEC Investigation. The analyses performed by Piper Jaffray in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company. No company or transaction used in any analysis for purposes of comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which the Company and the Merger were compared and other factors that could affect the public trading value or transaction value of the companies.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of common stock of the Company have traded or such stock may trade following announcement of the Merger or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

This opinion is directed to the Special Committee of the Board of Directors of the Company in connection with its consideration of the Merger and is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger. Notwithstanding the foregoing, the Board of Directors of the Company is authorized to rely upon this opinion. Except with respect to the use of this opinion in connection with the proxy statement and Schedule 13e-3 Transaction Statement relating to the Merger in accordance with our engagement letter with the Company, this opinion shall not be published or otherwise used, nor shall any public references to us be made, without our prior written approval.

This opinion addresses solely the fairness, from a financial point of view, to holders, other than the Rollover Shareholder, of common stock of the Company of the proposed Merger Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Merger. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Merger, Acquiror’s or the guarantor’s under the Guaranty ability to fund the Merger Consideration or any solvency or fraudulent conveyance consideration relating to the Merger.

Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that the Merger Consideration is fair, from a financial point of view, to the holders of common stock of the Company, other than the Rollover Shareholder, as of the date hereof.

Sincerely,

PIPER JAFFRAY & CO.

Annex D

Delaware General Corporation Law Section 262

SECTION 262 APPRAISAL RIGHTS. — (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g)) of this title, § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by ELC Holdings immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within twenty days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder’s appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

PROXY

EXCELLIGENCE LEARNING CORPORATION

Proxy Solicited on Behalf of the Board of Directors of Excelligence Learning

Corporation for the Special Meeting on November 29, 2006

The undersigned hereby acknowledges receipt of the Excelligence Learning Corporation Notice of Special Meeting and Proxy Statement and hereby constitutes and appoints Vikas Arora and Judith McGuinn, and each of them, its true and lawful agents and proxies, with full power of substitution in each, to attend the Special Meeting of Stockholders of Excelligence Learning Corporation on November 29, 2006, at 9:00 a.m. local time, at Embassy Suites Hotel, 1441 Canyon Del Rey Boulevard, Seaside, California 93955, including at any adjournment or postponement thereof, and to vote on the matters indicated all the shares of Common Stock which the undersigned would be entitled to vote if personally present.

Please mark, sign and date this Proxy Card on the reverse side and return it promptly using the enclosed reply envelope.

Continued, and to be completed, on reverse side

Address Change/Comments (Mark the corresponding box on the reverse side)

é FOLD AND DETACH HERE é

You can now access your Excelligence Learning Corporation account online.

Access your Excelligence Learning Corporation shareholder/stockholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Excelligence Learning Corporation, now makes it easy and convenient to get current information on your shareholder account.

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This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted for the adoption of the merger and for the adjournment of the special meeting, if necessary to solicit additional proxies if there are insufficient votes at the time of meeting to adopt the merger agreement.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR Proposal 1 and FOR Proposal 2.

1. Merger Proposal The adoption of the Agreement and Plan of Merger, dated as of July 19, 2006, by and among ELC Holdings Corporation, ELC Acquisition Corporation and Excelligence Learning Corporation.	FOR ☐	AGAINST ☐	ABSTAIN ☐	3.	In their discretion, upon such other matters as may properly come before the Special Meeting. MEETING ATTENDANCE Please mark this box if you plan to attend the meeting.	☐

2. Adjournment of Meeting Proposal

The adjournment of the special meeting, if necessary, to solicit additional proxies if there are insufficient votes at the time of the meeting to adopt the merger agreement.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature ___________________________	Signature ___________________________	Date ___________________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

é FOLD AND DETACH HERE é